Table of Contents

As filed with the Securities and Exchange Commission on September 3, 2021

Registration No. 333-[______]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOCUS UNIVERSAL INC.

(Exact name of registrant as specified in its charter)

Nevada	3823	46-3355876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2311 East Locust Court, Ontario, CA	91761
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 272-3883

Nevada Business Center, LLC

701 S. Carson St. Suite 200

Carson City, NV 89701

(775) 887-8853

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert J. Bradshaw, Esq. William L. Horn, Esq. Wilson Bradshaw LLP 18818 Teller Avenue, Suite 115 Irvine, CA 92612 Tel: (917) 830-6517 Fax: (917) 791-8877 gbradshaw@wbc-law.com	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☑	Smaller reporting company: ☑
Emerging growth company: ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common stock, par value $0.001 per share (2)	2,300,000	$16.00	$36,800,000	$4,014.88
Representative’s Warrants to purchase Common Stock (3)	–	–	–	–
Shares of Common Stock issuable upon exercise of the Representative’s Warrants (4)(5)	161,000	$20.00	$3,220,000	$351.30
Total:			$40,020,000	$4,366.18

________________________

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, using the average of the high and low prices of our common stock as reported on the NASDAQ Capital Market on September 3, 2021.

(2)	Includes the aggregate offering price of up to 300,000 additional shares (equivalent to 15% of the total number of securities sold in this offering) that the underwriters have the option to purchase to cover over-allotment, if any.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the Representative’s Warrants are registered hereby, no separate registration fee is required with respect to the Representative’s Warrants registered hereby.

(4)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotment, if any.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of the Representative’s Warrants of $3,220,000. Assumes the full exercise of the underwriter’s over-allotment option.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON SEPTEMBER 3, 2021

FOCUS UNIVERSAL INC.

2,000,000 SHARES OF COMMON STOCK

Focus Universal Inc., a Nevada corporation (“Focus Universal,” “the Company,” “we,” “us,” and “our,”), is offering 2,000,000 shares of common stock, $0.001 par value per share, on a firm commitment basis at an assumed offering price of $14.00 to $16.00 per share. Our common stock is listed on the NASDAQ Capital Market under the symbol “FCUV.” On September3, 2021, the last reported sale price of our common stock as reported on the NASDAQ Capital Market was $[16.58 per share. The final public offering price will be determined through a negotiation between us and the underwriters in the offering at the time of pricing, and may be at a discount to the trading price of our common stock on the NASDAQ Capital Market. This price will fluctuate based on the demand for our common stock. Accordingly, the assumed public offering price used throughout this prospectus may not be indicative of the actual final public offering price.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We will receive proceeds from the sale of the shares being registered in this offering. See “Use of Proceeds” for more information about how we will use the proceeds from this offering.

An investment in our common stock is speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share		Total
Public offering price	$	[_]	$	[_]
Underwriting discounts and commissions(1)	$	[_]	$	[_]
Proceeds, before expenses, to us	$	[_]	$	[_]

(1)	See “Underwriting” on page [78] for additional disclosure regarding underwriting discounts and commissions, overallotments, and reimbursement of expenses.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to an additional 300,000 shares of common stock at the public offering price, less the underwriting discount.

We anticipate that delivery of the shares will be made on or about [--], 2021.

Boustead Securities

The date of this prospectus is September 3, 2021.

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AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Focus Universal Inc. and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. This prospectus contains forward-looking statements and information relating to Focus Universal. See “Cautionary Note Regarding Forward-Looking Statements” on page 22.

Company Overview

Focus Universal Inc. (the “Company,” “we,” “us,” or “our”) is a Nevada corporation. We have developed four fundamental disruptive proprietary technologies which we believe solves the most fundamental problems plaguing the internet of things (“IoT”) industry by: (1) increasing overall chip integration by shifting it to the device level; (2) creating a faster 5G cellular technology by using Ultra-narrowband technology; (3) leveraging ultra-narrowband power line communication (“PLC”) technology; and (4) User Interface Machine auto generation technology. Our Universal smart technology is designed to overcome instrumentation interoperability and interchangeability. The electronic design starts from a 90% completed common foundation we call our universal smart instrumentation platform (“USIP”), instead of the current method of building each stand-alone instrument from scratch. Our method eliminates redundant hardware and software and results in significant cost savings and production efficiency. We have developed software machine auto generation technology to replace the manual software designs which are currently in use and cannot satisfy the exponential growth of future IoT industry demand. Our ultra-narrowband PLC enables our users to send data over existing electricity power cables and immediately establish a ubiquitous data network without substantial new investment for a dedicated wiring infrastructure. Our ultra-narrow band technology is capable of overcoming the noise problems communicating through power lines that have hindered our competitors for over a century. Our wireless communication technology allows for longer-range coverage, is more energy effective and has much faster data sending speeds than the current 5G technology speeds being used. We also provide sensor devices and are a wholesaler of various air filters and digital, analog, and quantum light meter systems.

We are heavily engaged in the research and development on an electric power line communication (“PLC”) technology and have filed three patents with the U.S. Patent and Trademark Office (“USPTO”) related to our Ubiquitor device and the design of a quantum PAR photo sensor (See Section entitled “Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions,” herein). Eventually, we hope that PLC technology can further enhance smart IoT installations powered by the Ubiquitor.

Our focus going forward will be in the development, sale and installation of: products using our proprietary IoT and PLC technologies; universal smart monitors and controllers for the gardening industry; and distributed shared universal smart home products, including products offering control of lighting and air conditioning, swimming pools, garage doors, sprinklers, motorized curtains, smoke detectors, carbon monoxide detectors, motion sensors, leak detectors, doorbells, and surveillance cameras.

We entered the residential and commercial automation installation service industry through the acquisition of AVX Design and Integration, Inc. (“AVX”) in March of 2019. AVX was established in the year 2000 with the goal of providing high-performance, easy-to-use audio/video, home theater, lighting control, automation and integration services for high-net-worth residential projects in southern California. We believe we can integrate our devices and PLC technology into the IoT installation business in both residential and commercial spaces and substantially reduce the costs of IoT installation as well as enhance IoT integration capabilities. We believe the Ubiquitor will be integral in our distributed shared universal smart home products, and we plan to have AVX install these products starting in the greater Los Angeles area.

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Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in the “Risk Factors” section beginning on page 5 before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition and/or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•	We have a limited operating history, have a history of operating losses and expect to incur additional losses in the future.

•	We will need additional funding to manufacture and market our Ubiquitor sensor and to implement our plan of operations. If we are unable to raise capital, we will be forced to delay or eliminate the launch of this product, which would substantially affect our revenue and results of operations.

•	The commercial success of our current and anticipated products depends upon market acceptance, which is unproven. The market for our products is intensely competitive and is characterized by rapid technological advances and low margins.

•	The success of our products may depend upon customers’ willingness to adopt a smartphone as the platform for our sensors. If this platform is not well received, our revenue and results of operations will be materially adversely affected.

•	We depend on third parties to manufacture our products; procure necessary parts, components and materials; and perform quality control checks.

•	We depend on the continued service of a few key personnel, including our Chief Executive Officer. Loss of these personnel could delay our plan of operations and harm our ability to service our customers.

•	We may be unable to manage our post-acquisition growth effectively, which could result in our business being materially adversely affected.

•	Increased competition in the IoT industry could have a negative impact on our business prospects.

•	We have concluded that there are significant deficiencies and material weaknesses in our internal controls. As a result, we may not be able to provide timely or accurate financial statements, which could result in regulatory or enforcement actions by the SEC.

•

The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken to contain it or treat its impact. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this Prospectus.

•	There is a very limited public market for the shares of common stock offered hereby. Investors may not be able to liquidate their shares or may encounter considerable delays in selling the shares.

Corporate Information

We are based in Ontario, California, and were incorporated in Nevada in 2012.

Our website is www.focusuniversal.com. Our website and the information contained therein, or connected thereto, are not intended to be incorporated into this Registration Statement on Form S-1.

Our principal executive offices are located at 2311 East Locust Court, Ontario, CA 91761. Our telephone number is (626) 272-3883, and our website is www.focusuniversal.com.

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JOBS Act and the Implications of Being an Emerging Growth Company

The United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are “emerging growth companies.” We are an “emerging growth company” as defined in Section 3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer,” as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a “smaller reporting company” in Exchange Act Rule 12b-2, an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a “smaller reporting company.” In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance. We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

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THE OFFERING

Securities Being Offered	2,000,000 shares of our common stock.

Shares of Common Stock Outstanding Prior to the Offering	43,259,741 shares of our common stock.

Shares of Common Stock Outstanding Immediately Following this Offering	45,881,741 including the exercise of the underwriter’s options and warrants to purchase additional shares in full

Offering Price Per Share	$[5.00*] per share of common stock, pursuant to the terms herein.

Use of Proceeds

We estimate our net proceeds from this offering, after deducting expenses payable by us at closing (including underwriter discounts and commissions), will be approximately $27,750,000 (or approximately $31,980,000 if the underwriter exercises in full its option to purchase up to 300,000 additional shares of common stock), based on the assumed offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Any proceeds that received from this offering will be generally used for: (1) research and development into the Ubiquitor transmitting new types of data across existing power cables and power line communications; (2) manufacturing and assembly of more high-tech Ubiquitor devices (including purchase of specialty assembly tooling); (3) marketing and business development; and (4) other general corporate purposes.

In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions. See the section titled “Use of Proceeds” for additional information.

Market for Common Stock	Our common stock is listed on the NASDAQ Capital Market under the symbol “FCUV.”

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5.
Voting Rights

Shares of our common stock are entitled to one vote per share. There are no other classes of stock and, therefore, all holders of our common stock, including our officers and directors, are entitled to the same voting rights.

Lock-Ups

We, our officers and directors, and certain holders of our capital stock will enter into lock-ups restricting the transfer of shares of, or relating to, our capital stock for twelve (12) months after the date of this prospectus.

Over-Allotment	We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement, to purchase up to an additional 300,000 shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions.

Unless we indicate otherwise, all information in this prospectus:

•	assumes no exercise by the representatives of the underwriters of its option to purchase up to an additional 300,000 shares of common stock; and

•	excludes 315,000 shares of our common stock issuable upon exercise of outstanding stock options by the members of our board of directors at a weighted average exercise price of $4.80 per share as of August 26, 2021.

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RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

Risks Related to our Business and Industry

We have a limited operating history and a history of operating losses, and we may not be able to sustain profitability.

We were incorporated on December 4, 2012; and as of June 30, 2021, we had an accumulated deficit of $10,878,775. We have a limited operating history upon which an evaluation of our future success or failure can be made. Additionally, if we are not successful in growing revenues and controlling costs, we will not maintain profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Because we have a limiting operating history with positive revenues, you may not be able to accurately evaluate our operations.

We were incorporated on December 4, 2012 and have had limited profitable operations to date. Therefore, we have a limited profitable operating history upon which to evaluate the merits of investing in our company. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business, and additional costs and expenses that may exceed current estimates. However, we expect to continue generating revenues. Additionally, we recognize that if the effectiveness of our business plan is not forthcoming, we will not be able to continue business operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We require significant funding to develop, manufacture and market our Ubiquitor wireless sensor.

We may ultimately require up to $20 million to fund the development, manufacturing, assembly and marketing strategy for our product. Once we achieve this fund-raising goal, we intend to position ourselves in the small device market, establishing the price at below a few hundred dollars. Due to superior functionality and low price, we expect to capture this section of the market fairly easily. Once our product and service matures, and the Company becomes better known, we believe we could gain market share in the high-end market. None of this will be possible if we fail to obtain the funding we require. There is no guarantee that additional funding can be obtained on favorable terms, if at all.

We depend on key personnel.

Our future success will depend in part on the continued service of key personnel, particularly, Desheng Wang, our Chief Executive Officer, and Edward Lee, the Chairman of our Board.

If any of our directors and officers choose to leave the company, we will face significant difficulties in attracting potential candidates for replacement of our key personnel due to our limited financial resources and operating history. In addition, the loss of any key employees or the inability to attract or retain qualified personnel could delay our plan of operations and harm our ability to provide services to our current customer, Hydrofarm, and harm the market’s perception of us.

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Regulatory actions could limit our ability to market and sell our products.

Many of our products and the industries in which they are used are subject to U.S. and foreign regulation. Government regulatory action could greatly reduce the market for our Ubiquitor device and for smart home installation. For example, the power line medium, which is the communications medium that could be used by some of our products, is subject to special regulations in North America, Europe and Japan. In general, these regulations limit the ability of companies such as ours to use power lines as a communication medium. In addition, some of our competitors have attempted or may attempt to use regulatory actions to reduce the market opportunity for our products or to increase the market opportunity for their own products.

We outsource our product manufacturing and are susceptible to problems in connection with procurement, decreasing quality, reliability and protectability.

We assemble our Ubiquitor devices by using fully manufactured parts, the manufacturing of which has been fully outsourced. We have no direct control over the manufacturing processes of our products. This lack of control may increase quality or reliability risks and could limit our ability to quickly increase or decrease production rates.

Our business operations and financial performance may be affected by the coronavirus pandemic.

The coronavirus pandemic has adversely affected economies throughout the world. With the continued spread of the coronavirus in the United States and other countries, it is unclear how economic activity and workflow might be impacted on a worldwide basis generally or for our company specifically. If the pandemic continues and/or conditions worsen, we may experience a disruption in our supply chain as well as a decline in sales activities and customer orders. The impact of the coronavirus on our operations is uncertain at this time. Given the rapidly changing situation related to this pandemic, we believe it could have a material adverse effect on our business, financial conditions and results of operations. During 2020, our subsidiary AVX was negatively impacted by the COVID-19 pandemic. AVX encountered delays in certain projects due to the government-imposed restrictions affecting access to job sites as well as clients contracting the coronavirus. We also had employees contract the virus, which negatively impacted our research and development. In 2021, we had delays in receiving the inventory necessary for Perfecular to fulfill sales orders due to a shortage of shipment containers caused by the pandemic, which resulted in delays in completing our sales cycles.

We outsource the manufacturing of key elements of our quantum light meters and air filters to a single manufacturing partner, with whom we do not have a formal contractual relationship.

We outsource the manufacture of our quantum light meter and air filtration devices to a single contract manufacturer, Tianjin Guanglee Technologies Ltd. (“Tianjin Guanglee”). If Tianjin Guanglee’s operations are interrupted or if Tianjin Guanglee is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders, and we may be required to seek new manufacturing partners in the future. Tianjin Guanglee has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively create components making up our devices or to repair special tooling. In addition, as of the date of this prospectus, we do not have a formal development and manufacturing agreement that regulates our business relationship with Tianjin Guanglee. Although we continue to operate under the terms of an oral agreement, and we believe there are a multitude of manufacturers that could quickly replace Tianjin Guanglee, our manufacturing operations could be adversely impacted if we are unable to enforce Tianjin Guanglee’s performance.

Our potential inability to adequately protect our intellectual property during the outsource manufacturing of our filtration products in China could negatively impact our performance.

In connection with our manufacturing outsourcing arrangements, we rely on third-party manufacturers to implement customary manufacturer safeguards onsite, such as the use of confidentiality agreements with employees, to protect our proprietary information and technologies during the manufacturing process. However, these safeguards may not effectively prevent unauthorized use of such information and technical knowhow or prevent the manufacturers from retaining them. We face risks that our proprietary information may not be afforded the same protection in China as it is in countries with more comprehensive intellectual property laws, and local laws may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights in China, and failure to obtain or maintain intellectual property or trade secret protection could adversely affect our competitive business position. In the event that the third-party manufacturers of our proprietary products misappropriate our intellectual property, our business, prospects and financial condition could be materially and adversely affected.

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The size and future growth in the market for our Ubiquitor device or our PLC technology under development has not been established with precision and may be smaller than we estimate, possibly materially. If our estimates and projections overestimate the size of this market, our sales growth may be adversely affected.

Our estimates of the size and future growth in the market for our Ubiquitor device or our PLC technology under development is based on a number of internal studies, reports and estimates. In addition, our internal estimates are based in large part on current feedback from clients using current generation technology and our belief is that the use and implementation in the United States and worldwide will be extensive. While we believe we are using effective tools in estimating the total market for Ubiquitor device or our PLC technology, these estimates may not be correct and the conditions supporting our estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. The actual demand for our products or competitive products, could differ materially from our projections if our assumptions are incorrect. As a result, our estimates of the size and future growth in the market for Ubiquitor device or our power line communication technology may prove to be incorrect. If the demand is smaller than we have estimated, it may impair our projected sales growth and have an adverse impact on our business.

If we are unable to properly forecast future demand of our products, our production levels may not meet demands, which could negatively impact our operating results.

Our ability to manage our inventory levels to meet our customer's demand for our products is important for our business. Our production levels and inventory management are based on demand estimates six to twelve months forward taking into account supply lead times, production capacity, timing of shipments, and dealer inventory levels. If we overestimate or underestimate demand for any of our products during a given season, we may not maintain appropriate inventory levels, which could negatively impact our net sales or working capital, hinder our ability to meet customer demand, or cause us to incur excess and obsolete inventory charges.

Demand for our Ubiquitor product may be affected by new entrants who copy our products and/or infringe on our intellectual property.

The ability to protect and enforce intellectual property rights varies across jurisdictions. An inability to preserve our intellectual property rights may adversely affect our financial performance. Competitors and others may also initiate litigation to challenge the validity of our intellectual property or allege that we infringe their intellectual property. We may be required to pay substantial damages if it is determined our products infringe on their intellectual property. We may also be required to develop an alternative, non-infringing product that could be costly and time-consuming, or acquire a license on terms that are not favorable to us. Protecting or defending against such claims could significantly increase our costs, divert management’s time and attention away from other business matters, and otherwise adversely affect our results of operations and financial condition.

Internal system or service failures, including as a result of cyber or other security incidents, could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation, our business, financial condition, results of operations and cash flows. Our connected products potentially expose our business to cybersecurity threats.

The Ubiquitor is a connected product and potentially exposes our business to cybersecurity threats. As a result, we could be subject to systems, service or product failures, natural disasters, power shortages or terrorist attacks, but also from exposure to cyber or other security threats. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to our systems to sophisticated and targeted measures known as advanced persistent threats directed at our products, our customers and/or our third-party service providers, including cloud providers. There has been an increase in the frequency and sophistication of cyber and other security threats we face, and our customers are increasingly requiring cyber and other security protections and standards in our products, and we may incur additional costs to comply with such demands.

The potential consequences of a material cyber or other security incident include financial loss, reputational damage, negative media coverage, litigation with third parties, which in turn could adversely affect our competitiveness, business, financial condition, results of operations and cash flows.

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Our sensor segment is subject to risks associated with operations that have a concentration of customers.

We only have one customer, Hydrofarm, who resells our digital light meters and sensors. There is no guarantee that this customer will remain solvent, and/or continue with the Company as it has in the past. Consequently, if we were to lose this customer, a material portion of our revenues in our sensor and digital light meter segment would be lost.

Our air filtration business segment could experience price fluctuations in raw materials, availability problems, and volatile demand.

The principal raw materials that we use are filter media, activated carbon, perforated metal sheet, and certain other petroleum-based products, like plastics, rubber, and adhesives. Our cost of filter media can experience price fluctuations. Larger competitors can enter into selective supply arrangements with major suppliers that reduce medium-to-long-term volatility in costs. We cannot guarantee purchases in the volume that justifies such selective supply arrangements. Thus, we could be subject to price volatility.

Prices and availability for the electronic parts and plastics we need to assemble the Ubiquitor could fluctuate.

The principal raw materials that we use for our Ubiquitor device are standard industrial electronics parts and plastics that are generally easily available through a variety of U.S. domestic and foreign manufacturers. Such raw materials can experience price fluctuations due to a variety of factors, such as tariffs, import/export fees and delays, and availability. If there is scarcity, then larger competitors could be given purchasing priority with major suppliers that could make it so smaller companies like us experience volatility in costs and/or availability issues. Also, since we have not yet manufactured in large numbers, our management team might not have the expertise to mitigate such price fluctuations or availability concerns. Thus, suppliers could stop selling to us because of demand. Even though it is possible to find alternative suppliers, changing to new suppliers could delay production and affect the quality of certain products.

Changes in tariffs, import or export restrictions, Chinese regulations or other trade barriers may reduce gross margins.

We currently source products from manufacturers in China, including digital, analog, and quantum light meters, filtration products and certain components for our Ubiquitor device. Currently, the prices we offer to Hydrofarm are FOB (Free on Board) China. Only the cost of delivering the goods to the nearest port is included and Hydrofarm is responsible for the shipping from China and responsible for all other fees, including tariffs, associated with delivering the goods to the ultimate destination. If Hydrofarm changes the term to CIF (Cost, Insurance, and Freight) United States, then we would be responsible for the shipping costs and the tariff costs, which may reduce our gross margin. Thus, we may incur increases in costs due to changes in tariffs, import or export restrictions, other trade barriers, or unexpected changes in regulatory requirements, any of which could reduce our gross margins. Moreover, volatile economic conditions may impact the ability of our suppliers to make timely deliveries; and in the event that a supplier fails to make a delivery, there is no guarantee that we will be able to timely locate an alternative supplier of comparable quality at an acceptable price.

Since the beginning of 2018, there has been increasing rhetoric, in some cases coupled with legislative or executive action, from several U.S. and foreign leaders regarding tariffs against foreign imports of certain materials. It is difficult to anticipate the impact on our business caused by the proposed tariffs or whether the proposed changes in tariffs will materialize in the future. Given the relatively fluid regulatory environment in China and the United States, there could be additional tax, tariffs or other regulatory changes in the future. Any such changes could directly and materially adversely impact our business, financial condition, and operating results.

Our failure to respond to rapid change in the technology markets could cause us to lose revenue and harm our competitive position.

Our future success will depend significantly on our ability to develop and market new products that keep pace with technological developments and evolving industry standards for technology. We are currently developing products, including our Ubiquitor device, universal smart monitors and controllers, distributed shared universal smart home products, and smart products for the gardening industry, for MacOS, PC, as well as mobile operating systems such as Android and iOS, that transmit data over Wi-Fi signals, cellular signals, Bluetooth, certain power line systems, traditional wired systems, and other radio frequency systems that enable data transmission. Our delay or failure to develop or acquire technological improvements, adapt our products to technological changes or provide technology that appeals to our customers may cause us to lose customers and may prevent us from generating revenue which could ultimately cause us to cease operations.

8

Our business depends on our ability to keep manufacturing costs low; and we may lack the expertise necessary to negotiate and maintain favorable pricing, supply, business and credit terms with our potential vendors.

It may be difficult to negotiate or maintain favorable pricing, supply, business or credit terms with our potential vendors, suppliers and service providers. In addition, product manufacturing costs may increase if we fail to achieve anticipated volumes. There can be no assurance that we will be able to successfully manage these risks. In summary, we can offer no assurance that we will be able to obtain a sufficient (but not excess) supply of products on a timely and cost-effective basis. Our failure to do so would lead to a material adverse impact on our business.

Since wireless networks are susceptible to interference and other limitations, and one advantage of our Ubiquitor device and our USIP platform is that it can connect to wireless networks as one way to transmit data, wireless network limitations may reduce the competitive advantage of the Ubiquitor and USIP platform in the marketplace.

Our Ubiquitor and USIP platform relies on both wired and wireless networks to transmit data, which is a major advantage of the Ubiquitor device and the USIP platform. Wireless networks allow multiple users to access large amounts of information without the hassle of running wires to and from each IoT device. However, wireless networks have technological limitations and there are a number of disadvantages that our Ubiquitor device may face when using a wireless network. Wireless networks are typically expensive; it can cost up to four times more to set up a wireless network than to set up a wired network. The range of a wireless network is limited, and a typical wireless router will only allow individuals located within 150 to 300 feet to access the network. Wireless networks are extremely susceptible to interference from radio signals, radiation and other similar types of interference. Such interference may cause a wireless network to malfunction. Wireless networks can be accessed by any IoT device within range of the network’s signal so information transmitted through the network (including encrypted information) may be intercepted by unauthorized users. Wireless networks are typically slower than wired networks, sometimes even up to 10 times slower. Walls and floors can seriously limit the range of your wireless network. Since wireless networks have severe limitations, these limitations may reduce the competitive advantage that the Ubiquitor provides in the marketplace which might prevent widespread adoption.

Demand for our products is uncertain and depends on our currently unproven ability to create and maintain superior performance.

Our future operating results will depend upon our ability to provide our products or services and to operate profitably in an industry characterized by intense competition, rapid technological advances and low margins. This, in turn, will depend on a number of factors, including:

•	Our ability to generate significant sales and profit margin from the Ubiquitor device;

•	Worldwide market conditions and demand for sensor devices and other products we may continue to add as we move forward;

•	Our success in meeting targeted availability dates for our products and services;

•	Our ability to develop and commercialize new intellectual property and to protect existing intellectual property;

•	Our ability to maintain profitable relationships with our distributors, retailers and other resellers;

•	Our ability to maintain an appropriate cost structure;

•	Our ability to attract and retain competent, motivated employees;

•	Our ability to comply with applicable legal requirements throughout the world; and

•	Our ability to successfully manage litigation, including enforcing our rights, protecting our interests and defending claims made against us.

These factors are difficult to manage, satisfy and influence and we cannot provide any assurance that we will be able to generate significant demand for and sales of our products.

9

The Ubiquitor device could fail to gain traction in the marketplace for a number of reasons that would adversely impact our financial results and cause our investors to lose money.

Future rollout of the Ubiquitor entail numerous risks such as:

•	Any lack of market acceptance of the Ubiquitor;

•	Failure to maintain acceptable arrangements with product suppliers, particularly in light of lower than anticipated volumes;

•	Manufacturing, technical, supplier, or quality-related delays, issues or concerns, including the loss of any key supplier or failure of any key supplier to deliver high quality products on time;

•	Competition;

•	Potential declines in demand for sensor devices; and

•	Risks that third parties may assert intellectual property claims against our products.

In order to compete successfully, we must accurately forecast demand, closely monitor inventory levels, secure quality products, continuously drive down costs, meet aggressive product price and performance targets, create market demand for our brand and hold sufficient, but not excess, inventory.

Our Ubiquitor device greatly depends on the growth and adoption of the IoT market, and other next-generation internet and smartphone-based applications.

The Internet may ultimately prove not to be a viable commercial marketplace for IoT applications for a number of reasons, including:

•	unwillingness of consumers to shift to and use other such next-generation Internet-based, smartphone-assisted applications;

•	refusal to purchase our products and services;

•	perception by end-users with respect to the quality of our wireless sensors in an industry historically dominated by wired sensors;

•	competition;

•	inadequate development of smartphone infrastructure to keep pace with increased levels of use; and

•	increased government regulations in a relatively unregulated marketplace.

10

There is a risk that the market will not adapt to using the smartphone readout as a substitute platform for sensor devices, causing our products to fail in the marketplace.

There is a risk that the market will not receive the smartphone technology, which we currently as our sole platform. The vast majority of products on the small sensor device market do not currently use smartphones to collect and analyze sensor data. There is no guarantee that using smartphone technology will cut production costs and be well received. If our platform using smartphone technology is not well received, there is a risk that device manufacturers will develop new monitoring and operating components that are incompatible with our current platform instead of developing the traditional sensors that are compatible with our technology. Updating our platform to stay compatible with new components could increase our costs unexpectedly.

Using wireless transmission technologies such as Wi-Fi and Bluetooth may create security risks.

There is also a risk of failure based on the wireless transmission of data used by our smartphone platform. If there is instability in a wireless network, Bluetooth sensor, or other network problems that are out of our control, our new platform may not be well received. Our smartphone platform relies on the wireless transmission of data through Wi-Fi networks and Bluetooth sensors. These networks are often deemed less secure than a hard-wired network. The security of a wireless network is often out of our control. However, any breach of security could result in the market and sensor device manufacturers to fail to embrace our platform.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm.

We may at times collect, store and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

Product liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.

The production, marketing and sale of digital products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. Furthermore, even meritless claims of product liability may be costly to defend against. We do not currently have product liability insurance for our products. We may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all or even some potential product liability claims, a successful claim against us could materially deplete our assets. Moreover, even if we are able to obtain adequate insurance, any claim against us could generate negative publicity, which could impair our reputation and adversely affect the demand for our products, our ability to generate sales and our profitability. For the products we sell through Hydrofarm, we also do not carry product liability insurance. It is our management’s position that these handheld battery-operated products do not carry substantial product liability risk and to the extent there are any product liability risks, such risks are born by Hydrofarm, who does carry product liability insurance coverage for the products we provide to them and they sell to their customers. However, it is possible that we could face liability in a products liability lawsuit for manufacturing defects or defective design since we design or manufacture the products sold by Hydrofarm.

11

Some of the agreements that we may enter into with manufacturers or distributors of our products and components of our products may require us:

•	to obtain product liability insurance; or

•	to indemnify manufacturers against liabilities resulting from the sale of our products.

If we are not able to obtain and maintain adequate product liability insurance, then we could be in breach of these agreements, which could materially adversely affect our ability to produce our products and generate revenues. Even if we are able to obtain and maintain product liability insurance, if a successful claim in excess of our insurance coverage is made, then we may have to indemnify some or all of our manufacturers or distributors for their losses, which could materially deplete our assets.

We may not be able to identify suitable acquisition targets or otherwise successfully implement a growth strategy reliant on mergers and acquisitions.

In order to expand our business, we hope to pursue mergers and acquisitions to acquire new or complementary businesses, services or technologies. We expect to continue evaluating potential strategic acquisitions of businesses, services and technologies. However, we may not be able to identify suitable candidates, negotiate appropriate or favorable acquisition terms, obtain financing that may be needed to consummate such transactions or complete proposed acquisitions. Any such future mergers and acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies, including, among other things, the difficulty of integrating the operations and personnel of the acquired companies; the potential disruption of the Company’s ongoing business; the inability of management to incorporate successfully acquired technology and rights into the Company’s services and product offerings; additional expense associated with amortization of acquired intangible assets; the maintenance of uniform standards, controls, procedures and policies; and the potential impairment of relationships with employees, customers and strategic partners.

Our growth strategy includes licensing our intellectual property, and we run the risk that a licensee could become a competitor.

As part of our growth strategy, we anticipate licensing our intellectual property. Licensing our intellectual property could potentially damage our business if a licensee becomes a competitor, especially once the statutory rights to our intellectual property have expired or the licensing arrangement with a licensee has terminated. A licensee could develop modifications of our intellectual property and choose to compete with us in the marketplace. Litigation may be necessary to protect our rights to our intellectual property. Even if we are successful, litigation could result in substantial costs and be a distraction to our management team. If we are not successful, we could lose valuable intellectual property rights.

Product defects could result in costly fixes, litigation and damages.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and sale of our products. If there are claims related to defective products (under warranty or otherwise), particularly in a product recall situation, we could be faced with significant expenses in replacing or repairing the product. For example, our filtration products or Ubiquitor devices obtain raw materials, machined parts and other product components from suppliers who provide certifications of quality which we rely on. Should these product components be defective and pass undetected into finished products, or should a finished product contain a defect, we could incur significant costs for repairs, re-work and/or removal and replacement of the defective product. In addition, if a dispute over product claims cannot be settled, arbitration or litigation may result, requiring us to incur attorneys’ fees and exposing us to the potential of damage awards against us.

12

Only two officers have public company experience on our management team which could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Amongst our officers, only Dr. Desheng Wang, our CEO, and Duncan Lee, our CFO, have public company experience. Our CEO and CFO are ultimately responsible for complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

Some of our officers, directors, consultants and advisors are involved in other businesses and not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time and business opportunities between our operations and those of other businesses.

Another example of a conflict of interest is so called “self-dealing” transactions. If a conflict-of-interest transaction is negotiated and approved, in a manner that approximates arms-length negotiations, the transaction is accepted unless a shareholder proves in court that the transaction is not entirely fair to the company or its shareholders. The burden is on the shareholder to show lack of entire fairness. A self-dealing transaction is considered invalid if challenged, unless the interested director proves in court that the transaction is entirely fair to the company. The burden is on the director to show entire fairness.

If, as a result of before mentioned conflicts, we are deprived of business opportunities or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected. If our audit committee becomes aware of such conflict of interests, we will take an immediate action to resolve it. Each conflict of interest will be handled by the Company based on the nature of the conflict and the individual involved in it.

We are not aware of any current or potential conflict of interests with our consultants or advisors.

We have concluded that we have not maintained effective internal control over financial reporting through the years ended December 31, 2020 and December 31, 2019. Significant deficiencies and material weaknesses in our internal control could have material adverse effects on us.

It is important for us to maintain effective internal control over financial reporting, which is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

A material weakness in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If we are unsuccessful in implementing or following our remediation plan, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or maintain effective disclosure controls and procedures. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, any one of which could adversely affect our business prospects.

13

We currently have identified significant deficiencies in our internal control over financial reporting that, if not corrected, could result in material misstatements of our financial statements.

In connection with the audit of our financial statements as of and for the years ended December 31, 2020 and 2019, we identified significant deficiencies in our internal control over financial reporting and a general understanding of U.S. GAAP. As such, there is a reasonable possibility that a misstatement of our financial statements will not be prevented or detected on a timely basis.

As we have thus far not needed to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act” or “SOX”), neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. In light of the deficiency, we believe that it is possible that certain control deficiencies may have been identified if such an evaluation had been performed.

We are working to remediate the deficiencies or material weaknesses. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the material weaknesses. For a discussion of our remediation plan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting.”

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time to estimate how long it will take; and our efforts may not be successful in remediating the deficiencies or material weaknesses.

Our executive officers and directors collectively have the power to control our management and operations and have a significant majority in voting power on all matters submitted to the stockholders of the Company.

Our CEO and one of our directors, Dr. Desheng Wang, owns [35.14]% of the outstanding shares of our common stock as of the date of this prospectus and after a fully subscribed offering will own [33.15]%. Two of our directors together own over [50]% of the outstanding shares of our common stock and after a fully subscribed offering will still own over [50]% of the outstanding shares of our common stock. Accordingly, our directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets. They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

14

Management currently beneficially owns a majority of our outstanding common stock. Consequently, management has the ability to influence control of the operations of the Company and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

•	Election of our board of directors;

•	Removal of directors;

•	Amendment to the Company’s Articles of Incorporation or Bylaws; and

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

These stockholders have complete control over our affairs. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the common stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Members of our Board of Directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions.

We are a smaller reporting company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The Company has deficiencies over financial statements recording in areas of recording revenue and expenses in proper cut off as well as proper classification of accounts. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel. If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

The requirements of being a public company may strain our resources and distract our management.

We are required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission. Complying with these reporting and other regulatory requirements is time-consuming and may result in increased costs to us and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, as amended, or SOX. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

15

These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Risks Related to the Ownership of our Common Stock

An increase of free trading shares of our common stock could result in substantial sales of common stock on the open market which could cause our stock price to fall substantially.

In 2018, we registered 19,904,706 shares of our common stock for more than 300 shareholders, which is substantially more than the [15,718,309] shares of common stock that are currently free trading. Any increase in freely trading shares, or the perception that such shares will or could come onto the market could have an adverse effect on the trading price of the stock. No prediction can be made as to the effect, if any, that sales of these shares, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities or impair our shareholders’ ability to sell on the open market.

You could be diluted from our future issuance of capital stock and derivative securities.

As of September 3, 2021, we had 43,259,741 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 75,000,000 shares of common stock and no shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock in the future may reduce an investor’s or potential investor’s proportionate ownership and voting power.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.

In the future, we may issue our securities if we need to raise capital in connection with a capital raise or acquisitions. The number of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our common stock and have a dilutive effect on our shareholders which could have a material negative effect on our stock price.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial shares of our common stock in the public market, then the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock also could depress the market price of our common stock. There are 43,259,741 shares of our common stock outstanding, of which [18,179,309] shares are currently freely tradable.

17

Certain existing holders of a majority of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. If the sale of these shares are registered, they will be freely tradable without restriction under the Securities Act. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Focus Universal Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in Focus Universal Inc. will need to come through appreciation of the stock’s price.

Sales of a substantial number of shares of our common stock in the public market by certain of our shareholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of shares of our common stock.

An active trading market for our common stock may not be maintained.

Our common stock is currently listed on the NASDAQ Capital Market under the symbol “FCUV,” but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. A lack of an active market may impair the ability of our stockholders to sell shares at the time they wish to sell or at a price that they consider favorable. The lack of an active market may also reduce the fair market value of our common stock, impair our ability to raise capital by selling shares of capital stock and may impair our ability to use common stock as consideration to attract and retain talent or engage in business transactions (including mergers and acquisitions).

Our shares of common stock are only recently listed on NASDAQ, and we may not be able to maintain the continued listing standards.

NASDAQ requires companies to fulfill specific requirements in order for their shares to continue to be listed. There is no guarantee that our common stock will maintain NASDAQ continued listing standards and we may be delisted. If our common stock is delisted from NASDAQ, our shareholders could find it difficult to sell their common stock.

In the event that the shares of our common stock were to be delisted from NASDAQ, we expect that it would be traded on the OTCQB or OTCQX marketplaces, which are unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or other national securities exchanges. Thus, a delisting from NASDAQ may have a material adverse effect on the trading and price of our common stock.

If we are unable to maintain compliance with NASDAQ continued listing standards, including maintenance of at least $2.5 million of stockholders’ equity and maintenance of a $1.00 minimum bid price, our common stock may be delisted from NASDAQ.

There can be no assurances that we will be able to maintain our NASDAQ listing in the future. In the event we are unable to maintain compliance with NASDAQ continued listing standards and our common stock is delisted from NASDAQ, it could likely lead to a number of negative implications, including an adverse effect on the price of our common stock, reduced liquidity in our common stock, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the event of a delisting, we would take actions to restore our compliance with NASDAQ’s continued listing standards, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s continued listing requirements.

18

Focus Universal is an “emerging growth company” under the Jumpstart Our Business Startups Act. We cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

Focus Universal is and will remain an “emerging growth company” until the earliest to occur of (a) the last day of the fiscal year during which its total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (b) the last day of the fiscal year following the fifth anniversary of its initial public offering, (c) the date on which Focus Universal has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (d) the date on which Focus Universal is deemed a “large accelerated filer” (with at least $700 million in public float) under the Exchange Act.”).

For so long as Focus Universal remains an “emerging growth company” as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described in further detail in the risk factors below. Focus Universal cannot predict if investors will find its shares of common stock less attractive because Focus Universal will rely on some or all of these exemptions. If some investors find Focus Universal’s shares of common stock less attractive as a result, there may be a less active trading market for its shares of common stock and its stock price may be more volatile.

If Focus Universal avails itself of certain exemptions from various reporting requirements, its reduced disclosure may make it more difficult for investors and securities analysts to evaluate Focus Universal and may result in less investor confidence.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” Focus Universal meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” or

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year.

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However, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

Our management will have broad discretion as to the use of proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity, as part of your investment decision, to assess whether these proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Risks Related to Our Acquisition of AVX

If we are unable to manage our anticipated post-acquisition growth effectively, our business could be adversely affected.

We anticipate that as a result of the significant expansion of our operations and addition of operating subsidiaries, new personnel may be required in all areas of our operations in order to continue to implement our post-acquisition business plan. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. For us to continue to manage such growth, we must put in place legal and accounting systems and implement human resource management and other tools. We have taken preliminary steps to put this structure in place. However, there is no assurance that we will be able to successfully manage this anticipated rapid growth. A failure to manage our growth effectively could materially and adversely affect our profitability.

Increasing competition within our industry could have an impact on our business prospects.

The IoT market is a growing industry where new competitors are entering the market frequently. These competing companies may have significantly greater financial and other resources than we have and may have been developing their products and services longer than we have been developing ours. Although our portfolio of products and related revenue stream sources are broad, increasing competition may have a negative impact on our profit margins.

The success of our smart home installation business will depend upon the efforts of management of our subsidiary AVX.

Although key personnel have remained with AVX following the business combination, we can offer no assurance that we will be able to retain them or effectively recruit new additional personnel. The departure of any key members of AVX’s management team could make it more difficult to operate AVX. Moreover, to the extent that we will rely upon their management team to operate AVX, we will be subject to risks regarding their managerial competence. Accordingly, we cannot assure you that our assessment of these individuals will prove to be correct and that they will have the skills, abilities and qualifications we expect.

If we are unable to integrate the Ubiquitor device into the smart home installation business, we may not be able to distinguish ourselves in the segment and it could negatively affect our ability to operate in the competitive smart home installation industry.

The smart home installation business is a highly competitive market, and we have numerous competitors who are already well-established in the market. We expect our competitors to continue improving the design and performance of their products and to introduce new products that could be competitive in both price and performance. The reason we believe that we could become competitive in this market segment is because we anticipate integrating the Ubiquitor device into AVX’s smart home installations. However, there is no guarantee that we can integrate the Ubiquitor device into AVX’s smart home installations. If we are unable to integrate the Ubiquitor device into smart home installations, we will not be able to achieve the competitive price and performance we anticipate to achieve success in AVX’s future smart home installations. Alternatively, we may not be able to achieve a smart home installation at a cost-effective price that is sufficient to distinguish us from amongst the competition in this market segment.

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Risks related to the COVID-19 pandemic.

The recent COVID-19 pandemic may adversely affect our business, results of operations, financial condition, liquidity, and cash flow.

The outbreak of COVID-19 originating in Wuhan, China, sometime around December 2019, has since rapidly increased its exposure globally. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. The pandemic has impacted and may further impact the United States and the broader economies of affected countries, including negatively impacting economic growth, the proper functioning of financial and capital markets, foreign currency exchange rates and interest rates. Due to the speed with which the situation is developing, the global breadth of its spread and the range of governmental and community reactions thereto, there is uncertainty around its duration, ultimate impact and the timing of recovery. Therefore, the pandemic could lead to an extended disruption of economic activity and the impact on our consolidated results of operations, financial position, and cash flows could be material.

As a result of the adverse impact that the COVID-19 pandemic is having on our economy and the economies of the countries in which we plan to do business, the pandemic may affect our operations, including our supply chain distribution systems, production levels and research and development activities. In addition, any preventive or protective actions that governments implement or that we adopt in response to the COVID-19 pandemic, such as travel restrictions, quarantines, and limited operations of governmental agencies, may interfere with the ability of our employees, vendors, and suppliers to perform their respective responsibilities and obligations relative to the conduct of our business. Additionally, government regulations that have been imposed in response to the COVID-19 pandemic may cause delays our freight processes, which would result in higher shipping costs. In addition, social distancing guidelines could have an adverse impact on our research and development activities as our laboratories are not operating at full capacity.

The impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. Further, the resulting global economic downturn has negatively impacted the ability of certain of our customers to make payments on a timely basis, adversely impacting our cash flows from operations. We do not yet know the full extent of the impact of the COVID-19 pandemic or its resulting economic impact, which could have a material adverse effect on our liquidity, capital resources, operations, and business.

We are also monitoring the impact of COVID-19 on our talent recruitment and retention efforts. If members of our management and other key personnel in critical functions across our organization are unable to perform their duties or have limited availability due to COVID-19, we may not be able to execute on our business strategy and/or our operations may be negatively impacted. The loss or limited availability of the services of one or more of our executive officers or other key personnel, or our inability to recruit and retain qualified executive officers or other key personnel in the future could, at least temporarily, have a material adverse effect on our business, financial condition, and results of operations. Qualified individuals are in high demand, and we may incur significant costs to attract them, particularly at the executive level. We may face difficulty in attracting and retaining key talent for a number of reasons, including delays in the recruiting and hiring process as a result of the COVID-19 pandemic.

Our business, financial condition, and results of operations could be materially adversely affected by unfavorable results in future employment litigation matters as a result of COVID-19. Our employees may sue us due to possible exposure to COVID-19 while working at one of our facilities or sites. In addition, employees may challenge decisions to implement protective measures such as contact tracing on the basis of local privacy laws due to the increased collection of employee medical information. Litigation matters, regardless of their merits or their ultimate outcomes, are costly, divert management’s attention and may materially adversely affect our reputation and demand for our products. We cannot predict with certainty the eventual outcome of litigation matters. An adverse outcome of litigation or legal matters could result in us being responsible for paying significant damages.

Any of these negative effects resulting from litigation matters could materially adversely affect our business, financial condition or results of operations. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described herein.

The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken to contain it or treat its impact.

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FOCUS UNIVERSAL INC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for our future operations. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including, but not limited to, such forward-looking statements contained in the sections “Description of the Business,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and the risks set out below, any of which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation:

•	the uncertainty of profitability based upon our history of losses;

•	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms to continue;

•	other risks and uncertainties related to our business plan and business strategy.

This list is not an exhaustive list of the factors that may affect any of our forward-looking statements. These and other factors should be considered carefully, and readers should not place undue reliance on our forward-looking statements. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made, and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common stock” refer to the common shares in our capital stock.

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Focus Universal” mean Focus Universal Inc. unless otherwise indicated.

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USE OF PROCEEDS

We estimate that we will receive gross proceeds of approximately $27,750,000 (or approximately $31,980,000 if the underwriter exercises in full its option to purchase up to 300,000 additional shares of common stock) based on the assumed public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus after deducting the estimated offering expenses payable by us.

A $1.00 increase or decrease in the assumed public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus would increase or decrease the expected net cash proceeds of the offering to us by approximately $1,840,000. An increase or decrease of 500,000 in the assumed number of shares of common stock sold in this offering would increase or decrease the expected net cash proceeds to us by approximately $7,500,000, with the assumed public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

We intend to use the net proceeds from the sale of the shares of common stock: (1) to conduct research and development into the Ubiquitor device transmitting new types of data across existing power cables and power line communications; (2) to manufacture and assemble more high-tech Ubiquitor devices (including purchase of specialty assembly tooling); (3) for marketing and business development; (4) to hire employees at all levels, including executives; and (4) for other general working capital and corporate purposes.

If management reasonably determines that the net proceeds from this offering would not be sufficient to meet the Company’s development plans and other working capital obligations after closing, management will re-evaluate and revise its current plans and/or seek other sources of financing, although management currently has no specific additional financing plans. The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, while we have not entered into any agreements, commitments or understandings relating to any significant transaction as of the date of this prospectus supplement, we may use a portion of the net proceeds to pursue acquisitions, joint ventures and other strategic transactions.

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MARKET PRICE FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our common stock is listed on the NASDAQ Capital Market under the symbol “FCUV.” On September 3, 2021, the last reported sale price of our common stock as reported on the NASDAQ Capital Market was $16.58 per share.

The following table sets forth for the indicated periods the high and low intra-day sales price per share for our common stock on the OTCQB for the third and fourth quarters of 2019, the four quarters of 2020 and as of September 3, 2021.

	High	Low

2019: Third Quarter	$12.25	$5.00
2019: Fourth Quarter	$5.00	$5.00

2020: First Quarter	$5.00	$2.50
2020: Second Quarter	$4.50	$3.67
2020: Third Quarter	$3.67	$1.50
2020: Fourth Quarter	$3.50	$2.00	*

2021 First Quarter	$4.25	3.56
2021: Second Quarter	$10.00	$4.25
2021: Third Quarter to Date	$26.50	$4.78

________________

*It appears that on November 2, 2020, there was an intraday bid price as low as $0.20 per share but it is unclear if that order was filled, and the stock opened and closed at $2.00 that day.

(b) Holders.

As of September 3, 2021, there were 402 record holders of 43,259,741 shares of the Company’s common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is VStock Transfer, LLC.

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(c) Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business. However, we cannot provide any assurance that we will or will not declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

(d) Securities authorized for issuance under equity compensation plans.

On December 15, 2018, our Board of Directors presented the 2018 Equity Incentive Plan to the shareholders. On December 17, 2018, the holders of 63.051% of our issued and outstanding shares of common stock adopted a resolution by written consent adopting the 2018 Equity Incentive Plan. This plan reserves an aggregate of 1,000,000 shares of common stock of the Company, which provides for the payment of various forms of incentive compensation to employees, consultants, executives, and directors of the Company. The 2018 Equity Incentive Plan provides for the grant of the following types of stock awards: (i) incentive stock options; (ii) nonstatutory stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock unit awards; and (vi) other stock awards. Under the 2018 Equity Incentive Plan, a ten percent stockholder will not be granted an incentive stock option unless the exercise price of such option is at least one hundred and ten percent of the fair market value on the date of grant and the option is not exercisable after the expiration of five years from the grant date. The Board of Directors determines the vesting schedule of the grants with broad discretion. On August 6, 2019, each member of the Board was granted 30,000 options to purchase shares at $5.70 per share. On January 4, 2020, each member of the Board was granted 15,000 options to purchase shares at $3.00 per share.

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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of June 30, 2021, and as adjusted to give effect to the sale of the shares offered hereby and the use of proceeds, as described in the section titled “Use of Proceeds” above.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the assumed public offering price and other terms of this offering determined at pricing.

You should read this information in conjunction with “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the year ended June 30, 2021.

	As of June 30, 2021
	Actual (Audited)	Audited Pro forma

CASH	$1,381,247	$10,421,435

STOCKHOLDERS’ EQUITY:
Common stock, par value $0.001 per share, 75,000,000 shares authorized, [40,959,741] and [42,959,741] shares issued and outstanding as of March 31, 2021 and shares issued and outstanding as adjusted.	40,959	42,959
Additional paid-in capital	14,594, 733	23,632,733
Subscription receivable	–	–
Shares to be issued, common shares	122,709	122,709
Accumulated deficit	(10,878,775)	(10,878,775)
Total stockholders’ equity	$3,879,626	$12,919,626
Total capitalization	$3,879,626	$12,919,626

The preceding table does not include:

●	the exercise by the representatives of the underwriters of its option to purchase up to an additional 300,000 shares of common stock;or

●	315,000 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.80 per share.

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DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share of common stock and the as adjusted net tangible book value per share after giving effect to this offering.

The net tangible book value of our Company as of June 30, 2021 was $6,153,358 or approximately $0.15 per share of common stock (based upon 43,259,741 shares of common stock outstanding). Net tangible book value per share is determined by dividing the net tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

After giving effect to the issuance and sale in this offering of 2,000,000 shares of common stock at an assumed public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on June 30, 2021, would have been approximately $[15,193,358], or $[0.35] per share of common stock. This represents an immediate dilution in the as adjusted net tangible book value of $[4.65] per share of common stock to investors purchasing our common stock in this offering.

The following table illustrates the range of immediate dilution to new investors:

Assumed public offering price per share	$10.00
Net tangible book value per share as of June 30, 2021	$0.15
Increase in net tangible book value per share attributable to new investors in this offering	$0.20
Pro forma as adjusted net tangible book value per share after this offering	$0.35
Dilution per share to investors in this offering	$4.65

The information above assumes that the underwriters do not exercise their over-subscription option. If the underwriters exercise their over-subscription option in full, the as adjusted net tangible book value will increase to $[0.38] per share, representing an immediate increase to existing stockholders of $[0.23] per share and an immediate dilution of $[4.62] per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

The number of shares of our common stock that will be issued and outstanding immediately after this offering as shown above is based on 45,581,741 shares outstanding as of June 30, 2021. Assuming the 300,000 over-allotment option is exercised and the Underwriter exercises their Warrants then there will be 45,881,741 shares outstanding immediately after this offering.

A $1.00 increase in the assumed public offering price would increase our as adjusted net tangible book value per share after this offering by $[0.05] and increase the dilution per share to investors purchasing shares by $[0.95], assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed public offering would decrease our as adjusted net tangible book value per share after this offering by $[0.04] and decrease the dilution per share to investors purchasing shares by $[0.96], assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. A 100,000 share increase in the number of shares offered by us, at an assumed public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value per share after this offering by $[0.01] and would decrease the dilution per share to investors by $[0.01], after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 share decrease in the number of shares offered by us, at an assumed public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease our as adjusted net tangible book value per share after this offering by $[0.01] and would increase the dilution per share to investors purchasing shares by $[0.01], after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If you purchase securities in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the assumed public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after giving effect to this offering.

On August 6, 2019, each director was granted options to purchase 30,000 shares at a strike price of $5.70 per share. Also, on December 11, 2020, each director was granted options to purchase 15,000 shares at a strike price of $3.00 per share. Once exercised, there will be an additional 315,000 shares issued and outstanding, which will have an anti-dilutive effect on the intangible value per share.

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DESCRIPTION OF THE BUSINESS

Company Background.

Focus Universal Inc. (the “Company,” “we,” “us,” or “our”) is a Nevada corporation. We have developed four fundamental disruptive proprietary technologies that solve the most fundamental problems plaguing the internet of things (“IoT”) industry through: (1) increasing overall chip integration by shifting it to the device level; (2) creating a faster 5G cellular technology by using ultra-narrowband technology; (3) leveraging ultra-narrowband power line communication (“PLC”) technology; and (4) User Interface Machine auto generation technology.

A new IC frontier: increasing IC integration directly at the device level

1.	We push beyond the current integrated chip limits with our device on a chip technology – which increases the overall degree of chip integration by shifting integration from the component level directly to the device level

We have developed an innovative and proprietary “device on a chip” (“DoC”) technology, which combines the required electronic circuits of various integrated circuit components onto a single, integrated chip (“IC”). Our DoC technology works as a single component but is capable of handling entire IoT device functions (excluding sensors and architecture-specific components). Our DoC technology includes both the hardware and software, uses less power, has better performance, includes smaller overall devices, and offers greater reliability in spite of decreasing the number of interconnections between components. We believe that implementing our DoC technology will allow our products to have a faster time-to-market than our competitors, lower the cost, and simplify production as compared to our competitors’ multi-chip devices. Our DoC technology allows devices to achieve interoperability with one another and interchangeability, which traditional IoT devices are unable to achieve.

Our research and development identified that the current IC integration in IoT devices focuses on pure hardware-to-hardware integration. The lack of incorporating software such as a common operating system, application software and extra interface into ICs, limits IC integration only to the component level. Software is a critical component in electronics, and the more tightly integrated the software, the better the power and performance. Software also adds an element of flexibility and allows multiple discrete ICs, which in the past were unable to be further integrated into a single IC.

Unfortunately, only customized hardware and software are currently available, and customized hardware and software integration leads to a custom IC fabrication that is too expensive to manufacture on a large scale. IC is ideally designed for products that are intended for mass production to keep manufacturing costs low by producing uniform products using repetitive and standardized processes. Product standardization has become a major bottleneck in device-level IC fabrication because most devices are custom-designed and manufactured.

The Universal Smart Instrumentation Platform (“USIP”) we developed is a standardized, universal hardware and software integration platform, that provides a universal common foundation for what we anticipate will be thousands of IoT and standalone devices. Electronic design and production starts from a 90% completed USIP instead of the components. USIP allows ICs to be integrated from the component level up to the device level, which pushes the frontier of semiconductor technology beyond Moore’s law allowing the principle of Moore’s Law to continue.

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Figure 1. From USIP to device level integrated circuits.

2.	Our Ultra-narrowband (“UNB”) technology breaks through the Shannon Law’s critical limit which current 5G cellular communication is reaching

Fifth generation (“5G”) telecommunications networks will revolutionize the digital economy by enabling new applications that depend on ultra-fast communications on an industrial scale. 5G promises to deliver an improved end-user experience by offering new applications and services through gigabit speeds, and significantly improved performance and reliability. 5G will build on the successes of 2G, 3G and 4G mobile networks, which have transformed society, supporting new services and new business models. 5G provides an opportunity for wireless operators to move beyond providing connectivity services, to developing rich solutions and services for consumers and industry across a wide range of sectors at an affordable cost. 5G is an opportunity to implement wired and wireless converged networks and offers in particular opportunities in integrating network management systems. The United States and China are in a race to deploy 5G, wireless networks, and the country that gets there first will lead in standard-setting, patents, and the global supply chain. A recent World Economic Forum report stated that by 2035 5G networks will contribute $13.2 trillion in economic value globally and generate 22.3 million jobs in the 5G global value chain from direct network investments and residual services.1 5G networks and their related applications are expected to add three million jobs and $1.2 trillion to the economy in the U.S.2

Though 5G offers a significant increase in speed and bandwidth over previous generation telecommunication networks, its more limited range for high-speed internet will require further infrastructure investments. A 5G network requires spectrum across low, mid and high spectrum bands to deliver widespread coverage and to support a wide range of use cases. A low-band cell site can cover hundreds of square miles and deliver a downlink data rate in the 30-75 Mbps download. Mid-band frequencies (1Ghz – 6Ghz) can also travel fairly long distances but can carry a lot more data than low-band cell sites. Mid-band 5G base stations can transmit and receive high-capacity signals over fairly large areas, and they can represent an ideal mix of performance—including some networks providing download speeds around 115-223 Mbps—for the bulk of 5G traffic in metropolitan areas. High-band 5G uses millimeter-wave (mmWave) frequency bands. Despite receiving plenty of publicity, high-band is actually a very specialized part of the 5G offering. Functioning over a shorter radius, it’s particularly useful in urban areas and busy venues like stadiums and shopping malls. With the potential to offer data rates of up to 10 Gbps, high-band 5G is already being deployed in some major cities. Last year, T-Mobile launched high-band in Atlanta, Cleveland, Dallas, Las Vegas, Los Angeles and New York, and it plans to add other cities to this list. Today, download speeds for carriers’ high-band 5G can sometimes clock in around 450 Mbps, with peak speeds of nearly 1 Gbps, and upload speeds near 50 Mbps.1

High-band, mmWave spectrum is used primarily for urban and dense urban markets. The characteristics of high-band, mmWave spectrum is that it is very wide and provides a significant increase in capacity. Because of the greater spectrum width, speed is increased, and latency of the transmission is reduced. However, the drawback is that high-band spectrum does not propagate over a large coverage area. For example, a 28 GHz mmWave spectrum can only travel 500 feet.2

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Low-band frequencies can travel long distances and penetrate buildings but can only carry a limited amount of data. High-band frequencies can carry a substantial amount of data, but due to their shorter wavelength, travel shorter distances and are more susceptible to buildings and trees blocking the signal.3

Our ultra-narrowband wireless communication 5G+ technology aims to achieve both low band 5G coverage and 1 Gbps high band speed because we employ an ultra-narrow spectrum channel (<1KHz) to establish an ultra-long-distance link between the 5G base station and the receiver.

1 https://www.t-mobile.com/business/resources/articles/benefits-of-the-5g-spectrum-for-businesses

2 https://dgtlinfra.com/american-tower-5g-deployed-in-layers-different-spectrum-bands/

3 https://www.md7.com/perspectives/infrastructure-challenges-of-5g-frequency/

Unlike 4G LTE, which operates on established frequency bands below 6GHz, 5G requires frequencies up to 300GHz. Wireless carriers still need to bid for the costly higher spectrum bands, as they build and roll out their respective 5G networks. Adding the necessary hardware required for 5G networks can significantly increase operating expenses. Building 5G networks is expensive. According to Heavy Reading’s Mobile Operator 5G Capex, total global spending on 5G is set to reach $88 billion by 2023. 9

1 World Economic Forum, January 2020 “The Impact of 5G: Creating New Value across Industries and Society,” available at: http://www3.weforum.org/docs/WEF_The_Impact_of_5G_Report.pdf (last accessed March 4, 2021).

2 https://www.marketsandmarkets.com/Market-Reports/power-line-communication-plc-market-912.html (last accessed on February 9, 2021)

3 Horwitz, Jeremy (December 10, 2019). “The definitive guide to 5G low, mid, and high band speeds.” VentureBeat online magazine (available at: https://venturebeat.com/2019/12/10/the-definitive-guide-to-5g-low-mid-and-high-band-speeds/ (Last accessed April 16, 2021)).

4 Id.

5 Id.

6 Id.

7 “5G Rollout—Beyond the Hype.” Parsons Cyber Blog, June 16, 2020 (“As a result, 5G base stations must be positioned as close as a third of a mile, whereas 4G base stations can provide coverage of 20 to 45 miles. This limitation becomes especially acute in more rural and/or remote areas, wherein 5G networks become impractical”) (available at: https://www.parsons.com/2020/06/5g-rollout-beyond-the-hype/ (last accessed, April 15, 2021)).

8 Id

9 Heavy Reading, Report, “Mobile Operator 5G Capex Forecasts: 2018-2023” available at: http://www.heavyreading.com/details.asp?sku_id=3568&skuitem_itemid=1789 (last accessed on January 24, 2021).

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Figure 2. Mobile Operator 5G Capex Forecasts: 2018-2023.

A typical 5G base station consumes up to twice or more the power of a 4G base station. Energy costs can grow even more at higher frequencies, due to a need for more antennas and a denser layer of small cells. Edge computing facilities needed to support local processing and new internet of things (IoT) services will also add to overall network power usage.

Figure 3. Site Power requirements 2G, 2-4G and 5G.

Select 5G base stations in China are being powered off every day from 21:00 to next day 9:00 to reduce energy consumption and lower electricity bills. 5G base stations are truly large consumers of energy such that electricity bills have become one of the biggest costs for 5G network operators.

Our ultra-narrowband Modulation was conceived in 1985 by Dr. Harold R. Walker as a method to be used with ‘frequency modulation (FM) Sub-Carriers’ (as opposed to ‘FM Supplementary Carriers,’ or ‘In Band On Channel’ Carriers). In its original form, data rates as high as 196 kb/s were obtained from a subcarrier at 98 kHz, and bandwidth spectral efficiencies as high as 15 bits/sec/Hz were being achieved. A pulse width modulation baseband encoding method called the “Slip Code” was used. That method, which was basically a baseband method, was limited in data rate and required excessive filtering, which precluded it from being a practical ultra-narrowband method.

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Ultra-narrowband (“UNB”) technology employs an ultra-narrow spectrum channel (<1KHz) to establish an ultra-long-distance link between transmitter and receiver. UNB allows for long-range coverage, making it an optimal low-power wide-area network technique for industrial IoT systems. Additionally, its ultra-high power spectral density creates endurance against interference and jamming, which enables friendly coexistence of UNB on shared frequency bands. The narrower the bandwidth, the fewer occurrences of noise and interference entering the bandwidth. In addition, UNB’s transmission of energy concentrates on ultra-narrowband width, resulting in a very high concentration of power in a very narrow frequency band.

Figure 4. Comparison between Ultra-narrowband and Broadband

Many traditional modulation approaches require allowance for upper and lower sidebands throughout the carrier frequency. UNB modulation is a modified approach for data transmission without sidebands. UNB is extremely robust in an environment with other signals, including spread spectrum signals. However, spread spectrum networks are affected by UNB signals.

UNB modulation utilizes a coded baseband with abrupt edges. Any bandpass filter used at the transmitter for ultra-narrowband modulation must exhibit zero group delay to pass the instantaneous phase changes, though it may lack the bandwidth required to pass instantaneous changes in frequency. Conventional filters cannot be used with Ultra-Narrowband signals, which are absolutely dependent upon Negative or Zero group delay filters.

There is one important characteristic that has restricted widespread adoption of ultra-narrowband modulation, and that is the zero group delay filters which are complex and must be hand tuned. Furthermore, zero group delay filters are responsible for restricting data rates to just 196 kb/s from a subcarrier at 98 kHz and bandwidth spectral efficiency to 15 bits/sec/Hz.

We developed an ultra-narrowband technology that offers a potential alternative and/or complementary solution to the broadband technology used in 5G networks and meets the challenging 5G demands. A comparison of our ultra-narrowband technology with 4G and 5G is given:

Technology	Bandwidth	No. of subcarriers	Operating Frequency	Speed	Spectral
	MHz		GHz	Mbps	Bits/s/Hz
4G	20	1200	6	4-60	6
5G	100	3276	Up to 300	40-1100	10
UNB (finished)	0.001	1	0.004	4	~4000
UNB (in development)	0.001	1	0.064	64-256	>4000

As shown in the comparison, our finished ultra-narrowband technology has achieved speeds of 4 Mbps per second at a bandwidth of less than 1000 Hz. The spectral efficiency of our finished technology has reached 4000 bits/sec/Hz. Development work of our ultra-narrowband technology is underway for speeds of 64 Mbps at a bandwidth of 64 MHz with a spectral efficiency of over 4000 bits/sec/Hz.

UNB speeds will increase proportionally if it operates at the higher frequencies used by 4G or 5G networks or adopts multiple subcarriers, which is equivalent to increasing bandwidth. As a result, we believe that our ultra-narrowband technology can reach 5G speeds and has the potential for much higher speeds. Utilizing the same bandwidth, our internal results show that UNB can save energy of up to 20,000 times compared to current 4G technology and 100,000 times compared to current 5G technology. Keeping the same bandwidth and energy consumption, our results suggest the coverage provided by UNB can increase by two orders of magnitude. UNB breaks through the Shannon Law’s critical limit that current 5G cellular communication is reaching, overcomes the current 5G challenges and allows cellular communication development beyond 5G.

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Despite the excitement surrounding 5G networks, several challenges remain before global adoption can take place.

1)	Spectrum availability

5G networks operate on higher bandwidth frequencies reaching up to 300 GHz, which permit data rates capable of delivering ultra-fast speeds measuring as much as 20 times more than those provided by 4G LTE networks. However, the availability and cost of spectrum bands is still an issue for wireless operators. Wireless operators need to bid for these costly higher spectrum bands as they continue to build and deploy their respective 5G networks. On February 24, 2021, the Federal Communications Commission announced the winning bids in Auction 107, which was the auction of 3.7 GHz service licenses. The winning bids for all 5,684 available licenses totaled over $81 billion and were concentrated among just 21 bidders.10]

2)	Coverage

Despite 5G networks offering a significant increase in speeds, their more limited range will require increased infrastructure investments. 5G requires three to four times the number of base stations to provide the same coverage area as 4G LTE due to the fact that higher frequencies are more readily absorbed by solid objects than lower frequencies. For example, a signal at 700 MHz provides a coverage area three to four times that of a 2.6 GHz signal.

3)       Cost

Building a 5G network is expensive. To do so is not just building a layer on top of an existing 4G network, rather it is laying the groundwork for something new altogether. The cost of a current 5G base station is approximately three times that of a 4G base station.11

4)       Energy Consumption

Two factors relate directly to the increased energy consumption of 5G networks. First, 5G’s operating on higher frequency spectrums requires greater energy input. For example, a typical 5G base station consumes up to twice or more the power consumed by a 4G base station. Second, in order to provide the same coverage area as a 4G network, a 5G network requires three to four times the number of base stations. Accordingly, the overall energy consumption of a typical 5G network will be at least six to eight times more than the energy consumption of a 4G network with equivalent coverage.

5G+

We are currently developing 5G+, which we believe is a promising alternative wireless technology that makes use of our innovative ultra-narrowband (UNB) wireless technology. UNB technology employs an ultra-narrow spectrum channel (<1 kHz) to establish an ultra-long-distance link between transmitter and receiver. We believe that a single 5G+ subcarrier wave has the potential to provide speeds of 64 to 256 Mbps. Moreover, multiple UNB subcarriers may be used in combination, which effectively increases bandwidth. Given anticipated data rates of 64 Mbps, we believe only 4 to 16 5G+ subcarrier waves would be needed to achieve current 5G speeds, and just 40 to 160 5G+ subcarrier waves would be needed to achieve 6G speeds. By contrast, 5G technology requires 3,276 subcarrier waves to achieve its current speeds. Therefore, current 5G technology simply increases the number of subcarriers in order to achieve 5G speeds. However, we believe that it is better to achieve ten times the speed without using ten times as many subcarriers. Therefore, a fewer number of subcarriers translates into cost savings because they are more compact and consume less energy. It is our goal to increase the speed of 5G networks but at the same time reduce the number of subcarriers.

Although 5G+ may potentially be able to achieve speeds of 1 Gbps, it would only require bandwidths of 4 to 16 kHz, which is narrow enough to be operated in lower frequency spectrums. This would mean that 5G+ providers would not need to purchase the higher frequency spectrums required by current 5G technology. Accordingly, a 5G+ provider would realize significant savings from not having to bid for costly higher spectrum band licenses. Operating in relatively lower frequency spectrum bands compared to 5G also means that 5G+ would have a much larger coverage area than that of 5G, in many cases three to ten times larger. It would also mean that we could reduce the number of subcarriers and reduce overall costs of the 5G networks. Further, the design of 5G+ infrastructure means than further cost savings could be realized as there is the potential that 5G+ infrastructure may be piggybacked on current 4G infrastructure. Finally, 5G+ only consumes 1/25,000 to 1/6,250 of the energy consumed by 5G. As outlined above, 5G+ has the potential to overcome the most pernicious of the technological challenges raised by the implementation of the broadband technology used in 5G, specifically the challenges raised by the use of higher broadband spectrums.

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10 Federal Communications Commission. (2021, February 24). FCC Announces Winning Bidders in C-Band Auction [Press release]. https://www.fcc.gov/document/fcc-announces-winning-bidders-c-band-auction.

11 “How much does it cost to build a 5G base station?” Phate Zhang, April 7, 2020, CNTechPost (available at: https://cntechpost.com/2020/04/07/how-much-does-it-cost-to-build-a-5g-base-station/ (last accessed on April 15, 2021)).

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3.                   We believe our Ultra-narrowband Power Line Communication (“PLC”), will revolutionize the fundamental IoT communication infrastructure

Our patented PLC is an innovative communication technology that enables sending data over existing power cables. Because PLC uses the existing power lines, it does not require substantial new investment for a dedicated wiring infrastructure. Existing power lines already form a distribution network that penetrates into every residential, commercial and industrial property. Given that the power grid is an established ubiquitous network, PLC is potentially the most cost-effective, scalable interconnectivity approach for the backbone communication infrastructure required for the IoT. PLC allows IoT devices to be plugged into power outlets to establish a connection using the existing electrical wiring that would permit the sharing of data without the inconvenience of running dedicated network cables.

Historically, the primary design goal of the power line network was electric power distribution. That is, the power line network was not originally designed to function as a communication channel. Consequently, while PLC has been around for many years, the harsh electrical noise present on power lines and variations in equipment and standards make communications over the power grid difficult and present a number of fundamental challenges for data transfer. Signals propagating along the power line are subjected to very large amounts of noise, attenuation, and distortion that make them erratic, with several attributes varying over time. PLC is susceptible to noise from devices linked to the power supply infrastructure, including, for example, fluorescent tube lights, drills, hair dryers, microwave ovens, computers, switch mode power supply, cellphone chargers, dimmers, refrigerators, televisions, washing machines, and vacuum cleaners. The result being that previous implementations of PLC technology resulted in power companies and internet service providers deciding that the technology is not a viable means of delivering data or broadband internet access. These technological challenges have impeded, or even halted progress in, PLC technology’s development.

We have successfully developed ultra-narrowband PLC technology in internal testing by applying our ultra-narrowband technology to power line communications. Our ultra-narrowband PLC technology is able to send and receive data without the customary interference in normal office and residential environments, achieving speeds of 4 Mbps at bandwidth less than 1000 Hz. In our internal interference testing of our ultra-narrowband PLC technology, six industrial blowers were used simultaneously, and no significant interference was found. By comparison, a single air dryer will render our competitors’ legacy PLC technology completely useless. We have completed development of our 4Mbps PLC modules, and the printed circuit board layout has been sent for production. These modules will be used for IoT systems involving over 1,000 sensors. The higher communication speed PLC will be developed concurrently.

Our ultra-narrowband PLC technology is a considerably more effective way to transfer data than current in-home and commercial network systems. While Zigbee or Z-Wave will need new infrastructure to be installed, our PLC technology could operate by itself or as a complement to existing wideband communication tools like Wi-Fi, Zigbee or Z-Wave. Penetrating physical barriers like walls within one floor or reaching out to different floors is a challenge for current wireless technology that current IoT systems are using. Moreover, wireless networks often face performance issues, due to radio-frequency interference caused by devices like microwave ovens, cordless telephones or even Bluetooth devices at home. However, our PLC technology can reach out to every node connected via the power lines. Our technology converts virtually every standard wall socket into an access point, in many ways incorporating the best of wired and wireless communication, making it a more consistent and reliable system for crucial and sensitive operations. Our ultra-narrowband PLC technology’s ability to reach long distances via power lines becomes especially useful in commercial networks that require the ability to avoid physical barriers like walls, underground structures and hills, such as those networks used in industrial facilities, underground structures, golf course irrigation systems and campuses. Moreover, our technology can be an integral part of any smart city, smart community or smart campus.

4.                   User Interface Machine Auto Generation Technology - hardware defining software

We have developed a proprietary and patented “user interface machine auto generation platform” (“UIMAGP”). This cross-platform or multiple-platform, cross-operating-system platform is designed to simplify the software development for a range of IoT devices, ranging from hardware embedded coding to user interface design. The limits on the number of IoT devices is only limited by industrial creativity. The universal natural programming language we developed is the programming language used to build the IoT user interface. The programming language is similar to the language humans use amongst one another so that it is easy for humans to learn while being understood by a machine. Future software programming is expected to be enormously simplified, with hundreds of thousands of lines of code simplified into a micro code which can be saved to a sensor module. When sensor modules are plugged into a USIP, the user interface specification codes saved to the sensor modules are sent to the platform and a universal display, such as a smartphone, a computer or display unit. The UIMAGP saved on the universal display automatically generates the user interface within milliseconds instead of requiring months or years of software development work. An embedded coding hardware engineer is able to design both sensor module hardware and provide the user interface specification code. Thus, the hardware defining software is achieved.

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UIMAGP is similar in spirit to low code or no code programming in reducing the amount of traditional hand coding, enabling accelerated delivery of business applications. However, low code and no code programming suffer from integration restriction, absence of customization and security risks issues, making them not suitable for large-scale and mission-critical enterprise applications such as IoT applications. UIMAGP overcome these challenges and still requires only a minimum amount of coding. The UIMAGP and user interface specification codes work collectively to perform the function of traditional customized software, enabling UIMAGP to be shared by the estimated 20 billion IoT devices worldwide.12

5.                   Universal Smart Instrumentation Platform (“USIP”)

Instrumentation is a huge industry that covers a variety of fields including medical, healthcare, scientific, commercial, industrial, military and daily life. Lack of instrumentation interoperability, compatibility and universality result in every instrument design starting from scratch. Moreover, each instrument is only able to carry out a determined measurement or control a specific operation. Integration of existing instruments that lack interoperability and compatibility into a platform can be difficult and expensive. This integration is impeded by the inability of instruments to easily communicate with devices and sensors for perception, mobility, and manipulation. As society enters the IoT era, it is not unreasonable to assume that millions of devices will need to be connected in one square kilometer. If each IoT device requires unique hardware and software developed from scratch, implementation in dense urban areas is simply not feasible. In addition, there is a potential security issue with billions of sensors connected but operated by various systems. The transformers used in each building will block the signal from any incoming device from outside the building, therefore, PLC forms a secured local network. In addition, our USIP is able to detect if a new device is connected. Currently, our limitation is the same limitation all wireless networks have, that is that our USIP cannot detect whether any unauthorized user is utilizing any wireless signals emitting from our PLC networks. Wireless networks can be accessed by any device within range of the network's signal. Therefore, information transmitted through the network (including encrypted information) may be intercepted by unauthorized users similar to current wireless networks. However, a device has to be physically connected to our PLC network in order to intercept information, as long as the device is physically connected to the wired network, we can detect it.

USIP represents an advanced hardware and software integrated instrumentation platform and a large-scale modular design approach. USIP integrates a large number of technologies, including cloud technology, wired and wireless communication technology, software programming, instrumentation technology, artificial intelligence, PLC, sensor networking and IoT technology into a single platform and results in circuit designs that are orders of magnitude cheaper and faster than those constructed of discrete integrated circuit components designed from scratch.

USIP has not only primary functionalities but also an open architecture capable of incorporating a variety of individual instruments, functions, sensors and probes from different industries and vendors into the same single unit as well. Instruments, sensors or probes ranging from a few to several hundreds or even thousands in any combination from variety of industries and vendors can share or reuse the same platform. Adding, removing or changing, instruments or sensors is all the platform requires to switch from one type of device to another without revising the software and redesigning the hardware.

Compared to traditional stand-alone instruments, USIP exploits the processing power, productivity, display, and connectivity capabilities of computers or mobile devices to provide a more powerful, flexible, and cost-effective measurement solution. Traditional hardware-centered instrumentation systems are made up of multiple stand-alone instruments that are interconnected to carry out a determined measurement or control an operation. They have fixed vendor-defined functionality and their components that comprise the instruments are also fixed and permanently associated with each other. Different instruments provided by different vendors cannot be interoperated and interchanged. For example, we simply cannot use a traditional blood pressure meter to measure temperature or vice versa. USIP is designated to be compatible with all instruments, sensors or probes on the market and capable of monitoring and controlling any combination of instruments or sensors. It has brought a revolution to the field of instrumentation, measurement, control and automation.

USIP is a versatile instrument, able to do many different measurements and controls, substitutes for many other instruments and integrate existing instruments into it. The promise of USIP is closely associated with the development and proliferation of computers and mobile equipment that provide the fundamental foundation and major technical support to the universal smart instrument such as an attractive graphical user touch screen interface, data processing and analysis capabilities, video and audio, cameras, GPS, ubiquitous wireless connectivity, artificial intelligence, cloud-based communications and an almost unlimited number of functions and software available to users that is not contained in traditional instruments. These features embody the advantages of USIP which are lacking in the stand-alone instrument system. As compared with the traditional instrument system, the best advantage of USIP is cost saving. Other distinctive features include universality, interoperability, flexibility, compatibility, upgradeability, expandability, scalability, security, modularity, fast prototyping, reducing inventory, plug-and-play operation, remote accessibility, simplification, standardization and cloud instrumentation.

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12 Gartner Insights “Leading the IoT,” available at: https://www.gartner.com/imagesrv/books/iot/iotEbook_digital.pdf (last accessed February 9, 2021).

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We have been dedicated to solving instrumentation interoperability for over a decade. We subdivide instruments into a reusable foundation component to the maximum extent possible, architecture-specific components, and sensor modules, which together perform the functions of traditional instruments at a fraction of their cost. For most instruments, 90% of the design, parts and firmware is the same and can be replaced by USIP, which consists of universal and reusable hardware and software.

USIP utilizes a computer or a mobile device as a display and control in order to communicate and work with a group of sensors, instruments, probes or controllers manufactured by different vendors in a manner that requires the user to have little or no knowledge of their unique characteristics.

The portable version of USIP is illustrated below, when a blood pressure sensor is plugged into universal device, the user interface specification code saved on the blood sensor module is sent the universal device and a computer or smartphone which will generate the user interfaces in the corresponding devices based on the interface specification code.

Figure 5. A blood pressure sensor is connected to our Universal Device we call the Ubiquitor and changes our device into a blood pressure measurement instrument.

Similarly, if we remove the blood pressure sensor and change to a pH sensor and a CO2 sensor, the universal device changes to a two-sensor device which is capable of measuring pH and CO2 concentration. Each sensor has its own user interface which is auto generated based on the user interface code saved in each sensor.

Figure 6. A pH sensor and a CO2 sensor are connected to our universal device and our device changes into a split-sensor device. A computer or smartphone can also be used for display.

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As illustrated below, when a light sensor is also plugged into the universal device using a 3-way splitter, the universal device becomes a 3-sensor device.

Figure 7, A pH sensor, a CO2 sensor and a light sensor are connected to the universal device and change it to a 3-sensor device. A computer or smartphone can also be used for display.

As illustrated in Figure 8, the universal device is capable of connecting any number of sensors in any combination.

Figure 8, any number of sensors in any combination are connected to the universal device and change it to a multiple sensor device. A computer or smartphone can also be used for the display.

The universal platform we built, as illustrated in Figure 9, demonstrates how our universal device can control 27 light sensors, 21 pH sensors, and 23 temperature humidity sensors (which have 23 temperature sensors and 23 humidity sensors), representing one device controlling a total of 72 devices and 95 sensors. Our universal device also controls 2 lights, which it can control by turning the lights on or off (including on a schedule) or by using a light sensor to control the lights’ output intensity.

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Figure 9, Our universal platform simultaneously monitors and controls 72 distinct devices.

To illustrate, the entire horticulture industry has only a few hundred devices from different vendors for various measurement and control purposes. One of our universal smart devices and corresponding sensors or actuators are capable of replacing all of them at a fraction of the cost. Leveraging the same technical principles discussed above, we can simplify the smart control and monitoring in this and related industries (including agriculture and aquaculture) with a platform that requires little design work for interoperability between sensors and control devices.

Figure 10. Traditional horticulture measurement and control devices.

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Figure 11. Universal Smart Device.

All household measurement and control devices such as air conditioner control, swimming pool controls, garage door control, sprinkler controls, lighting controls, motorized curtain controls, etc. can be replaced by a single universal device and corresponding unique accessories.

Figure 12. A single universal smart device can replace all the household control devices.

6.                  Shared Distributed Universal Internet of Things.

IoT refers to the overarching network created by billions of internet-compatible devices and machines that share data and information around the world. According to a Gartner report, by the end of 2020, there were an estimated 20 billion IoT connected devices in use around the world.13 As the sophistication of both hardware and software in the consumer electronics industry skyrockets, an increasing share of the electronic devices produced around the world are manufactured with internet connectivity. Forecasts suggest that by 2030 around 50 billion of these IoT devices will be in use around the world, creating a massive web of interconnected devices spanning everything from smartphones to kitchen appliances.14 The IoT will have a great impact on the economy by transforming many enterprises into digital businesses and facilitating new business models, improving efficiency and increasing employee and customer engagement. It is foreseeable that the explosive IoT growth will rapidly deplete natural and human labor resources. We believe that IoT will soon reach the critical limit, we do not have enough human labor and natural resources to support IoT growth. 20 billion IoT devices are both challenges and resources. We have overcome the current massive IoT production challenges through our development of a shared distributed universal IoT. Billions of internet-compatible devices and machines not only share data and information around the world, but also share large section of hardware and software (up to 90%).

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13 Gartner Report “Leading the IoT: Gartner Insights on How. To Lead in a Connected World” available at: https://www.gartner.com/imagesrv/books/iot/iotEbook_digital.pdf (last accessed February 10, 2021).

14 Id.

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Billions of IoT devices are in use across the country, each with different terminologies, technical specifications, and functional capabilities. These differences make it difficult to create one standard interoperability format for acquiring, harmonizing, storing, accessing, analyzing and sharing data in near real-time. In fact, not even those instruments built on the same platform are necessarily interoperable because they are often highly customized to an organization’s unique workflow and preferences.

Wireless networks are far from perfect for IoT. They are typically slower, expensive and extremely susceptible to interference from radio signals and radiation. They can be accessed by any device within range of the network's signal so information transmitted through the network (including encrypted information) may be intercepted by unauthorized users. Walls and floors can seriously limit the range of the wireless network. Our proprietary ultra-narrowband PLC technology offers a promising alternative to wireless networks. Integrating USIP with our ultra-narrowband PLC technology results in significant simplification and cost savings in the implementation of IoT as illustrated in Figure 13. Using these technologies, we have designed IoT products for both residential and industrial usage and are now in the process of testing.

Figure 13. Comparison between traditional machine to machine IoT (a) and shared distributed universal IoT (b). USIP and sensors form a local network through PLC. The platform communicates with the cloud to form a remote cloud-based system.

Figure 14. (a) traditional wireless network and Focus Universal Inc’s PLC network.

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How we will implement our business plan

Four divisions within our company have been established to develop and promote our four fundamental technologies. We believe that these four technologies can be used not only in standalone device design and production, but also to focus on massive scale IoT device design and production, aiming to solve the complexity and cost challenges.

a)    Ultra-narrowband power line communication division

Our ultra-narrowband PLC technology has achieved data transfer speeds of 4 megabits per second (“Mbps”), with a bandwidth of less than 1000 hertz (Hz). These results are 15 times faster than the Zigbee short-range wireless technology mesh networks and 100-400 times faster than Z-wave low-energy wave short-range wireless technology. The current 4Mbps PLC modules will be used for IoT applications involving thousands of sensors. We are developing even higher communication speeds through our PLC. The ultra-narrowband PLC module will be integrated to IC. This division will focus on ultra-narrowband PLC research and development, promote and market ultra-narrowband PLC ICs and finished products. We also intend to promote and markets ICs, licensing and contract designing.

Given that the power grid is an already established ubiquitous network spanning back hundreds of years, connectivity via PLC technology is potentially the most cost-effective and scalable interconnectivity approach and, thus, the ideal backbone communication infrastructure for the IoT industry. However, the harsh electrical noise and interference present on power lines and variations in equipment and standards make data transfer using PLC technology difficult and limits the technology’s applications. Accordingly, the global market for PLC technology is very limited.

Figure 15. Markets and Markets Updated date – Oct 25

The market size is expected to reach $9.5 billion at the end of 2023.15 This prediction is based on current PLC technology, which provides speeds that are too slow (usually less than 9,600 bps), coverage that is too short (200-300 yards) and harsh electrical noise and interference. The major vendors of PLC technology include ABB, General Electric, Siemens, AMETEK, Texas Instruments, Maxim Integrated, Devolo, Cypress Semiconductor, ST Microelectronics, Panasonic, Microchip, Qualcomm Atheros, TP-Link Technologies, NETGEAR, NXP Semiconductor NV, Sigma Designs, Zyxel Communications and Renesas Electronics Corporation.

It is our understanding that no other vendor is currently working on PLC technology to the extent of our ultra-narrowband PLC technology. With the introduction of our ultra-narrowband PLC technology, which is able to overcome the interference challenges presented by traditional PLC technology, we believe that market size will increase significantly. With the help of our ultra-narrowband technology, which is able to overcome the noise challenge, we believe that the overall market size may increase significantly. Utilizing ultra-narrowband PLC, the global IoT communication infrastructure cost and operating cost can be saved.

b)   Ultra-narrowband wireless division

This division will focus on developing ultra-narrowband wireless technology and overcoming the challenges faced by current 5G networks, thereby allowing cellular communication development to go beyond the 5G networks. We intend to sell DoC for wireless communication, licensing and contract designing.

In developing our ultra-narrowband PLC technology, we gained a lot of insight that is being used to develop a single carrier wave ultra-narrow band wireless technology, which aims to increase data transfer rates from 4 Mbps to 64 Mbps. Ideally, our ultra-narrow band wireless technology will be able to achieve data transfer rates of 256 Mbps, which is close 5G speeds, which require 3,276 subcarrier waves. The speed can be further increased if multiple carrier waves or higher operating frequencies are used.

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15 Market Research Report “Powerline Communication Market by Offering (Hardware, Software, and Services), Frequency (Narrowband, and Broadband), Application (Energy Management and Smart Grid, and Indoor Networking), Vertical, and Geography – Global Forecast to 2023,” available at: https://www.marketsandmarkets.com/Market-Reports/power-line-communication-plc-market-912.html (last accessed February 10, 2021).

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Our current research and development efforts only focus on an operating frequency of 64 megahertz (MHz), which is about 100 times lower than 4G networks (6 gigahertz (GHz)) and 5,000 times lower than 5G networks (up to 300 GHz). Our technology’s 1,000 Hz bandwidth is approximately 20,000 times narrower than 4G networks and 100,000 times narrower than 5G networks. The narrower the bandwidth, the less energy consumption. By maintaining the 1,000 Hz band width, our ultra-narrowband wireless technology can save electricity usage by a factor of up to 100,000 times when compared with a 5G networks. We believe that our ultra-narrowband wireless technology has the potential to push the wireless frontier well beyond 5G. We expect to finalize our ultra-narrowband technology with data transfer speeds of 64-256 Mbps during the first of second quarters of 2021.

5G infrastructure market is projected by Markets and Markets to reach USD 47,775 million by 2027, at a CAGR of 67.1%. The major players in the 5G infrastructure market are Huawei (China), Ericsson (Sweden), Samsung (South Korea), Nokia Networks (Finland), ZTE (China), NEC (Japan), CISCO (US), CommScope (US), Comba Telecom Systems (Hong Kong), Alpha Networks (Taiwan), Siklu Communication (Israel), and Mavenir (US). Huawei (China) is the leader in the 5G infrastructure market. Limited coverage, high energy consumption and expensive infrastructure installation are the major bottleneck in 5G. All the 5G technologies are based on broadband technology, our research suggests there are very few, if any company working on ultra-narrowband technology and have difficulty finding any literature after 2014. We believe that adopting our ultra-narrowband wireless technology, the 5G higher spectrum bands cost, 5G network hardware cost and 5G energy consumption costs could be saved significantly.

c)    User interface machine auto generation division

Established in 2009, our company’s software user interface machine auto generation technology division has developed 100 sensors in arbitrary combinations, all of which have been tested for IOS system. RS-485 is the communication standard defining the electrical characteristics of drivers and receivers for use in serial communications systems. The current RS-485 standard modules available on the market do not support more than 100 sensors. The first version of UIMAGP has been completed and should be able to support 1,000 sensors. We intend to sell and license the software to device manufacturers that use our DoC ICs. As the software can also be applied to industries other than IoT software design, this division plans to expand sales and licensing to other industries as well.

UIMAGP is not only can be used in IoT software design, but also can be applied to other industry sectors, this division is planning to expand to other industry as well.

The software market size is enormous, according to www.grandviewresearch.com, the market reached $388.98 billion in 2020.

Figure 16. Software market size.

Some of the biggest companies within the software industry today include Microsoft, IBM, Oracle, SAP and Salesforce, all boasting billion dollar revenue figures. None of them has developed a UIMAGP. Any software which can be created by low code and no code programming can also be created by using UIMAGP. However, the software created by UIMAGP achieves what low code and no code programming cannot because of the complexities of applying the code to different platforms and the accompanying required customization. One of the distinct features of UIMAGP is that the programming provides a starting point which includes foundational code that may be used on any platform, operating system, etc. This makes the final programming much more efficient, as it only needs relatively few lines of code to program a complicated application.

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d)    Universal smart instrument division

This division will focus on developing and marketing end user universal smart instruments and shared distributed universal IoT devices for the commercial and residential markets. The development of universal smart instruments and IoT have a considerable amount of overlap, with the only difference being the number of devices involved. We take this overlap a step further by unifying universal smart instruments and IoT into a single system, eliminating any distinction between them. Using USIP which is cost effective and a fully production-ready hardware and software platform, has a huge advantage in shorting design, build, test and fix cycles. The design cycle improved from a few years to a few weeks. The smart home products including light control, air conditioner control, sprinkler control, garden light control, heating floor control, motorized curtain control, pool filtration and algae control, smoke detector control, carbon monoxide measurement, motion detector, doorbell have been designed and tested. We anticipate that this division will market and distribute these products during the second quarter of 2021; and start presale marketing during the first quarter of 2021.

This division will also develop and market end user universal smart instruments and shared distributed universal IoT devices for use in the horticulture, agriculture and aquaculture industries. Leveraging the Company’s ultra-narrowband PLC technology and USIP, we can provide a more stable, secure and faster network for large industrial operations that require data specific sensing and control automation to ensure optimal outcomes. According to MarketsandMarkets, the agriculture IoT market is expected to grow from $12.7 billion in 2019 to $20.9 billion by 2024, at a CAGR of 10.4% from 2019 to 2024.16 A few key factors driving the growth of this market are rising demand for agricultural production owing to increasing population and increasing adoption of IoT and AI technologies by farmers and growers. Deere & Company (US), Trimble (US), Raven Industries (US), AGCO Corporation (AGCO) (US), AgJunction Inc. (AgJunction) (US), DeLaval (Sweden), GEA Farm Technology (Germany), Lely (Netherlands), Antelliq (France), AG Leader Technology (AG Leader) (US), Tigercat (Canada), Ponsse (Finland), Komatsu Forest AB (Sweden), Caterpillar (US), Treemetrics (Ireland), Topcon Positioning Systems (US), and DICKEY-john Corporation (US) are some of the major players in the agriculture IoT market. PLC industrial IoT devices design, including industrial light control, temperature control, humidity control, carbon dioxide control, digital lighting control, quantum PAR measurement and control, pH measurement and control, TDS measurement and control, and fan speed control, has been completed.

The instrumentation industry is very large and difficult to estimate due to the high number of industry sectors. However, the IoT industry sector is only a fraction of the larger market. MarketsandMarkets forecasts the global IoT market size is expected to reach $561 billion by 2022.17 The key market players include Intel Corporation (US), SAP SE (Walldorf, Germany), Cisco Systems, Inc. (US), Microsoft Corporation (US), Oracle Corporation (US), International Business Machine (IBM) Corporation (US), PTC Inc. (US), Google Inc. (US), Hewlett-Packard Enterprise (US), Amazon Web Services Inc. (US), Bosch Software Innovation GmbH (Stuttgart, Germany) and General Electric (US). All of these industry players’ IoT devices are of a traditional machine to machine type and have fundamental challenges in terms of their cost and implementation. Our shared distributed universal IoT devices are much more cost efficient.

This division will also focus on development of device-on-a- chip ICs, which we intend to sell to electronic device manufacturers for use in conjunction with the USIP. We will distinguish our DoC technology from the component ICs, these ICs are able to perform entire device functions. According to the “integrated Circuits Global Market Report 2020,” 18 the global integrated circuits market was worth $412.3 billion in 2019. The market is expected to grow at a CAGR of 5.09% and reach a value of $502.94 billion by 2023. Major players in the IC market are Intel Corporation, Texas Instruments, Analog Devices, STMicroelectronics, NXP, ON Semiconductor, Micron, Toshiba, Broadcom and Qualcomm.

This division will also install and design customer solutions for both residential and commercial IoT projects. We primarily provide services in southern California, but plan to expand with more satellite teams across the western United States in the next year. For residential installation and custom solution services, the Company currently specializes in high performance, easy to use audio/video, home theater, lighting control, automation and home integration solutions. On the commercial side, we plan to add a well-trained staff ready to handle all aspects of voice, data, fiber, paging, audio video services, CATV and other low voltage premise cabling. All service providers hold certifications for multiple product lines and specialty work. The Company plans to use its current client base and expertise from these installation services to integrate products developed on the USIP into the project proposals.

Products we are currently selling

We are also a wholesaler of various digital, analog, and quantum light meters and filtration products, including fan speed adjusters, carbon filters and HEPA filtration systems. We source these products from manufacturers in China and then sell them to a major U.S. distributor, Hydrofarm, who resells our products directly to consumers through retail distribution channels and in some cases, places its own branding on our products.

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16 MarketsandMarkets Market research Report, October 2019: “Agriculture IoT Market by Offering (Hardware, Software, & Services), Application (Precision Farming, Precision Forestry, Livestock Monitoring, Fish Farm Monitoring and Smart Greenhouse), Application, and Geography - Global Forecast to 2024,” available at: https://www.marketsandmarkets.com/Market-Reports/iot-in-agriculture-market-199564903.html (last accessed March 4, 2021).

17 Id.

18 The Business Research Company, March 2020, “Integrated Circuits Global Market Report 2020,” available at: https://www.thebusinessresearchcompany.com/report/integrated-circuits-global-market-report (last accessed January 24, 2021).

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Specifically, we sell the following products:

Fan speed adjuster device. We provide a fan speed adjuster device to our client Hydrofarm. Designed specifically for centrifugal fans with brushless motors, our adjuster device helps ensure longer life by preventing damage to fan motors by adjusting the speed of centrifugal fans without causing the motor to hum. These devices are rated for 350 watts max, have 120VAC voltage capacity and feature an internal, electronic auto-resetting circuit breaker.

Our Fan Speed Adjuster Device

Carbon filter devices. We sell two types of carbon filter devices to our client Hydrofarm. These carbon filter devices are professional grade filters specifically designed and used to filter air in greenhouses that might be polluted by fermenting organics. One of these filters can be attached to a centrifugal fan to scrub the air in a constant circle or can be attached to an exhaust line as a single pass filter, which moves air out of the growing area and filters unwanted odors and removes pollens, dust, and other debris in the air. The other filter is designed to be used with fans from 0-6000 C.F.M.

Our Carbon Filter Device

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HEPA filtration device. We provide a high-efficiency particulate arrestance (“HEPA”) filtration device at wholesale prices to our client Hydrofarm. Manufactured, tested, certified, and labeled in accordance with current HEPA filter standards, this device is targeted towards greenhouses and grow rooms and designed to keep insects, bacteria, and mold out of grow rooms. We sell these devices in various sizes.

Our HEPA Filtration Device

Digital light meter. We provide a handheld digital light meter that is used to measure luminance in fc units, or foot-candles.

Our Digital Light Meter Device

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Quantum par meter. We provide a handheld quantum par meter used to measure photosynthetically active radiation (“PAR”). This fully portable handheld PAR meter is designed to measure PAR flux in wavelengths ranging from 400 to 700 nm. It is designed to measure up to 10,000 µmol.

Our Quantum Par Meter Device

Strategy behind the AVX Acquisition

On March 15, 2019, the Company completed a transaction with Patrick Calderone to purchase 100% of the outstanding stock of AVX, an IoT installation and management company based in southern California.

Through our acquisition of AVX, we are planning to offer ordinary families an entire smart home product line at a fraction of the current market price. We have finished the design of smart lighting control, air conditioner, sprinkler, garden light control, garage door control and heating control. We are developing a swimming pool control device, smoke detector and carbon monoxide monitor. We believe these product lines could be completed by the end of 2021.

It is our intention to offer a complete line of smart home products, designed by Focus Universal, and marketed and installed by AVX, in the $3,000 range. Where a family would likely choose not to install a $300,000 system in a $150,000 home, even if they could afford to do so, the same family would be more inclined to install a smart home product at the $3,000 price point. We believe smart home installation based on the Ubiquitor will include more functionalities than the current systems offered by our competitors. Our smart home systems would be able to integrate, exchange data, interact and connect utilizing our PLC technology. As a result, the installation process would be simplified, and its costs would be dramatically reduced.

Once successfully integrated, the Ubiquitor will be central to every smart home installation that AVX does. The Ubiquitor’s connectivity capabilities will allow for that system to be expanded and customized in the future.

We intend to complete the design for the first hardware products, specifically, a surveillance camera and a doorbell, by the end of 2021 and believe we can begin to start installing these new shared distributed smart home products in the next few years. We plan to offer a zero down payment option for the installation of AVX’s smart home systems and charge a monthly subscription fee instead.

Notwithstanding the foregoing, should we be unable to successfully integrate the Ubiquitor into AVX’s smart home installations, the Ubiquitor will continue to be a flagship product of our Company that can be applied to a variety of other purposes in the different industries and fields mentioned above.

We currently operate in the scientific instruments industry and the smart home installations industry and plan to apply several of our new technologies to the IoT marketplace.

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Index of Key Technical Abbreviated Terms

Abbreviation	Full Term
5G	Fifth Generation Mobile Wireless Telecommunications Network
FSK	Gaussian Frequency Shift Keying
HANs	Home Area Networks
IC	Integrated Chip
IoT	Internet of Things
LTE Networks	Long-Term Evolution Networks
MOS Transistor	Metal-Oxide-Silicon Transistor
PLC	Power Line Communication
UNB	Ultra-narrowband
USIO	Universal Smart Instrumentation Operating System
USIP	Universal Smart Instrumentation Platform

Growth Strategy

Strategy and Marketing Plan

The Company plans to market the USIP to the industrial sector first, including key growth industries such as indoor agriculture. Once the technology is established there, the core technologies of universality and interoperability through a readily available device, such as a mobile device or smartphone, may be ported to products specifically intended for the consumer and residential markets.

While industrial markets are large, the consumer and residential markets are even larger. This two-phase approach will allow for continuous and increasing revenue growth. Moreover, during the industrial phase of development, the Company will be able to test and refine its products to ensure that they are ready for the consumer and residential markets.

Once we have successfully entered the industrial sector, we intend to roll out additional technologies that are currently under development. These technologies will both advance and support the core technologies marketed in phases one and two to the industrial and consumer markets.

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We will continue to design, manufacture, market and distribute our electronic measurement devices, such as temperature humidity meters, digital meters, quantum PAR meters, pH meters, TDS meters, and CO2 monitors. Over the years we have developed a broad and loyal customer base. The universal smart technology has been applied to our existing traditional devices and demonstrated significant functionality improvement and hardware cost savings. We believe hardware cost reductions of up to 90% have been achieved. However, promoting universal smart technology and universal smart IoT devices to our customers, including traditional instrument manufacturers, will be the major focus of our business in the future.

Different markets require different strategies. We divided our customers into a few segments to determine what specific marketing technique will reach each targeted group and its needs.

a) Our Existing Customer, Hydrofarm

To minimize the upfront cost of entering a market, we must choose our entry point carefully so as to find one that offers the least possible resistance. It costs more to attract new customers than to retain and increase sales to our existing customer, Hydrofarm. The design, development and manufacture of our universal smart instruments is targeted to increase current sales to our existing customer.

Our current customer, Hydrofarm, is the largest distributor in the horticulture industry with roughly 50% of the market share in the U.S. horticulture industry.

All our current universal smart devices, including sensors and controllers, will be distributed to Hydrofarm. Smartphones can be used for display and control of all the sensors and controllers in the horticulture industry. By the end of 2020, we completed the development all of the necessary sensors used in the gardening industry, including a light control node, temperature sensor, humidity sensor, digital light sensor, quantum PAR sensor, pH sensor, TDS sensor and carbon dioxide sensor; and we finished all the circuit layouts for the pilot IoT system for the gardening industry (consisting of approximately 1,000 sensor nodes and controllers). We sent these circuit layouts to our manufacturer in China for production. However, due to the coronavirus pandemic, the production was delayed. By the first quarter of 2021, we intend to market our Ubiquitor device to Hydrofarm, who in turn will resell and market the device to its customers in the horticulture industry.

b) Online Customers

We intend to use traditional and specialized e-commerce outlets to help with online brand awareness. By analyzing Amazon’s data, we plan to determine which traditional instruments have the highest selling volumes and at what price point. Future research and development will focus on integrating the sensors used in these instruments into the universal smart instruments to leverage on their existing markets.

c) Traditional Controller and Remote-Control Customers

Traditional controllers monitor and control their sensors through bi-directional communication implemented by hardware. The sensors or probes in controllers not only measure the physical environment but also give feedback to the input actuators that can make necessary corrections. They are expensive and require a corresponding monitor in which unidirectional communication is needed. For example, a traditional temperature meter may cost approximately $15 and a temperature controller may cost approximately $100. The wireless bi-directional communication supported by a smartphone or mobile device offers cost reduction in controller design and manufacturing. Traditional remote control is accomplished through hardware, which can be replaced by a smartphone. Universal smart technology will also play an important role in traditional control applications. Traditional controller users are one of highest profit margin customers of universal smart technology.

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d) Special Customers

For customers who consider an instrument’s compatibility, interoperability, interchangeability, universality, upgradeability, expandability, scalability, and remote access ability as crucial, universal smart technology has several fundamental advantages over traditional instruments in terms of hardware cost and functionality. End users will not only enjoy the remote access to their sensors wirelessly but also save the cost of the hardware module which will be replaced by a smartphone.

e) Traditional Instruments Manufacturers

We may consider selling the Ubiquitor directly to instrument manufacturers and allowing them to distribute it through their established platforms.

We are putting together an internal sales team in order to establish the marketing campaign for our sensor devices, including the Ubiquitor. We are also expanding the sales team for AVX because we believe that the Ubiquitor device will be integral to smart home installations.

We believe that universal smart technology will play a critical role for traditional industrial instrument manufacturers, because it is too expensive and difficult to develop industrial instrument sensors for medium or smaller companies or individual homes. The cost factor is the first consideration when deciding whether a company wants to develop universal smart technologies and implement them in their products.

Our goals over the next three years include:

•	Raise capital to move into full manufacturing and production for our Ubiquitor device;

•	Partner with manufacturers and promote the adoption of our Ubiquitor device in a USIP;

•	Acquire a stable market share of the sensor device market;

•	Continue performing research and development on PLC technology;

•	Focus on building our smart home offerings so that we can reduce the cost of smart home implementation to focus on expanding smart home installation and implementation beyond luxury homes;

•	File additional patents to expand our intellectual property portfolio related to the many uses of our Ubiquitor device; and

•	File patents to protect our PLC technology.

In order to achieve these goals, we intend to focus on the following initiatives:

•	Position the Ubiquitor device as the industry standard in universal sensor reading technology;

•	Establish strategic supply chain channels to facilitate efficient production operations; and

•	Communicate the product and service differentiation through direct networking and effective marketing.

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Growth Strategy

Growth through Mergers and Acquisitions

Mergers and acquisitions (“M&A”) represent a significant part of our growth strategy because M&A can fill business gaps or add key business operations without requiring us to wait years for marketing and sales cycles to materialize. We have used this growth strategy in our acquisition of AVX, and in the future intend to continue to use M&A to find and secure opportunities that will either: (i) achieve the objective of growth in our market segments; or (ii) provide an area of expansion that will add to the Company’s products and/or service lines in markets that we are currently not serving but could serve if we had the appropriate expertise. The resulting combination of our existing products and services, new key personnel, and strategic partnerships through M&A will allow us to operate in new markets and provide new offerings to our existing market.

Acquiring key competitors may allow the addition of key personnel to our team. These additions may include people with vast industry knowledge, which can act as a catalyst to further our growth and lead to the development of new products and business lines. We will seek to target synergistic acquisitions in the same industry, targeting different geographic locations, which will allow us to actively compete on a regional or national scale in the IoT segment. If we target businesses in the same sector or location we hope to combine resources to reduce costs, eliminate duplicate facilities or departments and increase revenue. We believe this strategy will allow for accelerated growth and maximize investor returns.

One of our key strategies to grow by acquisition is to acquire smaller businesses that focus on IoT installation technology (industrial or residential) and in the USIP or PLC industries.

Original Equipment Manufacturer (“OEM”) Engineering Consulting and Design Services

Universal smart technology is new to most electronic engineers and manufacturers. One way to promote our universal smart technology is to provide direct OEM engineering design consulting services to potential industrial customers. Direct, on-site consulting will educate our industrial consumers on the many ways our technology can be implemented in a variety of industrial applications. We believe that we are well positioned to perform product design and perform engineering consulting services for future OEM customers. We believe we can operate as a seamless extension of our customers’ engineering organizations and add scale, flexibility and speed to their design processes. We will not be able to offer such engineering consulting and design consulting services until the Ubiquitor is being produced and distributed. We believe that once the Ubiquitor is being produced and distributed, we will have hired and trained enough engineers to execute our consulting strategy. Due to the timeline for the roll out of the Ubiquitor, we believe that the earliest we would feasibly be able to implement such consulting services would be the fourth quarter of 2021. Through our engineering consulting services strategy, we intend to become our customers’ engineering partner at all stages of the design cycle so that we may effectively assist them in transforming ideas into production-ready products and accelerate time to market for our universal smart technology product segment.

Technology Licensing

We may also consider entering into licensing arrangements with our customers for our technology. We believe that once we educate our industrial consumers, they may want to integrate our universal smart technology into their own technology through licensing agreements. We believe licensing our intellectual property may provide a revenue stream with no additional overhead, all while allowing us to retain proprietary ownership and creating long-term industrial consumers who rely on our products. By creating incentives, such as cost incentives, to license our IP rather than design their own technology, we believe potential customers could save on design costs and create business development opportunities. Licensing may also allow us to rely on the expertise, capacity and skill of a licensee to commercialize our IP, which is especially valuable if we lack the infrastructure, financial resources and know-how to bring a product to market independently. We believe that licensing will not occur until the last quarter of 2021 due to the fact that we will need to have a team of our consulting engineers in place once we complete the offering and working with industrial consumers on product integration, as well as time to negotiate the terms of licensing agreements with potential customers.

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Distribution Method

We intend to engage in relationships predominantly with standard U.S. component manufacturers and similar electronics providers for the manufacturing of unassembled parts of the Ubiquitor and its sensor nodes, to then ship such parts to our Ontario, California facility where we will assemble the Ubiquitor devices and sensor nodes. Afterwards, we would distribute our Ubiquitor devices to distributors and retailers directly and also ship directly to traditional industrial instrument manufacturers. We have a sales department operating out of our Ontario, California office and eventually plan to open a second sales department in China dedicated to promoting our technologies to local instrument manufacturers who can utilize our Ubiquitor devices in their manufacturing and other processes. We intend to market the Ubiquitor to industrial end-users through Hydrofarm, through direct business-to-business sales channels and also directly to consumers via e-commerce internet platforms. For our quantum light meters, and air filtration products, we rely solely on Hydrofarm to distribute to end-users through its distribution channels.

Raw Materials

The electronic components used in the Ubiquitor are common and can be easily purchased through a variety of suppliers with little advance notice. We predominantly use large-scale manufacturers in the United States such as Texas Instruments and Intel for the major components. Other key suppliers we could consider include Analog Devices, Skyworks Solutions, Infineon, STMicroelectronics, NXP Semiconductors, Maxim Integrated, On Semiconductor, and Microchip Technology. Production and assembly lines are also available worldwide if we needed to outsource or increase our capacity, though we intend to complete our assembly in our Ontario, California facility. On October 1, 2018, we entered into an agreement with Beijing Hengnar Technology Development Co., Ltd. to develop certain infrared online gas analyzer products that detect O2, CO, CO2, H2, Nox, SF6 and other gases for our digital light meter and filtration business segment.

Manufacturing and Assembly

We have an assembly facility in Ontario, California where we assemble the Ubiquitor from parts sourced predominantly in the United States. Our quantum light meters and handheld sensors are also manufactured in our Ontario, California facility. Our air filtration products are manufactured and assembled in China by a third-party contract manufacturer, Tianjin Guanglee.

Competitors

Sensor Node Industry

There are several competitors we have identified in the sensor node industry, including traditional instruments or devices manufacturers such as Hanna Instruments or Extech Instruments.

Hach developed and launched the SC1000 Multi-parameter Universal Controller, a probe module for connecting up to 32 digital sensors or analyzers. However, their products are not compatible with smart phones yet; and we believe their price point is still prohibitive to consumers.

Monnit Corporation offers a range of wireless and remote sensors. Many of Monnit’s products are web-based wireless sensors that usually are not portable because of their power consumption. Also, the sensors’ real-time updates are slow; and we believe security of the web-based sensor data acquisition may be a concern. In addition to purchasing the device, consumers usually have to pay a monthly fee for using web-based services.

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IoT Installation Industry

There are several companies that compete with AVX in smart home installations, including Vivint Smart Home, Creston and Control4. However, we believe we can distinguish ourselves from our competitors by offering a substantially lower price. An installation by Crestron ranges between $100,000 and $500,000 and by Control4 between $20,000 and $40,000. The cheapest competitor we can identify in this sector is Vivint Smart Home, which costs less than $5,000 to install; however, we understand that the Vivint Smart Home focuses on security systems only and that users have no other smart applications, which our smart home product line would include.

Air Filtration Systems and Meter Products Industry

The air filtration system and meter products industry is a niche industry. The global industrial air filtration market was valued at $11.6 billion in 2018 and analysts expect it to register a CAGR of 6.7% from 2019 to 2025 because of the industrial need to control air quality across a range of industries.19 Air purification methods are an effective way to control contaminants and improve indoor air quality and as a result, many national and local governments overseeing indoor air quality and other emissions are enacting stricter workforce health and safety regulations in this area, which drives demand. One of our competitors, Donaldson Company, Inc., an air filtration company, announced in its SEC filings that on October 18, 2018 it acquired BOFA International LTD (“BOFA”), headquartered in the United Kingdom, for $98.2 million less cash acquired of $2.2 million. BOFA manufactures systems across a wide range of air filtration applications.

We are not trying to compete with traditional instruments or device manufacturers because we plan to utilize our Ubiquitor device in conjunction with our smartphone application. We believe the resulting product may compete in a much wider product category due to its many potential applications.

Our Corporate History

The Company entered the residential and commercial automation installation service industry through the acquisition of AVX Design and Integration, Inc. (“AVX”) in March of 2019. AVX was established in 2000 with the goal of installing high-performance, easy-to-use Audio/Video, Home Theater, Lighting Control, Automation and Integration systems for high-net-worth residential projects.

Additionally, we are performing research and development on an electric power line communication technology and have filed three patents with the USPTO related to our Ubiquitor device and the design of a quantum PAR photo sensor. Eventually, we hope that PLC will further enhance smart IoT installations performed by AVX and powered by the Ubiquitor.

We are based in the City of Ontario, California, and were incorporated in Nevada in 2012. In December of 2013, we filed an S-1 registration statement that went effective on March 14, 2014. From March 14, 2014 through August 30, 2021, our securities traded on the OTCQB Market.

Our website is www.focusuniversal.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

On October 21, 2015, Dr. Jennifer Gu and Dr. Edward Lee were appointed as directors of the Company. After such appointments, the Board of Directors consisted of Dr. Desheng Wang, Dr. Jennifer Gu and Dr. Edward Lee.

On April 2, 2018, Duncan Lee was appointed as the Chief Financial Officer of the Company.

On June 8, 2018, we announced the appointment of four new board members of the Company, the majority of whom were independent: Sheri Lofgren, Sean Warren, Michael Pope, and Carine Clark. Our Board of Directors formed our Audit, Compensation, and Nominating Committees.

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19 Grand View Research. (2020, February). Industrial Air Filtration Market Size, Share & Trends Analysis Report, by Product, by End Use (Cement, Food, Metals, Power, Pharmaceutical, Agriculture, Paper & Pulp and Woodworking, Plastic), by Region and Segment Forecasts, 2020-2027. Retrieved at: https://www.grandviewresearch.com/industry-analysis/industrial-air-filtration-market.

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On July 26, 2018, our Board of Directors approved our submission of an application in compliance with the NASDAQ rules and regulations to list and trade our Company’s securities on the NASDAQ Capital Market.

On November 28, 2018, Sean Warren resigned as a member of the Board of Directors; and Greg Butterfield was appointed in his place. On December 1, 2018, Mr. Warren became a part-time consultant to the Company.

In late 2018, we purchased a manufacturing warehouse and office space addressed at 2311 East Locust Court, Ontario, CA, 91761. The property consists of an industrial type, two-story building, with a total building area of 30,740 square feet. Ten thousand square feet will be utilized for office space; and 20,000 square feet will be utilized for warehouse space. The property includes 58 parking spaces. The purchase price for the property was approximately $4.62 million.

On March 15, 2019, the Company entered into a stock purchase agreement with Patrick Calderone, the CEO and owner of AVX, whereby the Company purchased 100% of the outstanding stock of AVX (the “AVX Acquisition”) for $890,716. The purchase price was structured as follows: (1) $550,000 payable in cash at closing; (2) $290,716 payable in 39,286 shares of the Company’s common stock issued upon closing; and (3) $50,000 payable in the form of a secured promissory note at 6% interest over 12 months secured by six shares of AVX common stock. In connection with the AVX Acquisition, Patrick Calderone also entered into a consulting agreement with the Company pursuant to which he would offer consulting and training services during the 12-month period following the closing of the AVX Acquisition. Since AVX is an installer of smart home products, and since we anticipate that our Ubiquitor device is capable of enhancing smart home installations, we believe that this acquisition will allow us to test new applications and the integration capabilities of our Ubiquitor device in smart homes.

On November 15, 2019, Dr. Edward Lee resigned as President and was appointed to be the Chairman of the Board of Directors.

On August 31, 2021, the Company commenced trading on the NASDAQ Capital Market under the symbol “FCUV.”

On September 2, 2021, the Company announced the closing of an underwritten public offering of 2,300,000 newly issued shares of common stock at a price to the public of $5.00 per share. The closing included the full exercise of the underwriters’ over-allotment option to purchase 300,000 shares of common stock at the public offering price, for gross proceeds to the Company of $11.5 million, prior to deducting underwriting discounts and commissions and offering expenses payable by us.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

On November 4, 2016, we filed a U.S. patent application number 15/344,041 with the USPTO. On March 5, 2018, we issued a press release announcing that the USPTO had issued an Issue Notification for U.S. Patent Application No. 9924295 entitled “Universal Smart Device,” which covers a patent application regarding the Company’s Universal Smart Device. The patent was granted on March 20, 2018.

Subsequent to our internal research and development efforts, we filed with the USPTO on June 2, 2017, a patent application regarding a process for improving the spectral response curve of a photo sensor. The small and cost-effective multicolor sensor and its related software protected by the potential patent we believe could achieve a spectral response that approximates an ideal photo response to measure optical measurement. The patent was issued on February 26, 2019.

In addition, we have been awarded a notice of allowance for a patent from the USPTO for a patent application we filed on March 12, 2018 as application No. 15/925,400. The patent title is a “Universal Smart Device,” which is a universal smart instrument that unifies heterogeneous measurement probes into a single device that can analyze, publish, and share the data analyzed. The issue fee was paid on March 14, 2019.

On May 19, 2021, we filed thirteen provisional patent applications with the USPTO that we had been researching and developing for years encompassing a broad spectrum of technology areas including sensor technology, wired and wireless communications, power line communications, computer security, software solutions, interconnected technological communications, smart home systems and methods for both home and hydroponic areas, dynamic password cipher, local file security, payment card security, infrared sensor, and a method and apparatus for high data rate transmission.

Research and Development Activities

As of December 31, 2020, we spent a total of $256,636 on research and development activities and as of December 31, 2019, we spent a total of $255,232.

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Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Employees

As of the date of this prospectus we have twelve full-time employees and one part-time employee. The Company’s Chief Executive Officer and Secretary is Dr. Desheng Wang, and our Chief Financial Officer is Duncan Lee. We have four full-time senior electrical and computer engineers working on research and development of our products. Three full-time employees are working in the warehouse assembling electronics for Hydrofarm and orchestrating the development and distribution of our sensor devices and filters, contacting vendors when receiving orders for Hydrofarm, warehouse logistics, product assembly, and other administrative tasks. We have a full time, in-house intellectual property attorney on staff and a full-time financial controller. We have one employee who creates content for our grant applications and creates digital visual demonstrations of our products. Three employees perform audio/visual home installations for our subsidiary AVX.

Legal Proceedings

On April 13, 2020, Ian Patterson resigned from his position as Chief Operations Officer of AVX. On May 5, 2020, Mr. Patterson filed an action in the Superior Court for the County of Los Angeles, State of California, against the Company et al. We believe neither the Company nor Dr. Wang has been served properly and venue is improper. The complaint alleges claims including wrongful termination, retaliation and various other provisions of the California Labor Code, and various other claims under California state law. The complaint seeks unspecified economic and non-economic losses, as well as attorneys’ fees. The Company is investigating and intends to vigorously defend itself in the foregoing matter. However, litigation and investigations are inherently uncertain. Accordingly, the Company cannot predict the outcome of this matter.

On April 13, 2020, AVX terminated an employee from her position as Sales and Marketing Director. On May 13, 2020, she filed an action in the Superior Court for the County of Los Angeles, State of California. The Complaint alleges claims including wrongful termination, retaliation and various other provisions of the California Labor Code, and various other claims under California state law. The complaint seeks unspecified economic and non-economic losses, as well as attorneys’ fees. The Company is investigating and intends to vigorously defend itself in the foregoing matters. However, litigation and investigations are inherently uncertain but the outcome could have a material impact on the Company.

Reports to Securities Holders

We provide an annual report that includes audited financial information to our shareholders. We make our financial information equally available to any interested parties or investors through compliance with the disclosure rules for a small business issuer under the Exchange Act. We are subject to disclosure filing requirements including filing Form 10-K annually and Form 10-Q quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549.

The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the following discussion and elsewhere in this prospectus and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or our behalf. We disclaim any obligation to update forward-looking statements.

Narrative Description of the Business

Focus Universal Inc. (the “Company,” “we,” “us,” or “our”) is a Nevada corporation. We have developed four fundamental disruptive proprietary technologies that solve the most fundamental problems plaguing the internet of things (“IoT”) industry through: (1) increasing overall chip integration by shifting it to the device level; (2) creating a faster 5G cellular technology by using ultra-narrowband technology; (3) leveraging ultra-narrowband power line communication (“PLC”) technology; and (4) User Interface Machine auto generation technology.

We also manufacture and sell sensor devices and are a wholesaler of various air filters and digital, analog, and quantum light meter systems.

For the years ended December 31, 2020 and 2019, we generated significant amount of our revenue from sales of a broad selection of agricultural sensors and measurement equipment which is currently our primary revenue generating business segment.

Our Current Products Include:

We are a wholesaler of various digital, analog, and quantum light meters and filtration products, including fan speed adjusters, carbon filters and HEPA filtration systems. We source these products from manufacturers in China and then sell them to a major U.S. distributor, Hydrofarm, who resells our products directly to consumers through retail distribution channels and in some cases, places its own branding on our products.

Strategy behind the AVX Acquisition

On March 15, 2019, the Company completed a transaction with Patrick Calderone to purchase 100% of the outstanding stock of AVX, an IoT installation and management company based in southern California.

Through our acquisition of AVX, and implementation of our devices into AVX’s installation business, we are planning to offer ordinary families an entire smart home product line at a fraction of the current market price. We have finished the design of smart lighting control, air conditioner, sprinkler, garden light control, garage door control and heating control. We are developing a swimming pool control device, smoke detector and carbon monoxide monitor. We believe these product lines could be completed by the end of 2021.

Ubiquitor Wireless Universal Sensor Device

Our USIP technology is an advanced software and hardware integrated instrumentation platform that uses a large-scale modular design approach. The large-scale modular design approach subdivides instruments into a foundation component (a USIP) and architecture-specific components (sensor nodes), which together replaces the functions of traditional instruments at a fraction of their cost.

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The USIP, which is compatible with a significant percentage of the instruments currently manufactured, consists of universal and reusable hardware and software. The universal hardware in the USIP is (i) a smartphone, computer, or any mobile device capable of running our software that includes a display and either hardware controls or software control surfaces, and (ii) our Ubiquitor, which is designed to be the universal data logger that acts as a bridge between the computer or mobile device and the sensor nodes. We call our flagship USIP device the “Ubiquitor” due to its ability to measure and test a variety of electrical and physical phenomena such as voltage, current, temperature, pressure, sound, light, and humidity—both wired and wirelessly.

We have created and assembled prototype models of the Ubiquitor in limited quantities and plan to expand our assembly in the second half of 2021.

Recently, the Company has devoted a substantial number of resources to research and development to bring the Ubiquitor and its App to full production and distribution. We anticipate that the sales and marketing involved with bringing the Ubiquitor to market will require us to hire a number of new employees in order to gain traction in the market. We intend to introduce the Ubiquitor in smart home installations to reduce costs and increase functionality, as well as implement the Ubiquitor device in greenhouses and other agricultural warehouses that require regulation of light, humidity, moisture, and other measurable scientific units required to create optimal growing conditions.

Research and Development Efforts of Power Line Communication

Power Line Communication (“PLC”) is a communication technology that enables sending data over existing power cables. One advantage of this technology is that PLC does not require substantial new investment for its communications infrastructure.

We are performing research and development with the intention of inventing our own ultra-narrow band PLC technology that attempts to tackle two challenges: 1) overcoming interference caused by electronic noise on the power line system; and 2) bandwidth.

Eventually, we hope to establish five divisions to bring our technology together: 1) AVX with new shared distributed smart home products powered by the Ubiquitor; 2) an IT division in software machine design; 3) Universal Smart Instrumentation; 4) PLC; and 5) an IoT division.

Impact of the Covid-19 pandemic on our operations

During 2020, our subsidiary AVX was negatively impacted by COVID-19 pandemic. AVX encountered delays in certain projects due to the pandemic’s restriction and access control at job sites as well as halts in projects due to confirmed cases at the clients’ sites. We also had employees contract the virus. We were also negatively impacted due to delay in research and development work due to confirmed COVID-19 cases in the office. In 2021, we had delays in receiving the inventory necessary for Perfecular to fulfill sales orders due to a shortage of shipment containers caused by the pandemic, which resulted in delays in completing our sales cycles.

For the three months ended June 30, 2021 compared to the three months ended June 30, 2020

Revenue, Cost of Revenue and Gross Profit

Our consolidated gross revenue for the three months ended June 30, 2021 and 2020 was $261,680 and $434,548, respectively, which included revenue from related parties of $4,950 and $6,595, respectively. Cost of revenue for the three months ended June 30, 2021 and 2020 was $208,583 and $313,157, respectively. Revenue for the three months ended June 30, 2021 decreased $172,868 due to an inability to ship goods sold by Perfecular because the required shipping containers were not available, resulting in a gross profit of $53,097 and $121,391 for the three months ended June 30, 2021 and 2020, respectively.

Operating Costs and Expenses

The major components of our operating expenses for the three months ended June 30, 2021 and 2020 are outlined in the table below:

	For the three months ended June 30, 2021	For the three months ended June 30, 2020	Increase (Decrease) $
Selling expense	$446	$1,949	$(1,503)
Officer compensation	34,000	34,000	–
Research and development	47,222	61,797	(14,575)
Professional fees	293,603	394,031	(100,428)
General and administrative	341,361	289,517	51,844
Total operating expenses	$716,632	$781,294	$(64,662)

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Selling expense for the three months ended June 30, 2021 was $446, compared to $1,949 for the three months ended June 30, 2020. Selling expense incurred was mainly from third-party advertising fees. The decrease of selling expense was due to a decrease in advertising fees.

Officer compensation was $34,000 and $34,000 for the three months ended June 30, 2021 and 2020, respectively.

Research and development costs were $47,222 and $61,797 for the three months ended June 30, 2021 and 2020, respectively. The decrease in 2021 is accounted for by decreased spending on supplies in 2021. The decrease of research and development costs was due to the fact that our newly developed products have completed the development stage and entered the testing phase.

Professional fees were $394,031 during the three months ended June 30, 2020, compared to $293,603 during the three months ended June 30, 2021. The decrease in professional fees mainly resulted from fewer stock options being granted to the board of directors.

General and administrative expenses of $341,361 were incurred during the three months ended June 30, 2021, which primarily consisted of salaries of $75,845, insurance expense of $86,309 and depreciation expense of $39,156. General and administrative expenses of $289,517 were incurred during the three months ended June 30, 2020, which primarily consisted of salaries of $115,153, insurance expense of $47,029 and depreciation expense of $40,529. The increase of general and administrative expenses was mainly due to increased insurance premiums because of the NASDAQ listing. Salaries decreased due to a decrease in the number of employees.

Net Losses

During the three months ended June 30, 2021 and 2020, due to the factors discussed above, we incurred net losses of $480,145 and $627,667, respectively.

For the six months ended June 30, 2021 compared to the six months ended June 30, 2020

Revenue, Cost of Revenue and Gross Profit

Our consolidated gross revenue for the six months ended June 30, 2021 and 2020 was $625,143 and $745,157, respectively, which included revenue from related parties of $15,141 and $21,267, respectively. Cost of revenue for the six months ended June 30, 2021 and 2020 was $500,846 and $651,229, respectively. Revenue for the six months ended June 30, 2021 decreased $120,014 due to an inability to ship goods sold by Perfecular because the required shipping containers were not available. Regardless of the decrease in revenue, our gross profit increased to $124,297 for the six months ended June 30, 2021 compared to $93,928 for the six months ended June 30, 2020.

Operating Costs and Expenses

The major components of our operating expenses for the six months ended June 30, 2021 and 2020 are outlined in the table below:

	For the six months ended June 30, 2021	For the six months ended June 30, 2020	Increase (Decrease) $
Selling expense	$958	$17,019	$(16,061)
Officer compensation	73,100	68,000	5,100
Research and development	110,372	132,193	(21,821)
Professional fees	671,150	827,570	(156,420)
General and administrative	651,445	679,330	(27,885)
Total operating expenses	$1,507,025	$1,724,112	$(217,087)

Selling expense for the six months ended June 30, 2021 was $958, compared to $17,019 for the six months ended June 30, 2020. Selling expense incurred were mainly third-party advertising fees. The decrease of selling expense was due to a decrease in advertising fees.

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Officer compensation was $73,100 and $68,000 for the six months ended June 30, 2021 and 2020, respectively. The increase of officer compensation was due to an adjustment of the Chief Financial Officer’s compensation.

Research and development costs were $110,372 and $132,193 for the six months ended June 30, 2021 and 2020, respectively. The decrease in 2021 was due to a decrease in the supplies needed for research and development. The decrease of research and development costs was due to the fact that our newly developed products have completed the development stage and entered the testing phase.

Professional fees were $827,570 during the six months ended June 30, 2020, compared to $671,150 during the six months ended June 30, 2021. The decrease in professional fees was due to a decrease in the stock option fees in 2021 as compared to the prior period.

General and administrative expenses of $651,445 were incurred during the six months ended June 30, 2021, which primarily consisted of salaries of $261,751, insurance expense of $135,144 and depreciation expense of $80,872. General and administrative expenses of $679,330 were incurred during the six months ended June 30, 2020, which primarily consisted of salaries of $262,774, insurance expense of $132,034 and depreciation expense of $81,125. The decrease of general and administrative expenses was due to decreased office expenses.

Net Losses

During the six months ended June 30, 2021 and 2020, the Company incurred net losses of $1,162,661 and $1,549,973, respectively, due to the factors discussed above.

Liquidity and Capital Resources

Working Capital

	June 30, 2021	December 31, 2020
Current Assets	$1,735,090	$1,007,630
Current Liabilities	(571,968)	(527,559)
Working Capital	$1,163,122	$480,071

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	For the six months ended June 30, 2021	For the six months ended June 30, 2020
Net cash used in operating activities	$(964,297)	$(1,183,486)
Net cash used in investing activities	–	–
Net cash provided by financing activities	1,762,407	355,860
Net change in cash	$798,110	$(827,626)

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Cash Flows from Operating Activities

Our net cash outflows from operating activities of $964,297 for the six months ended June 30, 2021 was primarily the result of our net loss of $1,162,661 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses. The change in operating assets and liabilities includes a decrease in accounts receivable of $40,219, an increase of accounts receivable – related party of $5,016, a decrease in inventory of $32,248, an increase in other receivables of $2,400, an increase in prepaid expenses of $98,821, a decrease in deposits of $100,000, an increase in accounts payable and accrued liabilities of $32,400, a decrease in accounts payable – related party of $17,471, an increase in other current liabilities of $164, and a decrease in customer deposits of $52,751. Non-cash expense includes add-backs of $5,749 in bad debt expense, $1,329 in inventory reserve reductions, $80,872 in depreciation expense, $151,500 in SBA loan forgiveness, $1,675 in amortization of right-of-use assets, $24,000 in stock-based compensation, and $213,675 in stock option compensation.

Our net cash outflows from operating activities of $1,183,486 for the six months ended June 30, 2020 was primarily the result of our net loss of $1,549,973 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses. The change in operating assets and liabilities includes an increase in accounts receivable of $123,035, an increase of accounts receivable – related party of $22,410, an increase in inventory of $10,117, an increase in other receivables of $900, a decrease in prepaid expenses of $18,356, a decrease in accounts payable and accrued liabilities of $20,041, a decrease in other current liabilities of $12,334, a decrease in interest payable – related party of $1,750, and a decrease in customer deposit of $92,419. Non-cash expense includes add-backs of $3,954 in bad debt expense, $4,113 in inventory reserve, $81,125 in depreciation expense, $24,000 in stock-based compensation, $518,700 in stock option compensation, and a net of $755 in amortization of right-of-use assets.

We expect that cash flows from operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our net revenues and operating results, utilization of new revenue streams, collection of accounts receivable, and timing of billings and payments.

Cash Flows from Investing Activities

There were no investing activities for the six months ended June 30, 2021 and 2020.

Cash Flows from Financing Activities

For the six months ended June 30, 2021, cash inflows of $1,762,407 were obtained due to proceeds of SBA loans of $267,297, payment of a SBA loan of $227, proceeds from bank loan of $1,500,000, and repayment of the bank loan of $4,663. For the six months ended June 30, 2020 the Company paid off a promissory note, resulting in cash outflows of $50,000 and obtained loans from the SBA in the amount of $405,860.

Going Concern

In the long term, the continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to repay its debt obligations, to obtain necessary equity financing to continue operations, and the attainment of profitable operations. For the period ended June 30, 2021, the Company had a net loss of $1,162,661 and negative cash flow from operating activities of $964,297. In 2021, the Company has obtained a $1,500,000 loan from a financial institution and has a $1,500,000 loan commitment from a private related party. The loan from the financial institution requires monthly payments with the final payment due in 2026. The related party loan will accrue interest at 10% until March 15, 2022, or six months from the date the loan is funded, whichever is later (the “Initial Interest Accrual Date”). Interest on any unpaid principal after the Initial Interest Accrual Date shall accrue at a fixed rate of 12% per annum until paid. The Company reserves the right to prepay this loan agreement (in whole or in part) after 6 months of the first day with no prepayment penalty. The Company may make, in its sole discretion, payments of interest only, or interest and principal, provided that the principal is not paid in full prior to six months from the date the loan is funded. From a recently closed underwritten public offering, the Company raised gross proceeds of $11.5 million, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company also plans to raise an additional $[20 million] through a separate underwritten public offering in 2021.

With the January 1, 2021 beginning cash amount of $583,325 and the loan of $1,500,000, the Company will have enough cash to cover its projected annual cash burn rate of $1,967,074. With the additional $1,500,000 related party loan, the Company will have adequate reserves to continue operations in 2021 and 2022. The related party which will provide the loan to the Company is owned by a director of the Company, which we have evaluated to be a reliable source of cashflow. [The $10 million planned public offering will contribute to a projected December 31, 2021 cash balance of $11,000,000.] Historically, the Company has been successful in reaching planned its fund-raising targets.

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In 2020, the Company had negative operating cashflow of approximately $1.96 million, mainly resulting from net loss. The Company is currently developing its products and licenses and expects to generate profits once the products and licenses are made available to the market, which will begin to alleviate the negative cashflow. Recently, the Company completed testing of its 4 Mbps ultra-narrowband power line communication printed circuit boards. The testing was completed in Q2 2021. These ultra-narrowband power line communication products are expected to launch in Q4 2021. The portable universal smart device is also in the final printed circuit board layout stage. The Company is planning to launch this product in Q4 2021. Initially, new products would require cash to manufacture and promote. The Company expects to begin generating positive cashflow with the launch of the above-mentioned products from Q2 2022.

Overall, we expect that the loan we obtained, along with the committed related-party loan, the proceeds from the recently closed public offering, and the planned capital raising will provide adequate cash for the Company to continue operation as a going concern throughout 2021 and 2022. The Company expects the loans and offering will generate cash for 2021’s operation and be able to pay off the loans obtained through the offering with sufficient cashflow for 2021 and 2022. Thus, the previous factors raising substantial doubt to continue as a going concern have been alleviated.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation SK.

For the year ended December 31, 2020 compared to the year ended December 31, 2019

Revenue, Cost of Sales and Gross Profit

Our consolidated gross revenue for the years ended December 31, 2020 and 2019 was $1,678,967 and $1,460,370, respectively, which included revenue from related parties of $26,449 and $14,184, respectively. Revenue for the year ended December 31, 2020 increased $218,597 due to the acquisition of AVX, resulting in gross profit of $283,780 and $118,231 for the years ended December 31, 2020 and 2019, respectively.

Operating Costs and Expenses

The major components of our operating expenses for the years ended December 31, 2020 and 2019 are outlined in the table below:

	For the year ended December 31, 2020	For the year ended December 31, 2019	Increase (Decrease) $
Selling expense	$22,590	$46,624	$(24,034)
Officer compensation	142,100	150,154	(8,054)
Research and development	256,636	255,232	1,404
Professional fees	1,297,160	1,376,995	(79,835)
General and administrative	1,269,207	1,113,201	156,006
Goodwill impairment	–	458,490	(458,490)
Intangible assets impairment	–	47,975	(47,975)
Total operating expenses	$2,987,693	$3,448,671	$(460,978)

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Selling expense for the year ended December 31, 2020 was $22,590, compared to $46,624 for the year ended December 31, 2019. In 2019, the Company acquired AVX, consolidating its selling expenses for its operation. Selling expense incurred was mainly from third party advertising fees. The decrease of selling expense was due to a decrease in advertising fees.

Officer compensation was $142,100 and $150,154 for the years ended December 31, 2020 and 2019, respectively. The decrease was due to an adjustment of the Chief Financial Officer’s compensation.

Research and development costs were $256,636 and $255,232 for the years ended December 31, 2020 and 2019, respectively. The increase was due to an increase of supplies needed for research and development in 2020.

Professional fees were $1,376,995 during the year ended December 31, 2019 compared to $1,297,160 during the year ended December 31, 2020. The decrease in professional fees mainly resulted from accounting fees as we have in house accounting department handling our accounting work.

General and administrative expenses of $1,269,207 incurred during the year ended December 31, 2020 primarily consisted of salaries of $491,638, insurance expense of $210,949 and depreciation expense of $162,242. General and administrative expenses of $1,113,201 incurred during the year ended December 31, 2019 primarily consisted of salaries of $462,833, insurance expense of $182,110, and depreciation expense of $151,670. The increase was due to increased salaries, increased insurance premiums, and depreciation expense. Salary expense increased due to additional employees from the acquired entity as well as additional employees hired. The increase in insurance expense is due to the acquisition of AVX as well as NASDAQ uplisting related expenses and an increase in insurance premiums. Depreciation expense increased mainly due to additional fixed assets acquired with AVX.

Net Losses

During the years ended December 31, 2020 and 2019, we incurred net losses of $2,537,113 and $3,175,543 respectively, due to the factors discussed above. The Company and its subsidiaries are generating some gross profit, but due to its operating expenses on research and development for developing products, professional fees for the NASDAQ uplisting strategy and government grant applications and other regulatory filings, general and administrative expenses, the Company is generating net losses. Decrease in net losses from 2019 to 2020 is mostly resulted from the goodwill impairment incurred in 2019.

Liquidity and Capital Resources

Working Capital

	December 31, 2020	December 31, 2019
Current Assets	$1,007,630	$2,440,112
Current Liabilities	(527,559)	(432,999)
Working Capital	$480,071	$2,007,113

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	For the year ended December 31, 2020	For the year ended December 31, 2019
Net cash used in operating activities	$(1,955,091)	$(1,697,771)
Net cash used in investing activities	(1,314)	(565,110)
Net cash provided by financing activities	346,860	–
Net change in cash	$(1,609,545)	$(2,262,881)

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Cash Flows from Operating Activities

Our net cash outflows from operating activities of $1,955,091 for the year ended December 31, 2020 was primarily the result of our net loss of $2,537,113 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses. The change in operating assets and liabilities includes an increase in accounts receivable of $75,125, decrease in inventory of $21,289, increase in prepaid expenses of $44,282, increase in deposits of $100,000, increase in accounts payable and accrued liabilities of $8,132, increase in accounts payable – related party of $17,471, decrease in other current liabilities of $12,238, decrease in interest payable – related party of $1,750, decrease in customer deposit of $70,294, and increase in other liabilities of $4,800.

Non-cash expense included add-backs of $21,907 in bad debt expense, $162,242 in depreciation expense, $48,000 in stock-based compensation, $605,150 in stock option compensation, reduction in inventory reserve of $852 and a net of $2,428 in amortization of right-of-use assets. Our net cash outflows from operating activities of $1,697,771 for the year ended December 31, 2019, was primarily the result of our net loss of $3,175,543 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses. The change in operating assets and liabilities includes a decrease in accounts receivable of $102,956, decrease of accounts receivable – related party of $39,625, decrease in inventory of $15,932, decrease in prepaid expenses of $68,862, decrease in deposits of $7,210, decrease in accounts payable and accrued liabilities of $38,705, decrease in accounts payable – related party of $4,921, increase in other current liabilities of $9,610, increase in interest payable – related party of $1,750, increase  in customer deposits of $77,540, and increase in other liabilities of $12,335.

Non-cash expense includes add-backs of $5,175 in bad debt expense, $6,448 in inventory reserve, $151,670 in depreciation expense, $9,025 in amortization of intangible assets, $47,975 in impairment of intangible assets, $458,490 in impairment of goodwill, net of $673 in amortization of right-of-use asset, $75,218 in stock-based compensation, and $432,250 in stock option compensation.

We expect that cash flows from operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our net revenues and operating results, utilization of new revenue streams, collection of accounts receivable, and timing of billings and payments.

Cash Flows from Investing Activities

For the year ended December 31, 2020, we had cash outflow from investing activities of $1,314 from the purchase of property and equipment. The Company acquired AVX in March 2019, resulting in a cash outflow from investment activities of $565,110 for the year ended December 31, 2019, which includes $216,592 in purchases of property and equipment, $201,482 cash provided from the acquisition of AVX, and $550,000 cash paid for the acquisition.

Cash Flows from Financing Activities

For the year ended December 31, 2020, the Company paid off a promissory note, resulting in cash outflows of $50,000 and obtained loans from the SBA in the amount of $396,860. For the year ended December 31, 2019, there was no cash flow from financing activities.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation SK.

Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. GAAP.

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A material weakness is a deficiency or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. An effective internal control system, no matter how well designed, has inherent limitations, including the possibility of human error or overriding of controls, and therefore can provide only reasonable assurance with respect to reliable financial reporting. Because of its inherent limitations, our internal control over financial reporting may not prevent or detect all misstatements, including the possibility of human error, the circumvention or overriding of controls or fraud. Effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements.

In connection with the audit of our financial statements as of and for the years ended December 31, 2020 and 2019, we identified significant deficiencies in our internal control over financial reporting and a general understanding of U.S. GAAP. As such, there is a reasonable possibility that a misstatement of our financial statements will not be prevented or detected on a timely basis.

As we have thus far not needed to comply with Section 404 of the Sarbanes-Oxley Act, neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. In light of this deficiency, we believe that it is possible that certain control deficiencies and material weaknesses may have been identified if such an evaluation had been performed.

We are working to remediate the deficiencies and material weaknesses. Our remediation efforts are ongoing, and we will continue our initiatives to implement and document policies, procedures, and internal controls. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the deficiencies and address material weaknesses. Specifically:

•	We have hired our Chief Financial Officer to be “full-time” and have hired additional outside consultants; and we will hire qualified personnel in our accounting department, especially to add an experienced accountant in a controller capacity. We will continue to evaluate the structure of the finance organization and add resources as needed;
•	We are engaging an external accounting firm to supplement our efforts to the implementation of the COSO Framework for internal controls;
•	We will design and implement internal controls related to revenue and expenses recognition accounting;
•	We are initiating a comprehensive program and development plan to provide ongoing company-wide trainings regarding internal controls, with particular emphasis on the training of our accounting staff;
•	We are implementing additional internal reporting procedures, including those designed to add depth to our review processes and improve our segregation of duties;
•	We are updating our systems so that we may collect the information necessary to enable us to more effectively monitor and comply with applicable filing requirements on a timely basis;
•	We will continue to enhance risk assessment procedures and conduct a comprehensive risk assessment to enhance overall compliance; and
•	We are redesigning and implementing common internal control activities; and we will continue to establish policies and procedures and enhance corporate oversight over process-level controls and structures to ensure that there is appropriate assignment of authority, responsibility and accountability to enable remediating our material weaknesses.

In addition to the items noted above, as we continue to evaluate, remediate and improve our internal control over financial reporting, executive management may elect to implement additional measures to address control deficiencies or may determine that the remediation efforts described above require modification. Executive management, in consultation with and at the direction of our Audit Committee, will continue to assess the control environment and the above-mentioned efforts to remediate the underlying causes of the identified material weaknesses.

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time to estimate how long it will take; and our efforts may not be successful in remediating the deficiencies or material weaknesses.

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MANAGEMENT

The following table presents information with respect to our officers, directors and significant employees as of the date of this prospectus:

Name	Age	Position
Dr. Desheng Wang**	57	Chief Executive Officer, Secretary, and Director
Duncan Lee***	38	Chief Financial Officer
Dr. Edward Lee*	58	Director and Chairman of the Board of Directors
Dr. Jennifer Gu*	54	Director
Michael Pope****	41	Director (1)
Sheri Lofgren****	64	Director (1)
Carine Clark****	57	Director (1)
Greg Butterfield*****	62	Director (1)

____________________

(1)	Independent director

Each director serves until our next annual meeting of the stockholders or unless he or she resign earlier and serves until his or her successor is elected and qualified. At the present time, members of the Board of Directors are not compensated for their services to the board.

Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.

Biographical Information Regarding Officers and Directors

Desheng Wang

Dr. Desheng Wang was appointed as Chief Executive Officer, Secretary, and has been a director since December 29, 2014. Dr. Wang has over 20 years of professional experience in mobile technology. Dr. Wang earned his bachelor’s degree from Hebei Normal University, Physics Department in 1985. In 1988, Dr. Wang earned his master’s degree from Dalian Institute of Chemical Physics at the Chinese Academy of Science. Dr. Wang earned his Ph.D. in Chemistry at Emory University in 1994. Dr. Wang served as a senior research fellow at California Institute of Technology from 1994-2011. Over the last five years, Dr. Wang has served as president of Vitashower Corporation and formerly as President of Perfecular Inc.

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Edward Lee

Dr. Edward Lee was appointed President and director on October 21, 2015. On November 15, 2019, Dr. Lee resigned as President and was appointed as Chairman of the Board of Directors. Dr. Lee received his bachelor’s degree in Mathematics at Lanzhou University in 1983, received his master’s degree at University of Science and Technology of China in 1985 and earned his Ph.D. in Mathematics at University of Florida in 1991. Dr. Lee worked as an assistant professor at Tsinghua University in 1986 and National University of Singapore in 1992. Since 1996, Dr. Lee has served as CEO of AIDP, a leading supplier of dietary supplement ingredients, focusing on research & development and marketing and sales of proprietary ingredients like Magtein, KoACT, Predtic X, and Actizin. Dr. Lee is also serving as the Vice Chairperson of the American Chinese CEO Association. Dr. Lee is married to Jennifer Gu, a current director of Focus Universal.

Duncan Lee

Duncan Lee was appointed as CFO on April 2, 2018. Mr. Lee is presently a licensed Certified Public Accountant. Mr. Lee graduated in 2006 with a bachelor’s degree in Accounting from the University of Southern California and has more than 11 years of experience with public company accounting and financial reporting with the SEC. Mr. Lee worked on the audit staff of the PCAOB accounting firm of Moore Stephens Wurth Frazer and Torbet LLP and then worked as a senior associate at the PCAOB accounting firm of Simon & Edward, LLP in Diamond Bar, CA. Since 2011, Mr. Lee has worked in-house as a staff accountant at a public company called E-world USA Holding, Inc. preparing their routine securities filings, including their 10-K and 10-Q filings. In addition to working with E-World USA Holding, Inc., in the past five years, Mr. Lee has also worked as an outside consultant CPA for other public companies.

Jennifer Gu

Dr. Jennifer Gu was appointed as a director on October 21, 2015. Dr. Gu earned her bachelor’s degree in Biology from University of Florida in 1990 and earned her Ph.D. in Experimental Pathology at University of California, Los Angeles in 1997. She also completed post-doctoral research at the California Institute of Technology in 2004. Since 2005, Dr. Gu served, and is still currently serving, as the Vice President of Research & Development at AIDP. Dr. Gu is married to Edward Lee, the current Chairman of the Board of Directors of Focus Universal.

Michael Pope

Michael Pope was appointed as a director of the Company on June 8, 2018. Mr. Pope serves as the CEO and Chairman at Boxlight Corporation (Nasdaq: BOXL), a global provider of interactive technology solutions, where he has been an executive since July 2015 and director since September 2014. Mr. Pope has led Boxlight through ten acquisitions from 2016 to 2021, a Nasdaq IPO in November 2017, and over $150 million in debt and equity fundraising. He previously served as Managing Director at Vert Capital, a private equity and advisory firm from October 2011 to October 2016, managing portfolio holdings in the education, consumer products, technology and digital media sectors. Prior to joining Vert Capital, from May 2008 to October 2011, Mr. Pope was Chief Financial Officer and Chief Operating Officer for the Taylor Family in Salt Lake City, managing family investment holdings in consumer products, professional services, real estate and education. Mr. Pope also held positions including senior SEC reporting at Omniture (previously listed on Nasdaq and acquired by Adobe (Nasdaq: ADBE) in 2009) and Assurance Associate at Grant Thornton. Since January 2021, Mr. Pope has served as a member of the board of directors of Novo Integrated Sciences, Inc. (OTCQB: NVOS), a provider of multi-dimensional primary healthcare products and services. He holds an active CPA license and earned his undergraduate and graduate degrees in accounting from Brigham Young University.

Sheri Lofgren

Sheri Lofgren was appointed as an independent director of the Company on June 8, 2018. Ms. Lofgren has served as a financial consultant since March 2018. She served as Chief Financial Officer for Boxlight Corporation (Nasdaq: BOXL), a global education technology provider, from September 2014 to March 2018. She was Chief Financial Officer at Logical Choice Technologies, Inc., a distributor of interactive technologies to the education market, from 2005 to 2013. Ms. Lofgren is a Certified Public Accountant with extensive experience in financial accounting and management, operational improvement, budgeting and cost control, cash management and treasury, along with broad audit experience, internal control knowledge and internal and external reporting. She started her career with KPMG and then joined Tarica and Whittemore, an Atlanta based CPA firm, as an audit manager. Ms. Lofgren is a graduate of Georgia State University where she earned a B.A. in Business Administration – Accounting.

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Greg Butterfield

Greg Butterfield was appointed as an independent director of the Company on November 28, 2018. Mr. Butterfield is the founder and Managing Partner of SageCreek Partners (“SCP”) a technology commercialization and consulting firm. Prior to starting SCP Mr. Butterfield served as the CEO of Vivint Solar, a leading full-service residential solar integrator. Before Vivint, Mr. Butterfield was the Group President for Symantec’s Server and Storage business units. Mr. Butterfield joined Symantec through the company’s acquisition of Altiris in April 2007. At Altiris, he served as chairman of the board, President, and CEO starting in February 2000. Mr. Butterfield is widely credited as the driving force behind eleven acquisitions and navigated the company through a successful IPO in 2002 in spite of a notable economic downturn in the technology sector. The IPO was followed in August of 2003 with a successful secondary offering. Mr. Butterfield was invited to the 2006 World Economic Forum as a Technology Pioneer. He was also the winner of the 2002 Ernst and Young Entrepreneur of the Year award and served as the chairman of the board of the Utah Information Technology Association from 2003 to 2005. Mr. Butterfield received a Bachelor of Science in Business Administration (finance emphasis) from Brigham Young University.

Carine Clark

Carine Clark was appointed as an independent director of the Company on June 8, 2018. Ms. Clark has served as president and CEO of four high-growth tech companies. In March 2019, Ms. Clark was appointed to the board of directors of Domo, Inc. (NASDAQGM: DOMO) and is currently serving as a member of Domo’s compensation committee. Since 2017 she has served as an Executive Board Member of the Utah Governor’s Office of Economic Development and Silicon Slopes, a non-profit helping Utah’s tech community thrive. Prior to that, Ms. Clark served from January 2015 to December 2016 as the President and CEO of MartizCX. From December 2012 to December 2016, Ms. Clark served as the President and CEO of Allegiance, Inc. Her reputation as a data-driven marketing executive at Novell for 14 years, Altiris for five years, and Symantec for more than 10 years. She has received numerous awards including the EY Entrepreneur of The Year® Award in the Utah Region and Utah Business Magazine’s CEO of the Year. Ms. Clark earned a bachelor’s degree in organizational communications and an MBA from Brigham Young University.

Corporate Governance

Our Board of Directors currently consists of seven members. Our Chairperson of the Board of Directors is Dr. Edward Lee. Dr. Edward Lee, Dr. Desheng Wang and Dr. Jennifer Gu are the three members of our Board of Directors who are not independent directors. Michael Pope, Sheri Lofgren, Greg Butterfield, and Carine Clark are four members of our Board of Directors who are independent directors.

Director Attendance at Meetings

Our Board of Directors conducts its business through meetings, both in person and telephonic, and by actions taken by written consent in lieu of meetings. During the year ended December 31, 2020, our Board of Directors held four meetings. All directors attended at least 75% of the meetings of our Board of Directors and of the committees of our Board of Directors on which they served during 2020.

Our Board of Directors encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so.

Committees of our Board of Directors

Our Board of Directors has established and delegated certain responsibilities to its standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

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Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with our independent registered public accounting firm the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent registered public accounting firm and reviewing any transactions between our Company and related parties. Our independent registered public accounting firm reports directly and is accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent registered public accounting firm and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent registered public accounting firm. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent registered public accounting firm. The rendering of any auditing services and all non-auditing services by the independent registered public accounting firm is subject to prior approval of the Audit Committee.

The Audit Committee operates under a written charter. The Audit Committee is required to be composed of directors who are independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”).

The current members of the Audit Committee are directors Ms. Sheri Lofgren, the Chairperson of the Audit Committee, Mr. Michael Pope and Mr. Greg Butterfield, all of whom have been determined by the Board of Directors to be independent under the NASDAQ listing standards and rules adopted by the SEC applicable to audit committee members. The Board of Directors has determined that Mr. Sheri Lofgren qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes Oxley Act. The Audit Committee met four times during 2020.

Compensation Committee

The primary duties and responsibilities of our standing Compensation Committee are to review, modify and approve the overall compensation policies for the Company, including the compensation of the Company’s Chief Executive Officer and other senior management; establish and assess the adequacy of director compensation; and approve the adoption, amendment and termination of the Company’s stock option plans, pension and profit-sharing plans, bonus plans and similar programs. The Compensation Committee may delegate to one or more officers the authority to make grants of options and restricted stock to eligible individuals other than officers and directors, subject to certain limitations. Additionally, the Compensation Committee has the authority to form subcommittees and to delegate authority to any such subcommittee. The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. Moreover, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee operates under a written charter. All members of the Compensation Committee must satisfy the independence requirements of NASDAQ applicable to compensation committee members.

The Compensation Committee currently consists of directors Ms. Carine Clark, Mr. Greg Butterfield, and Mr. Sheri Lofgren. Ms. Carine Clark is the Chairperson of the Compensation Committee. Each of the Compensation Committee members has been determined by the Board of Directors to be independent under NASDAQ listing standards applicable to compensation committee members. The Compensation Committee met four times during 2020.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve on the Board; reviews and assesses the performance of the Board of Directors and the committees of the Board; and assesses the independence of our directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of the Board’s committees and making recommendations to the entire Board of Directors regarding the chairpersonship and membership of each committee. In addition, the Nominating and Corporate Governance Committee is responsible for developing corporate governance principles and periodically reviewing and assessing such principles, as well as periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee has adopted a charter that identifies the procedures whereby Board of Director candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes in the past year to the procedures by which stockholders may recommend nominees for the Board. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders that are submitted in writing to the Company’s Corporate Secretary in a timely manner and which provide necessary biographical and business experience information regarding the nominee. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria considered by the Nominating Committee, based on whether or not the candidate was recommended by a stockholder. The Board of Directors does not prescribe any minimum qualifications for director candidates, and all candidates for director will be evaluated based on their qualifications, diversity, age, skill and such other factors as deemed appropriate by the Nominating and Corporate Governance Committee given the current needs of the Board of Directors, the committees of the Board of Directors and the Company. Although the Nominating and Corporate Governance Committee does not have a specific policy on diversity, it considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Nominating and Corporate Governance Committee expects to recommend to the Board of Directors for selection incumbent directors who express an interest in continuing to serve on the Board. Following its evaluation of a proposed director’s candidacy, the Nominating and Corporate Governance Committee will make a recommendation as to whether the Board of Directors should nominate the proposed director candidate for election by the stockholders of the Company.

The Nominating and Corporate Governance Committee operates under a written charter. No member of the Nominating and Corporate Governance Committee may be an employee of the Company, and each member must satisfy the independence requirements of NASDAQ and the SEC.

The Nominating and Corporate Governance Committee currently consists of directors Mr. Greg Butterfield, who is the Chairperson of the committee, Mr. Michael Pope and Ms. Carine Clark. Each of the members of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be independent under NASDAQ listing standards. The Nominating and Corporate Governance Committee met four times in 2020.

Oversight of Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors assesses major risks facing our Company and options for their mitigation in order to promote our stockholders’ interests in the long-term health of our Company and our overall success and financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our full Board of Directors in the risk oversight process allows our Board of Directors to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for our Company. Our Board of Directors regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

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While our Board of Directors is ultimately responsible for risk oversight, various committees of our Board of Directors oversee risk management in their respective areas and regularly report on their activities to our entire Board of Directors. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing our Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. Our Board of Directors has also delegated primary responsibility for the oversight of all executive compensation and our employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board’s leadership structure provides appropriate checks and balances against undue risk taking.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial management. This code of ethical conduct is embodied within our Code of Business Conduct and Ethics, which applies to all persons associated with our Company, including our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). In order to satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Code of Business Conduct and Ethics relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver. The Code of Business Conduct and Ethics provides that any waivers of, or changes to, the code that apply to the Company’s executive officers or directors may be made only by the Audit Committee. In addition, the Code of Business Conduct and Ethics includes updated procedures for non-executive officer employees to seek waivers of the code.

Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than Mr. Edward Lee, Mr. Desheng Wang, and Ms. Jennifer Gu, is an independent director; and all standing committees of our Board of Directors are composed entirely of independent directors, in each case under NASDAQ’s independence definition applicable to boards of directors. For a director to be considered independent, our Board of Directors must determine that the director has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. In determining the independence of members of the Compensation Committee, NASDAQ listing standards require our Board of Directors to consider certain factors, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director, and (2) whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. Under our Compensation Committee Charter, members of the Compensation Committee also must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The independent members of the Board of Directors are Michael Pope, Sheri Lofgren, Greg Butterfield, and Carine Clark.

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EXECUTIVE COMPENSATION

Compensation of Officers

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during years ended 2020 and 2019 awarded to, earned by or paid to our executive officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Compensation Earnings	All Other Compensation	Totals
Position	Year	($)*	($)	($)	($)	(S)	($)	($)	($)
Edward Lee	2020	0	0	0	0	0	0	0	0
President and Director	2019	0	0	0	0	0	0	0	0

Desheng Wang	2020	120,000	0	0	0	0	0	0	120,000
CEO, Secretary and Director	2019	121,154	0	0	0	0	0	0	121,154

Duncan Lee	2020	22,100	0	0	0	0	0	0	22,100
Chief Financial Officer	2019	29,000	0	0	0	0	0	0	29,000

Narrative Disclosure Requirement for Summary Compensation Table

Compensation

Edward Lee did not receive compensation for service provided as President (a position he resigned from on November 15, 2019). Dr. Wang entered into an employment agreement with the Company whereby the Company agreed to pay Dr. Wang a salary of $121,154 per year, payable monthly, for his services as Chief Executive Officer, effective as of November 1, 2018. We have not provided our other named executive officers with perquisites or other personal benefits. As of the date of this prospectus, no other officer or director has formally entered into any compensation arrangement for services provided under consulting agreements or employment agreements. Duncan Lee was hired in April 2018. In 2019, Duncan Lee received $29,000 in compensation and 22,100 in 2020.

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Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our company or as a result of a change in the responsibilities of an executive following a change in control of our company.

Directors’ Compensation

The persons who served as affiliated members of our Board of Directors, including executive officers, did not receive any compensation for services as directors in 2019 or 2020. As of the date of this prospectus, no director has formally entered into any compensation arrangement for services provided under consulting agreements or employment agreements.

As of the date of this annual report, all directors have been issued 45,000 options per person pursuant to our 2018 Stock Option Plan and such options will vest over a period of one year. In 2019 and 2020, all independent directors were paid $20,000 cash, except for Sheri Lofgren, who received $25,000 for serving as the chair of the audit committee. Additionally, a company affiliated with Mr. Pope received $153,964 for advisory services in 2019, which included $82,000 in cash and $71,964 in stock and $120,000 for advisory services in 2020, which included $72,000 in cash and $48,000 in stock.

Option Exercises and Stock Vested

Previously, we did not have a stock option plan in place; therefore, there were no options issued, outstanding, exercised, or stock issued or vested as compensation during the years ended December 31, 2020 and 2019. On December 17, 2018, the Company adopted the 2018 Stock Option Plan (the “2018 Stock Option Plan”) whereby the Company reserved for issuance 1,000,000 shares of common stock and agreed that such shares shall, when issued and paid for in accordance with the provisions of the 2018 Stock Option Plan, constitute validly issued, fully paid and non-assessable shares of common stock.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not maintain any qualified retirement plans or non-nonqualified deferred compensation plans for its employees or directors.

Executive Officer Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers that were outstanding as of September 3, 2021.

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Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	Vested	Vested	Vested
Edward Lee - Chairman	30,000	–		$5.70	August 6, 2029	–	–	–	–
			15,000	$3.00	January 4, 2031
Desheng Wang - CEO, Secretary	30,000	–		$5.70	August 6, 2029	–	–	–	–
			15,000	$3.00	January 4, 2031
Duncan Lee - CFO	–	–	–	–	–	–	–	–	–
Jennifer Gu	30,000	–		$5.70	August 6, 2029	–	–	–	–
			15,000	$3.00	January 4, 2031
Michael Pope	30,000	–		$5.70	August 6, 2029	–	–	–	–
			15,000	$3.00	January 4, 2031
Carine Clark	30,000	–		$5.70	August 6, 2029	–	–	–	–
			15,000	$3.00	January 4, 2031
Sheri Lofgren	30,000	–		$5.70	August 6, 2029	–	–	–	–
			15,000	$3.00	January 4, 2031
Greg Butterfield	30,000	–		$5.70	August 6, 2029	–	–	–	–
			15,000	$3.00	January 4, 2031

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 3, 2021: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. As of September 3, 2021, there were 43,259,741 shares of our common stock outstanding:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class	Post-Offering Percentage of Class(4)

Named Directors and Executive Officers
Edward Lee	8,359,000		19.251%	18.219%
Desheng Wang	14,393,700		33.149%	31.371%
Duncan Lee	1,400		*	*
Jennifer Gu	–		–	–
Michael Pope	58,796	(3)	*	*
Sheri Lofgren	–		–	–
Greg Butterfield	–		–	–
Carine Clark	–		–	–
Directors and Executive Officers as a Group	22,812,896		52.539%	49.721%

5% Shareholders
Desheng Wang	14,393,700		33.149%	31.371%
Yan Chen	2,983,561		6.871%	6.503%
Edward Lee	8,359,000		19.251%	18.219%
All 5%+ Shareholders as a Group	25,736,261		59.272%	56.093%

________________________________________________

*less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 2311 East Locust Court, Ontario, CA 91761.
(2)	Applicable percentage of ownership is based on [43,259,741 shares of common stock outstanding on September 3, 2021.
(3)	Shares are held by companies affiliated with Mr. Pope.
(4)	Assuming a fully subscribed offering of [2,461,000] shares of common stock, the Beneficial Owners will hold this applicable percentage of ownership based on [45,881,741] shares of common stock outstanding after the offering.

Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of common stock within 60 days after the date of this prospectus, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days after the date of this prospectus, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Our common stock is our only issued and outstanding class of securities eligible to vote.

As of September 3, 2021, there were [22,812,896] shares of common stock outstanding owned by our officers and directors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Revenue generated from Vitashower Corp., a company owned by the CEO’s wife, amounted to $15,141 and $21,267 for the six months ended June 30, 2021 and 2020, respectively. Account receivable balance due from Vitashower Corp. amounted to $5,016 and $0 as of June 30, 2021 and December 31, 2020, respectively. Purchases generated from Vitashower Corp. amounted to $3,379 and $0 for the six months ended June 30, 2021 and 2021, respectively. There were accounts payable balances of $0 and $17,471 due to Vitashower Corp. as of June 30, 2021 and December 31, 2020, respectively.

Compensation payable to Chief Financial Officer amounted to $6,100 and $0 as of December 31, 2020 and 2019, respectively. Compensation for services provided by the Chief Financial Officer for the years ended December 31, 2020 and 2019 amounted to $22,100 and $29,000, respectively.

Compensation for services provided by the President and Chief Executive Officer for the years ended December 31, 2020 and 2019 amounted to $120,000 and $121,154, respectively.

Promissory note and interest accrued and payable to the previous owner of AVX amounted to $50,000 and $1,750, respectively, as of December 31, 2019. The note and interest amount of $50,000 and $1,831 were paid off on January 10, 2020.

Compensation for services provided by the President and Chief Executive Officer for the six months ended June 30, 2021 and 2020 amounted to $60,000 and $60,000, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and other equity securities with the SEC on a timely basis.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share.

Authorized and Issued Stock
	Number of shares at September 3, 2021
Title of Class	Authorized	Issued and Outstanding	Reserved
Common stock, par value $0.001 per share	75,000,000	43,259,741	1,000,000

Common Stock

As of September 3, 2021, 43,259,741 shares of our common stock were outstanding. The outstanding shares of our common stock are validly issued, fully paid, and non-assessable.

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. Our Board of Directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Non-assessability. All outstanding shares of our common stock are fully paid and non-assessable.

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Options

The 2018 Stock Option Plan reserves for issuance 1,000,000 shares of common stock, such shares shall, when issued and paid for in accordance with the provisions of the 2018 Stock Option Plan, constitute validly issued, fully paid and non-assessable shares of common stock. To date, no shares have been issued under the 2018 Stock Option Plan.

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. Our Board of Directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

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These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. [As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada.] Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, and to discourage some types of transactions that may involve the actual or threatened change of control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our Company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our Company. They also may have the effect of preventing changes in our management.

Limitation on Liability and Indemnification Matters

The Company indemnifies directors, officers, employees and agents, and the heirs of personal representatives of such persons, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, actually and reasonably incurred by such person arising out of their function as a director, officer, employee or agent to the Company.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “FCUV.”

Transfer Agent

Our independent transfer agent is V-Stock Transfer, LLC. Their address is 18 Lafayette Place, Woodmere, NY 11598.

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UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Boustead Securities, LLC (who we refer to as the Representative), as representative of the underwriters named in this prospectus, with respect to the shares of common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of Shares
Boustead Securities	[--]

Total:

The shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[--] per share. If all of the shares are not sold at the initial offering price, the Representative may change the offering price and the other selling terms. The Representative has advised us that the underwriters do not intend to make sales to discretionary accounts. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the shares of common stock is conditioned upon our receiving approval to list the shares of common stock on Nasdaq.

If the underwriters sell more shares of common stock than the total number set forth in the table above, we have granted to the Representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to 300,000 additional shares of common stock at the public offering price less the underwriting discount. The Representative may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any shares of common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of common stock that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

● Short sales involve secondary market sales by an underwriter of a greater number of shares than they are required to purchase in the offering.

● “Covered” short sales are sales of shares in an amount up to the number of shares represented by the over-allotment option.

● “Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the over-allotment option.

● Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

● To close a naked short position, an underwriter must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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● To close a covered short position, an underwriter must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

● Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for its own account, may have the effect of preventing or retarding a decline in the market price of the shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Commissions and Expenses

The underwriting discounts and commissions are a cash fee equal to: (i) seven percent (7%) of the initial $10,000,000 in gross proceeds from the sale of securities in this offering, (ii) six and a half percent (6.5%) of the gross proceeds from the sale of the securities from $10,000,001 to $20,000,000 in this offering and (iii) six percent (6%) of the gross proceeds from the sale of securities in excess of $20,000,000 in this offering]. We have agreed to pay the underwriters the discounts and commissions set forth below, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option. We have been advised by the Representative that the underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $[●] per share under the public offering price. After the Offering, the Representative may change the public offering price and other selling terms. We have also agreed to pay the Representative a non-accountable expense allowance equal to one percent (1%) of the gross proceeds received by the Company in this offering.

The following table summarizes the public offering price and underwriting discounts and commissions payable to the underwriters assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of common stock.

	Per Share	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	[_]	[_]	[_]
Underwriting discounts and commissions	[_]	[_]	[_]
Non-accountable expense allowance	[_]	[_]	[_]
Proceeds to us	[_]	[_]	[_]

We have agreed to issue a warrant to the Representative to purchase a number of shares of common stock equal to [7%] of the total number of shares of common stock sold in this offering at an exercise price equal to [125%] of the public offering price of the shares sold in this offering. This warrant will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The warrant also provides for customary anti-dilution provisions and “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants for a period of seven years from the commencement of sales of this offering.

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The Representative’s warrant and the underlying shares are deemed to be compensation by FINRA, and therefore will be subject to a lock-up pursuant to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the Representative’s warrant nor any of our shares of common stock issued upon exercise of the Representative’s warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement of sales of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

We have agreed to pay the Representative reasonable out-of-pocket expenses incurred by the Representative in connection with this offering up to $[160,000]. The Representative out-of-pocket expenses include but are not limited to: (a) road show and travel expenses; (b) reasonable fees of Representative’s legal counsel; and (c) the cost of background check on our officers, directors and principal stockholders and due diligence expenses. [As of the date of this prospectus, we have not paid the Representative any advances for its anticipated out-of-pocket costs. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).]

We have agreed to indemnify the Representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the Representative and the other underwriters may be required to make for these liabilities.

The Representative shall have an irrevocable right of first refusal to act as financial advisor or joint book-running manager, at the Representative sole discretion, for each and every future public equity offering for the Company, or any successor to or any subsidiary of the Company, subject to certain exceptions, until, [2022, eighteen (18) months] from the commencement of sales for this offering. The Representative shall have the right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Lock-Up Agreements

We, all of our directors and executive officers, and holders of five percent (5%) or more of our outstanding securities (or securities convertible into shares of our common stock) have agreed that, for a period of twelve (12) months from the consummation of the offering, subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of the underwriter: (1) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of or transfer any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock; (2) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act and the rules and regulations thereunder) with respect to any common stock or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of common stock, whether or not such transaction is to be settled by the delivery of common stock, other securities, cash or other consideration, or otherwise publicly disclose the intention to do so; (3) file or participate in the filing with the SEC of any registration statement or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document, in each case with respect to any proposed offering or sale of common stock; or (4) exercise any rights the undersigned may have to require registration with the SEC of any proposed offering or sale of common stock.

The underwriter may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, the underwriter will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

At least three business days before the effectiveness of any release or waiver of any of the restrictions described above with respect to an officer or director of the Company, the underwriter will notify us of the impending release or waiver, and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.

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Other Agreements

After the filing of the registration statement in connection with this offering, if the Company elects to terminate the offering contemplated hereby and the engagement of the Representative due to a proposed or completed merger or acquisition transaction whereby the Company will be merged into or acquired by another company or entity (a “M&A Transaction”), the Representative shall have the right to serve as an investment banker and/or financial advisor to the Company and the Company agrees that it or the surviving entity or company will pay the Representative a cash fee equal to [one percent (1%)] of the aggregate consideration paid to the Company upon the consummation of the M&A Transaction.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Determination of the Public Offering Price

Prior to this offering, there has been a limited public market for our common stock. The public offering price will be as determined through negotiations between us and the Representative. In addition to prevailing market conditions, the factors considered in determining the public offering price included the following:

•	the information included in this prospectus and otherwise available to the Representative;

•	the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;

•	our financial information;

•	our prospects and the history and the prospectus of the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the Representative may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the Representative of shares in excess of the number of shares the Representative is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the Representative is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The Representative may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

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•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the Representative will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the Representative sells more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the Representative is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the Representative make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the Representative make any representation that the Representative will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the Representative that would permit a public offering of the shares offered by this prospectus in any jurisdiction where action for that purpose is required. The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The Representative is expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 622, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

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People’s Republic of China

This prospectus has not been and will not be circulated or distributed in China, and shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

Other Relationships

The Representative and its respective affiliates may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. Except for services provided in connection with this offering, the Representative has not provided any financing, investment and/or advisory services to us during the 180 day period preceding the initial filing of the Registration Statement related to this offering, and as of the date of this prospectus, we do not have any agreement or arrangement with the Representative to provide any of such services during the 60 day period following the effective date of the Registration Statement related to this offering.

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DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of a Nevada corporation may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our amended and restated articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article 9 of our amended and restated bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by such director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our Company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson Bradshaw LLP, Irvine, California. Certain legal matters relating to this offering will be passed upon for the Representative by Bevilacqua PLLC.

EXPERTS

The financial statements included in this prospectus as of years ended December 31, 2020 and 2019 have been audited by BF Borgers CPA PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

In exchange for discounts on legal bills, the Company granted Wilson Bradshaw LLP separate grants of stock options to purchase common stock exercisable for 10 years: (1) on September 22, 2020 Wilson Bradshaw LLP was granted 571 options exercisable at $3.50 per share; (2) on December 11, 2020, Wilson Bradshaw LLP was granted 629 options exercisable at $3.00 per share, and (3) on April 11, 2021, Wilson Bradshaw LLP was granted 1,177 options exercisable at $5.00 per share.

No other named experts own any shares of our common stock.

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ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our Company on our website, located at www.focusuniversal.com.

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FOCUS UNIVERSAL INC.

CONSOLIDATED FINANCIAL STATEMENTS

Index to the Financial Statements

Contents	Page

Unaudited Financial Statements – Focus Universal, Inc.

F-1

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current Assets:
Cash	$1,381,435	$583,325
Accounts receivable, net	144,588	190,556
Accounts receivable - related party	5,016	–
Inventories, net	11,577	42,496
Other receivables	2,400	–
Prepaid expenses	190,074	91,253
Deposit - current portion	–	100,000
Total Current Assets	1,735,090	1,007,630

Property and equipment, net	4,411,638	4,492,510
Operating lease right-of-use asset	63,005	86,558
Deposits	6,630	6,630

Total Assets	$6,216,363	$5,593,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$231,270	$198,870
Accounts payable - related party	–	17,471
Other current liabilities	6,496	6,332
Customer deposit	4,626	57,377
Loan, current portion	271,085	194,125
Lease liability, current portion	58,491	53,384
Total Current Liabilities	571,968	527,559

Non-Current Liabilities:
Lease liability, less current portion	10,952	41,287
Loan, less current portion	1,736,682	202,735
Other liability	17,135	17,135
Total Non-Current Liabilities	1,764,769	261,157

Total Liabilities	2,336,737	788,716

Contingencies (Note 13)	–	–

Stockholders' Equity:
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 40,959,741 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	40,959	40,959
Additional paid-in capital	14,594,733	14,381,058
Shares to be issued, common shares	122,709	98,709
Accumulated deficit	(10,878,775)	(9,716,114)
Total Stockholders' Equity	3,879,626	4,804,612

Total Liabilities and Stockholders' Equity	$6,216,363	$5,593,328

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-2

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$256,730	$427,953	$610,002	$723,890
Revenue - related party	4,950	6,595	15,141	21,267
Total Revenue	261,680	434,548	625,143	745,157
Cost of Revenue	208,583	313,157	500,846	651,229

Gross Profit (Loss)	53,097	121,391	124,297	93,928

Operating Expenses:
Selling expense	446	1,949	958	17,019
Compensation - officers	34,000	34,000	73,100	68,000
Research and development	47,222	61,797	110,372	132,193
Professional fees	293,603	394,031	671,150	827,570
General and administrative	341,361	289,517	651,445	679,330
Total Operating Expenses	716,632	781,294	1,507,025	1,724,112

Loss from Operations	(663,535)	(659,903)	(1,382,728)	(1,630,184)

Other Income (Expense):
Interest income (expense), net	(15,223)	(1,240)	(22,756)	35
Interest (expense) - related party	–	–	–	(81)
Other income	198,613	33,476	242,823	80,257
Total other income	183,390	32,236	220,067	80,211

Loss before income taxes	(480,145)	(627,667)	(1,162,661)	(1,549,973)

Income tax expense	–	–	–	–

Net Loss	$(480,145)	$(627,667)	$(1,162,661)	$(1,549,973)

Weight Average Number of Common Shares Outstanding: Basic and Diluted	40,959,741	40,959,741	40,959,741	40,959,741

Net Loss per common share: Basic and Diluted	$(0.01)	$(0.02)	$(0.03)	$(0.04)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-3

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited)

	Common stock		Additional Paid-In	Shares to be issued	Accumulated	Total Stockholders'
Description	Shares	Amount	Capital	Common Shares	Deficit	Equity
Balance - March 31, 2021	40,959,741	$40,959	$14,487,896	$110,709	$(10,398,630)	$4,240,934

Stock based compensation - options	–	–	106,837	–	–	106,837

Common stock to be issued for services	–	–	–	12,000	–	12,000

Net loss	–	–	–	–	(480,145)	(480,145)

Balance - June 30, 2021	40,959,741	$40,959	$14,594,733	$122,709	$(10,878,775)	$3,879,626
		–	–	–	–	–
Balance - March 31, 2020	40,959,741	$40,959	$14,035,258	$62,709	$(8,101,307)	$6,037,619

Stock based compensation - options	–	–	259,350	–	–	259,350

Common stock to be issued for services	–	–	–	12,000	–	12,000

Net loss	–	–	–	–	(627,667)	(627,667)

Balance - June 30, 2020	40,959,741	$40,959	$14,294,608	$74,709	$(8,728,974)	$5,681,302

	Common stock		Additional Paid-In	Shares to be issued	Accumulated	Total Stockholders'
Description	Shares	Amount	Capital	Common Shares	Deficit	Equity
Balance - December 31, 2020	40,959,741	$40,959	$14,381,058	$98,709	$(9,716,114)	$4,804,612

Stock based compensation - options	–	–	213,675	–	–	213,675

Common stock to be issued for services	–	–	–	24,000	–	24,000

Net loss	–	–	–	–	(1,162,661)	(1,162,661)

Balance - June 30, 2021	40,959,741	40,959	14,594,733	122,709	(10,878,775)	3,879,626
		–	–	–	–	–
Balance, December 31, 2019	40,959,741	$40,959	$13,775,908	$50,709	$(7,179,001)	$6,688,575

Stock based compensation - options	–	–	518,700	–	–	518,700

Common stock to be issued for services	–	–	–	24,000	–	24,000

Net loss	–	–	–	–	(1,549,973)	(1,549,973)

Balance, June 30, 2020	40,959,741	$40,959	$14,294,608	$74,709	$(8,728,974)	$5,681,302

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-4

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net Loss	$(1,162,661)	$(1,549,973)

Adjustments to reconcile net loss to net cash from operating activities:
Bad debt expense	5,749	3,954
Inventories reserve	(1,329)	4,113
Depreciation expense	80,872	81,125
SBA loan forgiveness	(151,500)	–
Amortization of right-of-use assets	(1,675)	(755)
Stock-based compensation	24,000	24,000
Stock based compensation - options	213,675	518,700
Changes in operating assets and liabilities:
Accounts receivable	40,219	(123,035)
Accounts receivable - related party	(5,016)	(22,410)
Inventories	32,248	(10,117)
Other receivable	(2,400)	(900)
Prepaid expenses	(98,821)	18,356
Deposit	100,000	–
Accounts payable and accrued liabilities	32,400	(20,041)
Accounts payable - related party	(17,471)	–
Other current liabilities	164	(12,334)
Interest payable - related party	–	(1,750)
Customer deposit	(52,751)	(92,419)
Net cash flows used in operating activities	(964,297)	(1,183,486)

Cash flows from financing activities:
Proceeds from SBA loan	267,297	405,860
Payment on SBA loan	(227)	–
Payment on promissory note	–	(50,000)
Proceeds from bank loan	1,500,000	–
Prepayment on bank loan	(4,663)	–
Net cash flows provided by financing activities	1,762,407	355,860

Net change in cash	798,110	(827,626)

Cash beginning of period	583,325	2,192,870

Cash end of period	$1,381,435	$1,365,244

Supplemental cash flow disclosure:
Cash paid for income taxes	$–	$–
Cash paid for interest	$19,267	$1,831

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-5

FOCUS UNIVERSAL INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Organization and Operations

Focus Universal Inc. (“Focus”) was incorporated under the laws of the state of Nevada on December 4, 2012 (“Inception”). It is a universal smart instrument developer and manufacturer, headquartered in the Los Angeles, California metropolitan area, specializing in the development and commercialization of novel and proprietary universal smart technologies and instruments. Universal smart technology is an off-the-shelf technology utilizing an innovative hardware integrated platform. The Focus platform provides a unique and universal combined wired and wireless solution for embedded design, industrial control, functionality testing, and parameter measurement instruments and functions. Our smart technology software utilizes a smartphone, computer, or a mobile device as an interface platform and display that communicates and works in tandem with a group of external sensors or probes, or both. The external sensors and probes may be manufactured by different vendors, but the universal smart technology functions in a manner that does not require the user to have extensive knowledge of the unique characteristics of the function of each of the sensors and probes. The universal smart instrument Focus developed (the “Ubiquitor”) consists of a reusable foundation component which includes a wireless gateway (which allows the instrument to connect to the smartphone via Bluetooth and WiFi technology), universal smart application software (“Application”) which is installed on the user’s smartphone or other mobile device and allows monitoring of the sensor readouts on the smartphone screen. The Ubiquitor also connects to a variety of individual scientific sensors that collect data, from moisture, light, airflow, voltage, and a wide variety of applications. The data then sent through a wired or wireless connection, or a combination thereof to the smartphone or other mobile device and the data is organized and displayed on the smartphone screen. The smartphone or other mobile device, foundation, and sensor readouts together perform the functions of many traditional scientific and engineering instruments and are intended to replace the traditional, wired stand-alone instruments at a fraction of their cost.

Perfecular Inc. (“Perfecular”) was founded in September 2009 and is headquartered in Ontario, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

AVX Design & Integration, Inc. (“AVX”) was incorporated on June 16, 2000 in the state of California. AVX is an internet of things (“IoT”) installation and management company specializing in high performance and easy to use Audio/Video, Home Theater, Lighting Control, Automation and Integration. Services provided by AVX include full integration of houses, apartment, commercial complex, office spaces with audio, visual and control systems to fully integrate devices in the low voltage field. AVX’s services also include partial equipment upgrade and installation.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of Focus and its wholly-owned subsidiaries, Perfecular, Inc. and AVX Design & Integration, Inc. (collectively, the “Company”, “we”, “our”, or “us”). All intercompany balances and transactions have been eliminated upon consolidation. The Company’s condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

F-6

Going Concern

In the long term, the continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to repay its debt obligations, to obtain necessary equity financing to continue operations, and the attainment of profitable operations. For the six months ended June 30, 2021, the Company had a net loss of $1,162,661 and negative cash flow from operating activities of $964,297. In Q1, 2021 the Company had obtained a $1,500,000 loan from a financial institution and a $1,500,000 loan commitment from a private related party. The loan from the financial institution requires monthly payments starting February 2021 and with the final payment due in 2026. The related party loan will accrue interest at 10% until March 15, 2022, or six months from the date the loan is funded, whichever is later (the “Initial Interest Accrual Date”). Interest on any unpaid principal after Initial Interest Accrual Date shall accrue at a fixed rate of 12% per annum until paid. The Company reserves the right to prepay this loan agreement (in whole or in part) after 6 months of the first day with no prepayment penalty. The Company may make, in its sole discretion, payments of interest only, or interest and principal, provided that the principal is not paid in full prior to six months from the date the loan is funded. The Company also plans to raise $10 million through an underwritten public offering in 2021.

With the January 1, 2021 beginning cash amount of $583,325 and the loan of $1,500,000, the Company will have enough cash to cover its projected annual cash burn rate of $1,967,074. With the additional $1,500,000 related party loan, the Company will have adequate reserves to continue operations in 2021 and 2022. The related party which provided the loan to the Company is owned by a director of the Company, which we have evaluated to be a reliable source of cashflow. The $10 million planned public offering will contribute to a projected December 31, 2021 cash balance of $11,000,000. Historically, the Company has been successful in reaching its planned fund-raising targets.

In 2020 the Company had negative operating cashflow of approximately $1.96 million, mainly resulting from net loss. The Company is currently developing its products and licenses and expects to generate profit once the products and licenses are available for the market, which will begin to alleviate the negative cashflow. Currently, the Company is testing 4 Mbps ultra-narrowband power line communication printed circuit boards, the testing is completed in Q2 2021. The ultra-narrowband power line communication products will launch in Q4, 2021. The portable universal smart device is also in the final printed circuit board layout stage, the Company is planning to launch this product in Q4 2021. Initially, new products would require cash to manufacture and promote. The Company expects to begin generating positive cashflow with the launch of above-mentioned products from Q2 of 2022.

Overall, we expect that with the loan we obtained, along with the committed related-party loan, and planned capital raising will provide adequate cash for the Company to continue operation as a going concern throughout 2021 and 2022. The Company expects the loans and offering will generate cash for 2021’s operation and be able to pay off the loans obtained through the offering with sufficient cashflow for 2021 and 2022. Thus, the previous factors raising substantial doubt to continue as a going concern have been alleviated.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Perfecular Inc. and AVX Design & Integration. Focus and Perfecular, collectively “the entities” were under common control; therefore, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-45, the acquisition of Perfecular was accounted for as a business combination between entities under common control and treated similar to a pooling of interest transaction. On March 15, 2019, Focus entered into a stock purchase agreement with AVX whereby Focus purchased 100% of the outstanding stock of AVX. All significant intercompany transactions and balances have been eliminated.

Segment Reporting

The Company currently has two operating segments. In accordance with ASC 280, Segment Reporting (“ASC 280”), the Company considers operating segments to be components of the Company’s business for which separate financial information is available and evaluated regularly by management in deciding how to allocate resources and to assess performance. Management reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it has two operating and reportable segments.

F-7

Asset information by operating segment is not presented as the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s unaudited condensed consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.

The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying financial statements include the lease term impacting right-of use asset and lease liability, useful lives of property and equipment, allowance for doubtful accounts, inventory reserves, and the valuation allowance on deferred tax assets. The Company regularly evaluates its estimates and assumptions.

Cash

The Company considers all highly liquid investments with a maturity of three months or less to be cash. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. There were no cash equivalents held by the Company at June 30, 2021 and December 31, 2020.

Accounts Receivable

The Company grants credit to clients that sell the Company’s products or engage in construction service under credit terms that it believes are customary in the industry and do not require collateral to support customer receivables. The accounts receivable balances are generally collected within 30 to 90 days of the product sale.

Allowance for Doubtful Accounts

The Company estimates an allowance for doubtful accounts based on historical collection trends and review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. As of June 30, 2021 and December 31, 2020, allowance for doubtful accounts amounted to $50,268 and $44,519, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

F-8

Inventory

Inventory consists primarily of parts and finished goods and is valued at the lower of the inventory’s cost or net realizable value under the first-in-first-out method. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower. Inventory allowances are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as discontinued products. These estimates could vary significantly from actual requirements, for example, if future economic conditions, customer inventory levels, or competitive conditions differ from expectations. The Company regularly reviews the value of inventory based on historical usage and estimated future usage. If estimated realized value of our inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated market value. As of June 30, 2021 and December 31, 2020, inventory reserve amounted to $69,233 and $70,562, respectively.

Property and Equipment

Property and equipment are stated at cost. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are expensed currently. Major renewals and betterments are capitalized. Depreciation is computed using the straight-line method. Estimated useful lives are as follows:

Fixed assets	Useful life
Furniture	5 years
Equipment	5 years
Warehouse	39 years
Improvement	5 years
Construction in progress	–
Land	–

Long-Lived Assets

The Company applies the provisions of FASB ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Long-term assets of the Company are reviewed when circumstances warrant as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. Based on its review at June 30, 2021 and December 31, 2020, the Company believes there was no impairment of its long-lived assets.

Share-based Compensation

The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock-Based Compensation. Stock-based compensation to employees consist of stock options, grants, and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.

The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period during which services are received.

F-9

The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.

Fair Value of Financial Instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments and paragraph ASC 820-10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

☐	Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

☐	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

☐	Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 2 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable, and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

However, it is not practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Revenue Recognition

On September 1, 2018, the Company adopted ASC 606 – Revenue from Contracts with Customers using the modified retrospective transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. The Company’s updated accounting policies and related disclosures are set forth below, including the disclosure for disaggregated revenue. The impact of adopting ASC 606 was not material to the Condensed Consolidated Financial Statements.

F-10

Revenue from the Company is recognized under Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

☐	executed contracts with the Company’s customers that it believes are legally enforceable;

☐	identification of performance obligations in the respective contract;

☐	determination of the transaction price for each performance obligation in the respective contract;

☐	allocation of the transaction price to each performance obligation; and

☐	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to each of the Company’s revenue categories, is summarized below:

☐	Product sales – revenue is recognized at the time of sale of equipment to the customer.

☐	Service sales – revenue is recognized based on the service been provided to the customer.

Revenue from construction projects is recognized over time using the percentage-of-completion method under the cost approach. The percentage of completion is determined by estimating stage of work completed. Under this approach, recognized contract revenue equals the total estimated contract revenue multiplied by the percentage of completion. Our construction contracts are unit priced, and an account receivable is recorded for amounts invoiced based on actual units produced.

Cost of Revenue

Cost of revenue includes the cost of services, labor, and product incurred to provide product sales, service sales, and project sales.

Research and Development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models.

Related Parties

The Company follows ASC 850-10 for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20 the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of ASC 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-11

The condensed consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the consolidated financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows ASC 450-20 to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Income Tax Provision

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes (ASC 740). ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the Company does not foresee generating taxable income in the near future and utilizing its deferred tax asset, therefore, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is more than 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense, and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. There was no material deferred tax asset or liabilities as of June 30, 2021 and December 31, 2020.

F-12

As of June 30, 2021 and December 31, 2020, the Company did not identify any material uncertain tax positions.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per share is computed pursuant to ASC 260-10-45. Basic net income (loss) per share (“EPS”) is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.

Diluted EPS is computed by dividing net income (loss) by the weighted average number of shares of stock and potentially outstanding shares of stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Due to the net loss incurred by the Company, potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive.

Six months ended June 30,	2021	2020
Stock options	262,500	192,500
Total	262,500	192,500

Subsequent Events

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR. Based upon the review, other than described in Note 14 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Reclassification

Certain reclassifications have been made to the condensed consolidated financial statements for prior years to the current year’s presentation. Such reclassifications have no effect on net income as previously reported.

Note 3 – Recent Accounting Pronouncement

Recently Adopted Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842) (“Topic 842”), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; ASU 2018-11, Targeted Improvements; and ASU 2019-01, Codification Improvements. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of income.

F-13

The new standard was effective for the Company on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on January 1, 2019 and used the effective date as its date of initial application. Consequently, prior period financial information has not been recast and the disclosures required under the new standard have not been provided for dates and periods before January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company elected the “package of practical expedients,” which permits it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements, the latter not being applicable to the Company. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, it has not recognized ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also elected the practical expedient to not separate lease and non-lease components for all of its leases.

The Company believes the most significant effects of the adoption of this standard relate to (1) the recognition of new ROU assets and lease liabilities on its consolidated balance sheet for its office operating leases and (2) providing new disclosures about its leasing activities. There was no change in its leasing activities as a result of adoption.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to nonemployees with the requirements for share-based payments granted to employees. ASU 2018-07 is effective on January 1, 2019. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s condensed consolidated financial statements.

In December 2019, FASB issued ASU 2019-12, Income Taxes, which provides for certain updates to reduce complexity in the accounting for income taxes, including the utilization of the incremental approach for intra-period tax allocation, among others. The amendments in ASU 2019-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The adoption of this ASU did not have a material effect on its condensed consolidated financial statements.

In June 2020, the FASB issued ASU 2020-05 in response to the ongoing impacts to U.S. businesses in response to the COVID-19 pandemic. ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities provide a limited deferral of the effective dates for implementing previously issued ASU 606 and ASU 842 to give some relief to businesses considering the difficulties they are facing during the pandemic. These entities may defer application to fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. As the Company has already adopted ASU 606 and ASU 842, the Company does not anticipate any effect on its financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. In February 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company believes the adoption will modify the way the Company analyzes financial instruments, but it does not anticipate a material impact on results of operations. The Company is in the process of determining the effects the adoption will have on its condensed consolidated financial statements.

F-14

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 4 – Inventory, net

At June 30, 2021 and December 31, 2020, inventory consisted of the following:

	June 30, 2021	December 31, 2020
Parts	$28,961	$45,509
Finished goods	51,849	67,549
Total	80,810	113,058
Less inventory reserve	(69,233)	(70,562)
Inventory, net	$11,577	$42,496

Note 5 – Deposit

Deposit balance as of June 30, 2021 amounted to $6,630 for lease agreement deposit. Deposit balance as of December 31, 2020 amounted to $106,630, including $6,630 for lease agreement deposit and $100,000 for payment made into an escrow account for purchasing a target company. On March 26, 2021, the management of target company decided to terminate the LOI. The LOI was terminated effective as of March 29, 2021 and $100,000 was returned on March 29, 2021.

Note 6 – Property and Equipment

At June 30, 2021 and December 31, 2020, property and equipment consisted of the following:

	June 30, 2021	December 31, 2020
Warehouse	$3,789,773	$3,789,773
Land	731,515	731,515
Building Improvement	238,666	238,666
Furniture and fixture	27,631	27,631
Equipment	48,378	48,378
Software	1,995	1,995
Total cost	4,837,958	4,837,958
Less accumulated depreciation	(426,320)	(345,448)
Property and equipment, net	$4,411,638	$4,492,510

Depreciation expense for the six months ended June 30, 2021 and 2020 amounted to $80,872 and $81,125, respectively.

The Company purchased a warehouse in Ontario, California in September 2018 and leased an unused portion to a third party. The tenant paid $12,335 as a security deposit, shown as other liability in non-current liabilities.

F-15

Note 7 – Related Party Transactions

Revenue generated from Vitashower Corp., a company owned by the CEO’s wife, amounted to $15,141 and $21,267 for the six months ended June 30, 2021 and 2020, respectively. Account receivable balance due from Vitashower Corp. amounted to $5,016 and $0 as of June 30, 2021 and December 31, 2020, respectively. Purchases generated from Vitashower Corp. amounted to $3,379 and $0 for the six months ended June 30, 2021 and 2021, respectively. There were accounts payable balances of $0 and $17,471due to Vitashower Corp. as of June 30, 2021 and December 31, 2020, respectively.

Compensation for services provided by the President and Chief Executive Officer for the six months ended June 30, 2021 and 2020 amounted to $60,000 and $60,000, respectively.

Note 8 – Business Concentration and Risks

Major customers

One customer accounted for 0% and 17% of the total accounts receivable as of June 30, 2021 and December 31, 2020, respectively. This customer accounted for 78% and 42% of the total revenue for the period ended June 30, 2021 and 2020, respectively.

Major vendors

One vendor accounted for 0% and 0% of total accounts payable at June 30, 2021 and December 31, 2020, respectively. This vendor accounted for 77% and 47% of the total purchases for the period ended June 30, 2021 and 2020, respectively.

Note 9 – Operating Lease Right-of-use Asset and Operating Lease Liability

Operating lease right-of-use assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 15%, as the interest rate implicit in our lease is not readily determinable. During the six months ended June 30, 2021 and 2020, the Company recorded $32,590 and $32,590, respectively as operating lease expense.

The Company currently has a lease agreement for AVX’s operation for a monthly payment of $5,258 and shall increase by 3% every year. The lease commenced July 1, 2015 and expires on August 31, 2022. A security deposit of $5,968 was also held for the duration of the lease term.

In adopting ASC Topic 842, Leases (Topic 842), the Company has elected the ‘package of practical expedients,’ which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter is not applicable to the Company. In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 months or less. On March 15, 2019 when AVX was acquired, upon adoption of ASC Topic 842, the Company recorded a right-of-use asset.

Right-of-use asset is summarized below:

	June 30, 2021	December 31, 2020
Office lease	$157,213	$157,213
Less: accumulated amortization	(94,208)	(70,655)
Right-of-use asset, net	$63,005	$86,558

F-16

Operating Lease liability is summarized below:

	June 30, 2021	December 31, 2020
Office lease	$69,443	$94,671
Less: current portion	(58,491)	(53,384)
Long-term portion	$10,952	$41,287

Maturity of lease liability is as follows:

Year ending December 31, 2021	$32,497
Year ending December 31, 2022	43,655
Total future minimum lease payment	76,152
Imputed interest	(6,709)
Lease Obligation, net	$69,443

Note 10 – Loans

Paycheck Protection Program

On April 24, 2020, AVX Design & Integration, Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from JPMorgan Chase Bank, N.A. related to the COVID-19 pandemic in the amount of $107,460, which we received on May 1, 2020. The SBA Loan has a fixed interest rate of 0.98 percent per annum and a maturity date two years from the date the loan was issued.

On May 4, 2020, Perfecular Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from Bank of America related to the COVID-19 pandemic in the amount of $151,500, which we received on May 4, 2020. The SBA Loan has a fixed interest rate of 1 percent per annum and a maturity date two years from the date loan was issued. On April 28, 2021, SBA authorized full forgiveness of this loan and the Company recognized principal amount of $151,500 and $1,490 interest to other income.

 On March 2, 2021, Perfecular Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from Wells Fargo related to the COVID-19 pandemic in the amount of $158,547, which we received on March 3, 2021. The SBA Loan has a fixed interest rate of 1 percent per annum and a maturity date two years from the date loan was issued.

On March 10, 2021, AVX Design & Integration, Inc. entered into an agreement to receive an SBA Loan from Chase Bank related to the COVID-19 pandemic in the amount of $108,750. The SBA Loan has a fixed interest rate of 0.98 percent per annum and a maturity date five years from the date loan was issued.

Economic Injury Disaster Loan

On June 4, 2020, Perfecular Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from Bank of America related to the COVID-19 pandemic in the amount of $81,100, which we received on June 4, 2020. The SBA Loan has a fixed interest rate of 3.75 percent per annum and a maturity date thirty years from the date loan was issued.

On June 5, 2020, AVX Design & Integration, Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from JPMorgan Chase Bank, N.A. related to the COVID-19 pandemic in the amount of $56,800, which we received on June 5, 2020. The SBA Loan has a fixed interest rate of 3.75 percent per annum and a maturity date thirty years from the date loan was issued.

F-17

Bank Loan

On January 8, 2021, Focus Universal Inc. entered into a secured promissory note agreement with East West Bank in the amount of $1,500,000. The note has a variable interest rate of 0.25% above Wall Street Journal Prime Rate. The note requires monthly payments with the final payment of $1,357,178 due on January 22, 2026.

Borrower will use all of the proceeds from this Loan solely as working capital to alleviate economic injury caused by disaster occurring in the month of January 31, 2020 and continuing thereafter.

	June 30, 2021	December 31, 2020
SBA Loan	$512,430	$396,860
Bank Loan	1,495,337	–
Total	2,007,767	396,860
Less: current portion	(271,085)	(194,125)
Long term portion	$1,736,682	$202,735

Interest expense incurred from the loans amounted to $22,827 and $868 for the six months ended June 30, 2021 and 2020, respectively.

Note 11 – Stockholders’ Equity

Shares authorized

Upon formation, the total number of shares of all classes of stock that the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common stock

As of June 30, 2021 the Company had 40,959,741 shares of common stock issued and outstanding.

During the six months ended June 30, 2021, the Company did not issue common stock.

Shares to be issued for compensation

The Company entered into agreements with third party consultants for financing and management consultation. The Company has incurred consulting service fees not paid in cash amounting to $24,000 for the six months ended June 30, 2021, which the Company intends to issue stock as compensation for services rendered. Expenses incurred but not yet paid in shares as of June 30, 2021 and December 31, 2020 amounted to $122,709 and $98,709, respectively.

Stock options

On January 4, 2021, each member of the Board was granted 15,000 options to purchase shares at $3.00 per share.

On August 6, 2019, each member of the Board was granted 30,000 options to purchase shares at $5.70 per share.

F-18

As of June 30, 2021, there were 315,000 options granted, 262,500 options vested, 52,500 options unvested, and 315,000 outstanding stock options.

For the six months ended June 30, 2021 and 2020, the Company’s stock option compensation expenses amounted to $213,675 and $518,700, respectively.

The fair value of the warrants listed above was determined using the Black-Scholes option pricing model with the following assumptions:

	June 30,	June 30,
	2021	2020
Risk-free interest rate	0.93%	1.71%
Expected life of the options	10 years	10 years
Expected volatility	122.93%	158.86%
Expected dividend yield	0%	0%

The following is a summary of options activity from December 31, 2020 to June 30, 2021:

Options	Shares	Weighted average exercise price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2020	210,000	$9.61	9.61	–
Granted	105,000	3.00	–	–
Exercised	–	$–	–	–
Forfeited or expired	–	$–	–	–
Outstanding at June 30, 2021	315,000	$4.80	8.83	336,000
Vested as of June 30, 2021	262,500	$5.16	8.64	84,000
Exercisable at June 30, 2021	315,000	$5.16	8.64	84,000

The exercise price for options outstanding and exercisable at June 30, 2021:

Outstanding		Exercisable

Number of	Exercise	Number of	Exercise
Options	Price	Options	Price
30,000	$5.70	30,000	$5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
15,000	3.00	15,000	3.00
15,000	3.00	15,000	3.00
15,000	3.00	15,000	3.00
15,000	3.00	15,000	3.00
15,000	3.00	15,000	3.00
15,000	3.00	15,000	3.00
15,000	3.00	15,000	3.00
315,000		315,000

F-19

Note 12 – Segment reporting

The Company consists of two types of operations. Focus Universal, Inc. and Perfecular Inc. (“Focus”) involve wholesale, research and development of universal smart instrument and farming devices. AVX Design & Integration, Inc. (“AVX”) is an IoT installation and management company specializing in high performance and easy to use audio/video, home theater, lighting control, automation, and integration. The table below discloses income statement information by segment.

	Six months ended June 30, 2021
	Focus	AVX	Total

Revenue	$526,161	$83,841	$610,002
Revenue - related party	15,141	–	15,141
Total revenue	541,302	83,841	625,143

Cost of Revenue	422,663	78,183	500,846

Gross Profit	118,639	5,658	124,297

Operating Expenses:
Selling	332	626	958
Compensation - officers	73,100	–	73,100
Research and development	110,372	–	110,372
Professional fees	669,679	1,471	671,150
General and administrative	519,574	131,871	651,445
Total Operating Expenses	1,373,057	133,968	1,507,025

Loss from Operations	(1,254,418)	(128,310)	(1,382,728)

Other Income (Expense):
Interest income (expense), net	(20,715)	(2,041)	(22,756)
Other income (expense), net	245,241	(2,418)	242,823
Total other income (expense)	224,526	(4,459)	220,067

Loss before income taxes	(1,029,892)	(132,769)	(1,162,661)

Tax expense	–	–	–

Net Loss	$(1,029,892)	$(132,769)	$(1,162,661)

F-20

Note 13 – Commitments and Contingencies

In the normal course of business or otherwise, the Company may become involved in legal proceedings. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonable estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees, and other directly related costs expected to be incurred. There were no recorded litigation loss contingencies as of June 30, 2021 and December 31, 2020.

Note 14 – Subsequent Events

On July 8, 2021, SBA authorized full forgiveness of AVX Design & Integration, Inc. PPP loan principal amount of $107,460 and $1,267 interest.

The Company has evaluated all other subsequent events through the date these condensed consolidated financial statements were issued and determined that there were no subsequent events or transactions that require recognition or disclosures in the condensed consolidated financial statements.

F-21

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Focus Universal, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Focus Universal, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statement of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2017

Lakewood, CO

April 20, 2021

F-22

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019

ASSETS
Current Assets:
Cash	$583,325	$2,192,870
Accounts receivable, net	190,556	137,338
Inventories, net	42,496	62,933
Prepaid expenses	91,253	46,971
Deposit - current portion	100,000	–
Total Current Assets	1,007,630	2,440,112

Property and equipment, net	4,492,510	4,653,438
Operating lease right-of-use asset	86,558	128,399
Deposits	6,630	6,630

Total Assets	$5,593,328	$7,228,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$198,870	$192,488
Accounts payable - related party	17,471	–
Other current liabilities	6,332	16,820
Interest payable - related party	–	1,750
Customer deposit	57,377	127,671
Loan, current portion	194,125	–
Lease liability, current portion	53,384	44,270
Promissory note short term - related party	–	50,000
Total Current Liabilities	527,559	432,999

Non-Current Liabilities:
Lease liability, less current portion	41,287	94,670
Loan, less current portion	202,735	–
Other liability	17,135	12,335
Total Non-Current Liabilities	261,157	107,005

Total Liabilities	788,716	540,004

Contingencies (Note 11)	–	–

Stockholders' Equity:
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 40,959,741 shares issued and outstanding as of December 31, 2020 and 2019, respectively	40,959	40,959
Additional paid-in capital	14,381,058	13,775,908
Shares to be issued, common shares	98,709	50,709
Accumulated deficit	(9,716,114)	(7,179,001)
Total Stockholders' Equity	4,804,612	6,688,575

Total Liabilities and Stockholders' Equity	$5,593,328	$7,228,579

The accompanying notes are an integral part of these consolidated financial statements.

F-23

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Years ended December 31,
	2020	2019
Revenue	$1,652,518	$1,446,186
Revenue - related party	26,449	14,184
Total Revenue	1,678,967	1,460,370
Cost of Revenue	1,395,187	1,342,139

Gross Profit	283,780	118,231

Operating Expenses:
Selling expense	22,590	46,624
Compensation - officers	142,100	150,154
Research and development	256,636	255,232
Professional fees	1,297,160	1,376,995
General and administrative	1,269,207	1,113,201
Goodwill impairment	–	458,490
Intangible assets impairment	–	47,975
Total Operating Expenses	2,987,693	3,448,671

Loss from Operations	(2,703,913)	(3,330,440)

Other Income (Expense):
Interest income (expense), net	(4,072)	2,257
Interest (expense) - related party	(81)	(1,750)
Other income	170,953	154,390
Total other income (expense)	166,800	154,897

Loss before income taxes	(2,537,113)	(3,175,543)

Income tax expense	–	–

Net Loss	$(2,537,113)	$(3,175,543)

Weight Average Number of Common Shares Outstanding: Basic and Diluted	40,959,741	40,945,807

Net Loss per common share: Basic and Diluted	$(0.06)	$(0.08)

The accompanying notes are an integral part of these consolidated financial statements.

F-24

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

	Common stock		Additional Paid-In	Shares to be issued Common	Accumulated	Total Stockholders'
Description	Shares	Amount	Capital	Shares	Deficit	Equity
Balance - December 31, 2018	40,907,010	$40,907	$12,956,486	$72,000	$(4,003,458)	$9,065,935

Common stock issued for prior period service	10,133	10	71,990	(72,000)	–	–

Common stock issued for service	3,312	3	24,506	–	–	24,509

Common stock issued for acquisition	39,286	39	290,676	–	–	290,715

Common stock to be issued for services	–	–	–	50,709	–	50,709

Stock options issued for services	–	–	432,250	–	–	432,250

Net loss	–	–	–	–	(3,175,543)	(3,175,543)

Balance - December 31, 2019	40,959,741	40,959	13,775,908	50,709	(7,179,001)	6,688,575

Stock options issued for services	–	–	605,150	–	–	605,150

Common stock to be issued for services	–	–	–	48,000	–	48,000

Net loss	–	–	–	–	(2,537,113)	(2,537,113)

Balance - December 31, 2020	40,959,741	$40,959	$14,381,058	$98,709	$(9,716,114)	$4,804,612

The accompanying notes are an integral part of these consolidated financial statements.

F-25

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(Unaudited)

	For the Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net Loss	$(2,537,113)	$(3,175,543)
Adjustments to reconcile net loss to net cash from operating activities:
Bad debt expense	21,907	5,175
Inventories reserve	(852)	6,448
Depreciation expense	162,242	151,670
Amortization of intangible assets	–	9,025
Impairment of intangible assets	–	47,975
Impairment of goodwill	–	458,490
Amortization of right-of-use assets	(2,428)	(673)
Stock-based compensation	48,000	75,218
Stock option compensation	605,150	432,250
Changes in operating assets and liabilities:
Accounts receivable	(75,125)	102,956
Accounts receivable - related party	–	39,625
Inventories	21,289	15,932
Prepaid expenses	(44,282)	68,862
Deposit - Current portion	(100,000)	–
Deposits	–	7,210
Accounts payable and accrued liabilities	8,132	(38,705)
Accounts payable - related party	17,471	(4,921)
Other current liabilities	(12,238)	9,610
Interest payable - related party	(1,750)	1,750
Customer deposit	(70,294)	77,540
Other liabilities	4,800	12,335
Net cash flows used in operating activities	(1,955,091)	(1,697,771)

Cash flows from investing activities:
Cash from acquisition	–	201,482
Purchase of property and equipment	(1,314)	(11,148)
Cash paid for building improvement	–	(205,444)
Cash paid for acquisition	–	(550,000)
Net cash flows used in investing activities	(1,314)	(565,110)

Cash flows from financing activities:
Proceeds from SBA loan	396,860	–
Payment on promissory note	(50,000)	–
Net cash flows provided by financing activities	346,860	–

Net change in cash	(1,609,545)	(2,262,881)

Cash beginning of period	2,192,870	4,455,751

Cash end of period	$583,325	$2,192,870

Supplemental cash flow disclosure:
Cash paid for income taxes	$–	$–
Cash paid for interest	$1,831	$–

Supplemental disclosures of non-cash investing and financing activities:
Promissory note issued for acquisition	$–	$50,000
Shares issued for acquisition	$–	$290,716

The accompanying notes are an integral part of these consolidated financial statements.

F-26

FOCUS UNIVERSAL INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1 – Organization and Operations

Focus Universal Inc. (“Focus”) was incorporated under the laws of the state of Nevada on December 4, 2012 (“Inception”). It is a universal smart instrument developer and manufacturer, headquartered in the Los Angeles, California metropolitan area, specializing in the development and commercialization of novel and proprietary universal smart technologies and instruments. Universal smart technology is an off-the-shelf technology utilizing an innovative hardware integrated platform. The Focus platform provides a unique and universal combined wired and wireless solution for embedded design, industrial control, functionality testing, and parameter measurement instruments and functions. Our smart technology software utilizes a smartphone, computer, or a mobile device as an interface platform and display that communicates and works in tandem with a group of external sensors or probes, or both. The external sensors and probes may be manufactured by different vendors, but the universal smart technology functions in a manner that does not require the user to have extensive knowledge of the unique characteristics of the function of each of the sensors and probes. The universal smart instrument Focus developed (the “Ubiquitor”) consists of a reusable foundation component which includes a wireless gateway (which allows the instrument to connect to the smartphone via Bluetooth and WiFi technology), universal smart application software (“Application”) which is installed on the user’s smartphone or other mobile device and allows monitoring of the sensor readouts on the smartphone screen. The Ubiquitor also connects to a variety of individual scientific sensors that collect data, from moisture, light, airflow, voltage, and a wide variety of applications. The data then sent through a wired or wireless connection, or a combination thereof to the smartphone or other mobile device and the data is organized and displayed on the smartphone screen. The smartphone or other mobile device, foundation, and sensor readouts together perform the functions of many traditional scientific and engineering instruments and are intended to replace the traditional, wired stand-alone instruments at a fraction of their cost.

Perfecular Inc. (“Perfecular”) was founded in September 2009 and is headquartered in Ontario, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

AVX Design & Integration, Inc. (“AVX”) was incorporated on June 16, 2000 in the state of California. AVX is an internet of things (“IoT”) installation and management company specializing in high performance and easy to use Audio/Video, Home Theater, Lighting Control, Automation and Integration. Services provided by AVX include full integration of houses, apartment, commercial complex, office spaces with audio, visual and control systems to fully integrate devices in the low voltage field. AVX’s services also include partial equipment upgrade and installation.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Focus and its wholly-owned subsidiaries, Perfecular Inc. and AVX Design & Integration, Inc. (collectively, the “Company”, “we”, “our”, or “us”). All intercompany balances and transactions have been eliminated upon consolidation. The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

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Going Concern

The Company previously disclosed the accompanying consolidated financial statements on the basis there is substantial doubt about the Company’s ability to continue as a going concern. In the long term, the continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to repay its debt obligations, to obtain necessary equity financing to continue operations, and the attainment of profitable operations. For the year ended December 31, 2020, the Company had a net loss of $2,537,113 and negative cash flow from operating activities of $1,955,091. In Q1 2021 the Company has obtained a $1,500,000 loan from a financial institution and has a $1,500,000 loan commitment from a private related party, referred to in Note 17 – Subsequent events. The loan from the financial institution requires monthly payments with the final payment due in 2026. The related party loan will accrue interest at 10% until March 15, 2022, or six months from the date the loan is funded, whichever is later (the “Initial Interest Accrual Date”). Interest on any unpaid principal after Initial Interest Accrual Date shall accrue at a fixed rate of 12% per annum until paid. The Company reserves the right to prepay this loan agreement (in whole or in part) after 6 months of the first day with no prepayment penalty. The Company may make, in its sole discretion, payments of interest only, or interest and principal, provided that the principal is not paid in full prior to six months from the date the loan is funded. The Company also plans to raise $10 million through an underwritten public offering in 2021.

With the January 1, 2021 beginning cash amount of $585,325 and the loan of $1,500,000, the Company will have enough cash to cover its projected annual cash burn rate of $1,967,074. With the additional $1,500,000 related party loan, the Company will have adequate reserves to continue operations in 2021 and 2022. The related party which will provide the loan to the Company is owned by a director of the Company, which we have evaluated to be a reliable source of cashflow. The $10 million planned public offering will contribute to a projected December 31, 2021 cash balance of $11,000,000. Historically, the Company has been successful in reaching planned its fund-raising targets.

In 2020 the Company had negative operating cashflow of approximately $1.96 million, mainly resulting from net loss. The Company is currently developing its products and licenses and expects to generate profit once the products and licenses available for the market, which will begin to alleviate the negative cashflow. Currently, the Company is testing 4 Mbps ultra-narrowband power line communication printed circuit boards, the testing is expected to complete in Q2 2021. The ultra-narrowband power line communication products are expected to launch in Q4 2021. The portable universal smart device is also in the final printed circuit board layout stage, and the Company is planning to launch this product in Q4 2021. Initially, new products would require cash to manufacture and promote. The Company expects to begin generating positive cashflow with the launch of above-mentioned products from Q2 2022.

Overall, we expect that with the loan we obtained, along with the committed related-party loan, and planned capital raising will provide adequate cash for the Company to continue operation as a going concern throughout 2021 and 2022. The Company expects the loans and offering will generate cash for 2021’s operations and be able to pay off the loans obtained through the offering with sufficient cashflow for 2021 and 2022. Thus, the previous factors raising substantial doubt to continue as a going concern have been alleviated.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Perfecular Inc. and AVX Design & Integration. Focus and Perfecular, collectively “the entities” were under common control; therefore, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50-45, the acquisition of Perfecular was accounted for as a business combination between entities under common control and treated similar to a pooling of interest transaction. On March 15, 2019, Focus entered into a stock purchase agreement with AVX whereby Focus purchased 100% of the outstanding stock of AVX. All significant intercompany transactions and balances have been eliminated.

Segment Reporting

The Company currently has two operating segments. In accordance with ASC 280, Segment Reporting (“ASC 280”), the Company considers operating segments to be components of the Company’s business for which separate financial information is available and evaluated regularly by Management in deciding how to allocate resources and to assess performance. Management reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it has two operating and reportable segments.

Asset information by operating segment is not presented as the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements.

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Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.

The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying financial statements include the lease term impacting right-of use asset and lease liability, useful lives of property and equipment, useful lives of intangible assets, allowance for doubtful accounts, inventory reserves, debt discounts, valuation of derivatives, and the valuation allowance on deferred tax assets. The Company regularly evaluates its estimates and assumptions.

Cash

The Company considers all highly liquid investments with a maturity of three months or less to be cash. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. There were no cash equivalents held by the Company at December 31, 2020 and 2019.

Accounts Receivable

The Company grants credit to clients that sell the Company’s products or engage in construction service under credit terms that it believes are customary in the industry and do not require collateral to support customer receivables. The accounts receivable balances are generally collected within 30 to 90 days of the product sale.

Allowance for doubtful accounts

The Company estimates an allowance for doubtful accounts based on historical collection trends and review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. As of December 31, 2020 and 2019, allowance for doubtful accounts amounted to $44,519 and $22,612, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

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Inventory

Inventory consists primarily of parts and finished goods and is valued at the lower of the inventory’s cost or net realizable value under the first-in-first-out method. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower. Inventory allowances are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as discontinued products. These estimates could vary significantly from actual requirements, for example, if future economic conditions, customer inventory levels or competitive conditions differ from expectations. The Company regularly reviews the value of inventory based on historical usage and estimated future usage. If estimated realized value of our inventory is less than cost, we make provisions in order to reduce its carrying value to its estimated market value. As of December 31, 2020 and 2019, inventory reserve amounted to $ 70,562 and $71,414, respectively.

Property and Equipment

Property and equipment are stated at cost. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are expensed currently. Major renewals and betterments are capitalized. Depreciation is computed using the straight-line method. Estimated useful lives are as follows:

Fixed assets	Useful life
Furniture	5 years
Equipment	5 years
Warehouse	39 years
Improvement	5 years
Construction in progress	–
Land	–

Long-Lived Assets

The Company applies the provisions of FASB ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Long-term assets of the Company are reviewed when circumstances warrant as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. Based on its review at December 31, 2020 and 2019, the Company believes there was no impairment of its long-lived assets.

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Intangible Assets

The Company’s intangible assets were acquired from AVX. Amortization is computed using the straight-line method, and the Company evaluates for impairments annually. During the year ended December 31, 2019, the Company determined that the intangible assets associated with the acquisition of AVX was fully impaired. During the year ended December 31, 2019, impairment for intangible assets amounted to $47,975. Estimated useful lives of intangible assets are as follows:

Intangible assets	Useful life
Market related intangible assets	5 years

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination. Goodwill with indefinite useful lives are tested for impairment at least annually at December 31 and whenever triggering events or changes in circumstances indicate its carrying value may not be recoverable. Assessment of the potential impairment of goodwill is an integral part of the Company’s normal ongoing review of operations. Testing for potential impairment of these assets is significantly dependent on numerous assumptions and reflects management’s best estimates at a particular point in time. The dynamic economic environments in which the Company’s businesses operate and key economic and business assumptions related to projected selling prices, market growth, inflation rates and operating expense ratios, can significantly affect the outcome of impairment tests. Estimates based on these assumptions may differ significantly from actual results. Changes in factors and assumptions used in assessing potential impairments can have a significant impact on the existence and magnitude of impairments, as well as the time in which such impairments are recognized. The management tests for impairment annually at year end. During the year ended December 31, 2019, the Company determined that the goodwill associated with the acquisition of certain AVX assets was impaired and took a charge to earnings of $458,490.

Share-based Compensation

The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock-Based Compensation. Stock-based compensation to employees consist of stock options grants and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.

The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.

The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.

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Fair Value of Financial Instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments and paragraph ASC 820-10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

☐	Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

☐	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

☐	Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

Financial assets are considered Level 2 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

However, it is not practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Revenue Recognition

On September 1, 2018, the Company adopted ASC 606 – Revenue from Contracts with Customers using the modified retrospective transition approach. The core principle of ASC 606 is that revenue should be recognized in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled for exchange of those goods or services. The Company’s updated accounting policies and related disclosures are set forth below, including the disclosure for disaggregated revenue. The impact of adopting ASC 606 was not material to the Consolidated Financial Statements.

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Revenue from the Company is recognized under Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

☐	executed contracts with the Company’s customers that it believes are legally enforceable;

☐	identification of performance obligations in the respective contract;

☐	determination of the transaction price for each performance obligation in the respective contract;

☐	allocation of the transaction price to each performance obligation; and

☐	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to each of the Company’s revenue categories, is summarized below:

☐	Product sales – revenue is recognized at the time of sale of equipment to the customer.

☐	Service sales – revenue is recognized based on the service been provided to the customer.

Revenue from our project construction is recognized over time using the percentage-of-completion method under the cost approach. The percentage of completion is determined by estimating stage of work completed. Under this approach, recognized contract revenue equals the total estimated contract revenue multiplied by the percentage of completion. Our construction contracts are unit priced, and an account receivable is recorded for amounts invoiced based on actual units produced.

Cost of Revenue

Cost of revenue includes the cost of services, labor, and product incurred to provide product sales, service sales, and project sales.

Research and Development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models.

Related Parties

The Company follows ASC 850-10 for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20 the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of ASC 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

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The condensed consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the consolidated financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows ASC 450-20 to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Income Tax Provision

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the Company does not foresee generating taxable income in the near future and utilizing its deferred tax asset, therefore, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. There was no material deferred tax asset or liabilities as of December 31, 2020 and 2019.

As of December 31, 2020 and 2019, the Company did not identify any material uncertain tax positions.

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Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per share is computed pursuant to ASC 260-10-45. Basic net income (loss) per share (“EPS”) is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.

Diluted EPS is computed by dividing net income (loss) by the weighted average number of shares of stock and potentially outstanding shares of stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Due to the net loss incurred by the Company, potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive.

Year ended December 31,	2020	2019
Stock options	210,000	–
Total	210,000	–

Subsequent Events

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR. Based upon the review, other than described in Note 17 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Reclassification

Certain reclassifications have been made to the consolidated financial statements for prior years to the current year’s presentation. Such reclassifications have no effect on net income as previously reported.

Note 3 – Recent Accounting Pronouncement

Recently Adopted Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2016-02, Leases (Topic 842), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; ASU 2018-11, Targeted Improvements; and ASU 2019-01, Codification Improvements. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of income.

The new standard was effective for the Company on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on January 1, 2019 and used the effective date as its date of initial application. Consequently, prior period financial information has not been recast and the disclosures required under the new standard have not been provided for dates and periods before January 1, 2019.

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The new standard provides a number of optional practical expedients in transition. The Company elected the “package of practical expedients”, which permits it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements, the latter not being applicable to the Company. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, it has not recognized ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also elected the practical expedient to not separate lease and non-lease components for all of its leases.

The Company believes the most significant effects of the adoption of this standard relate to (1) the recognition of new ROU assets and lease liabilities on its consolidated balance sheet for its office operating leases and (2) providing new disclosures about its leasing activities. There was no change in its leasing activities as a result of adoption.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to nonemployees with the requirements for share-based payments granted to employees. ASU 2018-07 is effective on January 1, 2019. Early adoption is permitted. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In June 2020, the FASB issued ASU 2020-05 in response to the ongoing impacts to US businesses in response to the COVID-19 pandemic. ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities provides a limited deferral of the effective dates for implementing previously issued ASU 606 and ASU 842 to give some relief to businesses and the difficulties they are facing during the pandemic. These entities may defer application to fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. As the Company has already adopted ASU 606 and ASU 842, the Company does not anticipate any effect on its financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The new guidance also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. In February 2020, the FASB issued ASU 2020-02, Financial Instruments-Credit Losses (Topic 326) and Leases (Topic 842) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842), which amends the effective date of the original pronouncement for smaller reporting companies. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022. The Company believes the adoption will modify the way the Company analyzes financial instruments, but it does not anticipate a material impact on results of operations. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements.

In December 2019, FASB issued ASU 2019-12 "Income Taxes," which provides for certain updates to reduce complexity in the accounting for income taxes, including the utilization of the incremental approach for intra-period tax allocation, among others. The amendments in ASU 2019-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company does not expect the implementation of ASU 2019-12 to have a material effect on its consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

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Note 4 – Inventory, net

At December 31, 2020 and 2019, inventory consisted of the following:

	December 31, 2020	December 31, 2019
Parts	$45,509	$31,458
Finished goods	67,549	102,889
Total	113,058	134,347
Less inventory reserve	(70,562)	(71,414)
Inventory, net	$42,496	$62,933

Note 5 – Deposit

Deposit balance as of December 31, 2020 amounted to $106,630, including $6,630 for lease agreement deposit and $100,000 for payment made into an escrow account for purchasing Communications Wiring Specialists, Inc. (“CWS”). On March 26, 2021, the management of CWS decided to terminate the LOI. The LOI was terminated effective as of March 29, 2021 and $100,000 was returned on March 29, 2021. Balance as of December 31, 2019 amounted to $6,630 for lease agreement deposit.

Note 6 – Acquisition

On March 15, 2019, the Company entered into and closed an asset purchase agreement with AVX Design & Integration, Inc. (“AVX”) as stated in Note 1. A summary of the purchase price and the purchase price allocations at fair value is below.

Purchase price
Cash	$550,000
29,286 shares of common stock (1)	290,716
Secured promissory note	50,000
Total purchase price	$890,716

Allocation of purchase price
Cash	$201,482
Accounts receivable	234,561
Inventories	16,000
Property and equipment	10,381
Operating lease right-of-use assets	157,213
Deposits	5,968
Intangible assets	57,000
Goodwill	458,016
Accounts payable and accrued liabilities	(81,478)
Operating lease liability	(168,427)
Purchase price	$890,716

(1) – the fair value of the common stock was calculated based on the closing market price of the Company’s common stock at the date of acquisition.

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Note 7 – Property and Equipment

At December 31, 2020 and 2019, property and equipment consisted of the following:

	December 31, 2020	December 31, 2019
Warehouse	$3,789,773	$3,789,773
Land	731,515	731,515
Building Improvement	238,666	238,666
Furniture and fixture	27,631	27,631
Equipment	48,378	47,064
Software	1,995	1,995
Total cost	4,837,958	4,836,644
Less accumulated depreciation	(345,448)	(183,206)
Property and equipment, net	$4,492,510	$4,653,438

Depreciation expense for the years ended December 31, 2020 and 2019 amounted to $162,242 and $151,670, respectively.

The Company purchased a warehouse in Ontario, California in September 2018 and leased an unused portion to a third party. The tenant paid $12,335 as security deposit, shown as other liability in non-current liability.

On January 22, 2019, the Company subleased a portion of the unused warehouse and office space to a third party. The Company subleased 16,000 square feet of warehouse and 446 square feet of office space with base rent at $12,335 per month and $12,335 security deposit. The lease is for three years commencing February 15, 2019 and monthly rent to increase $0.02 per square foot each year.

On October 19, 2020, the Company subleased 3,000 feet of the warehouse and one office space for eight months commencing December 1, 2020 with option to extend the lease to twelve months. The monthly lease payment is $2,400 with a $4,800 security deposit.

Note 8 – Promissory Note - Related Party

On March 15, 2019, when the Company purchased AVX Design & Integration, Inc. the Company agreed to pay the predecessor owner with promissory note as one of the forms of consideration. The note was $50,000 with a fixed interest rate of 6% per annum payable in 12 equal monthly payments commencing on June 1st, 2019 with interest calculated from the initial payment date through the date in which all amount due under the note is paid off. As of December 31, 2019, the balance of the promissory note was $50,000 and $1,750 accrued interest incurred for the nine months and 15 days ended December 31, 2019. The note and interest amount of $50,000 and $1,831 were paid off on January 10, 2020.

Note 9 – Related Party Transactions

Revenue generated from Vitashower Corp., a company owned by the CEO’s wife, amounted to $26,449 and $14,184 for the years ended December 31, 2020 and 2019, respectively. There were no accounts receivable balance due from Vitashower Corp. as of December 31, 2020 and 2019, respectively. Purchases generated from Vitashower Corp. amounted to $11,371 and $0 for the years ended December 31, 2020 and 2019, respectively. There were accounts payable balance $11,371 and $0 to Vitashower Corp. as of December 31, 2020 and 2019, respectively.

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Compensation payable to Chief Financial Officer amounted to $6,100 and $0 as of December 31, 2020 and 2019, respectively. Compensation for services provided by the Chief Financial Officer for the years ended December 31, 2020 and 2019 amounted to $22,100 and $29,000, respectively.

Compensation for services provided by the President and Chief Executive Officer for the years ended December 31, 2020 and 2019 amounted to $120,000 and $121,154, respectively.

Promissory note and interest accrued and payable to the previous owner of AVX amounted to $50,000 and $1,750, respectively, as of December 31, 2019. The note and interest amount of $50,000 and $1,831 were paid off on January 10, 2020.

Note 10 – Business Concentration and Risks

Major customers

One customer accounted for 0% and 18% of the total accounts receivable as of December 31, 2020 and 2019, respectively. This customer accounted for 53% and 43% of total revenue for the years ended December 31, 2020 and 2019, respectively.

Major vendors

One vendor accounted for 0% and 21% of total accounts payable at December 31, 2020 and 2019, respectively. This vendor accounted for 65% and 46% of the total purchases for the years ended December 31, 2020 and 2019, respectively.

Note 11 – Commitments and Contingencies

In the normal course of business or otherwise, the Company may become involved in legal proceedings. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonable estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees, and other directly related costs expected to be incurred.

Note 12 – Operating Lease Right-of-use Asset and Operating Lease Liability

Operating lease right-of-use assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 15%, as the interest rate implicit in our lease is not readily determinable. During the years ended December 31, 2020 and 2019, the Company recorded $65,180 and $62,322, respectively as operating lease expense.

The Company currently has a lease agreement for AVX’s operation for a monthly payment of $5,258 and shall increase by 3% every year. The lease commenced July 1, 2015 and expires on August 31, 2022. A security deposit of $5,968 was also held for the duration of the lease term.

In adopting ASC Topic 842, Leases (Topic 842), the Company has elected the ‘package of practical expedients’, which permit it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements; the latter is not applicable to the Company. In addition, the Company elected not to apply ASC Topic 842 to arrangements with lease terms of 12 months or less. On March 15, 2019 when AVX was acquired, upon adoption of ASC Topic 842, the Company recorded a right-of-use asset.

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Right-of-use asset is summarized below:

	December 31, 2020	December 31, 2019
Office lease	$157,213	$157,213
Less: accumulated amortization	(70,655)	(28,814)
Right-of-use asset, net	$86,558	$128,399

Operating Lease liability is summarized below:

	December 31, 2020	December 31, 2019
Office lease	$94,671	$138,940
Less: current portion	(53,384)	(44,270)
Long term portion	$41,287	$94,670

Maturity of lease liability is as follows:

Year ending December 31, 2021	$64,048
Year ending December 31, 2022	43,655
Total future minimum lease payment	107,703
Imputed interest	(13,032)
Lease Obligation, net	$94,671

Note 13 – Loans

Paycheck protection program

On April 24, 2020, AVX Design & Integration, Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from JPMorgan Chase Bank, N.A. related to the COVID-19 pandemic in the amount of $107,460, which we received on May 1, 2020. The amount specified is $116,460. However, the $9,000 difference between that amount and the $107,460 is due to the Economic Injury Disaster Loan (EIDL) advance, which does not to be repaid and is discussed in detail below. The SBA Loan has a fixed interest rate of 0.98 percent per annum and a maturity date two years from the date loan was issued.

On May 4, 2020, Perfecular Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from Bank of America related to the COVID-19 pandemic in the amount of $151,500, which we received on May 4, 2020. The SBA Loan has a fixed interest rate of 1 percent per annum and a maturity date two years from the date loan was issued.

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Economic Injury Disaster Loan

On June 4, 2020, Perfecular Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from Bank of America related to the COVID-19 pandemic in the amount of $81,100, which we received on June 4, 2020. The SBA Loan has a fixed interest rate of 3.75 percent per annum and a maturity date thirty years from the date loan was issued.

On June 5, 2020, AVX Design & Integration, Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from JPMorgan Chase Bank, N.A. related to the COVID-19 pandemic in the amount of $56,800, which we received on June 5, 2020. The SBA Loan has a fixed interest rate of 3.75 percent per annum and a maturity date thirty years from the date loan was issued.

Borrower will use all the proceeds of this Loan solely as working capital to alleviate economic injury caused by disaster occurring in the month of January 31, 2020 and continuing thereafter.

December 31, 2020
SBA Loan	$396,860
Less: current portion	(194,125)
Long term portion	$202,735

Interest expense incurred from the loans amounted to $4,746 for the year ended December 31, 2020.

Economic Injury Disaster Loan advance

In response to the Coronavirus (COVID-19) pandemic, small businesses, including agricultural businesses, and non-profit organizations in all U.S. states, Washington D.C., and territories can apply for an Economic Injury Disaster Loan (EIDL). The amount of the EIDL Advance was determined by the number of employees indicated on the EIDL application at $1,000 per employee, up to a maximum of $10,000. The EIDL Advance does not have to be repaid. Recipients did not have to be approved for an EIDL loan in order to receive the EIDL.

On April 21, 2020 and June 16, 2020, AVX and Perfecular received $9,000 and $10,000 EIDL advance respectively, and recorded the receipt as other income.

Note 14 – Stockholders’ Equity

Shares authorized

Upon formation, the total number of shares of all classes of stock that the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common stock

As of December 31, 2019 and 2020 the Company had 40,959,741 shares of common stock issued and outstanding.

During the year ended December 31, 2020, the Company did not issue common stock.

Shares to be Issued for Compensation

The Company entered into agreements with third party consultants for financing and management consultation. The Company has incurred consulting service fees not paid in cash amounting to $48,000 for the year ended December 31, 2020, which the Company intends to issue stock as compensation for services rendered. Expenses incurred but not yet paid in shares as of December 31, 2020 and 2019 amounted to $98,709 and $50,709, respectively.

F-41

During the year ended December 31, 2019, the Company had the following transactions in its common stock:

☐	Issued 13,445 shares to consultants in exchange for professional services rendered. The shares were valued at $96,509 based on the closing price of the Company’s common stock on the dates that the shares were deemed earned, according to the agreements; and

☐	Issued 39,286 shares as consideration for the AVX acquisition valued at $290,716. The value of the common stock was determined based on the market price on the day of the closing of the acquisition.

Stock options

On August 6, 2019, each member of the Board was granted 30,000 options to purchase shares at $5.70 per share.

As of December 31, 2020, there were 210,000 options granted, 210,000 options vested, 0 options unvested, and 210,000 outstanding stock options.

The fair value of the warrants listed above was determined using the Black-Scholes option pricing model with the following assumptions:

	December 31,	December 31,
	2020	2019
Risk-free interest rate	1.71%	1.71%
Expected life of the options	10 years	10 years
Expected volatility	158.86%	158.86%
Expected dividend yield	0%	0%

The following is a summary of options activity from December 31, 2019 to December 31, 2020:

Options	Shares	Weighted average exercise price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2019	210,000	$9.61	9.61	–
Granted	–	–	–	–
Exercised	–	–	–	–
Forfeited or expired	–	–	–	–
Outstanding at December 31, 2020	210,000	$9.61	9.61	–
Vested as of December 31, 2020	210,000	5.70	9.61	–
Exercisable at December 31, 2020	210,000	$9.61	9.61	–

F-42

The exercise price for options outstanding and exercisable at December 31, 2020:

Outstanding		Exercisable

Number of	Exercise	Number of	Exercise
Options	Price	Options	Price
30,000	$5.70	30,000	$5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
30,000	5.70	30,000	5.70
210,000		210,000

Note 15 – Income taxes

Our effective tax rate differs from the statutory federal income tax rate, primarily as a result of the changes in valuation allowance, nondeductible permanent differences, credits, and state income taxes.

A reconciliation of the federal statutory income tax to our effective income tax is as follows:

	2020	2019

Federal statutory rates	$(532,794)	$(666,864)
State income taxes	(224,281)	(280,718)
Permanent differences	57	154,332
Valuation allowance against net deferred tax assets	757,018	793,250
Effective rate	$–	$–

The tax effect of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities at December 31, 2020 and 2019 is presented below:

	2020	2019
Deferred income tax asset
Net operating loss carryforwards	$2,704,332	$1,947,748
Interest	40,261	39,827
Total deferred income tax asset	2,744,593	1,987,575
Less: valuation allowance	(2,744,593)	(1,987,575)
Total deferred income tax asset	$–	$–

F-43

The Company recognizes valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company’s net deferred income tax asset is not more likely than not to be realized due to the lack of sufficient sources of future taxable income and cumulative losses that have resulted over the years. During the year ended December 31, 2020 the valuation allowance increased by $757,018.

As of December 31, 2020, we had cumulative net operating loss carryforwards for federal and state income tax purposes of $9,062,776, and available tax credit carryforwards of approximately $1,903,183 for federal income tax purposes, which can be carried forward to offset future taxable income. The federal net operating loss carryforwards consists of $6,527,307 of losses incurred prior to January 1, 2020 and which can be used to offset 100% of future taxable income and, $2,535,469 of losses incurred after January 1, 2020, which can be used to offset up to 80% of taxable income in subsequent years.

Note 16 – Segment reporting

The Company consists of two types of operations. Focus Universal, Inc. and Perfecular Inc. (“Focus”) involve wholesale, research and development of universal smart instrument and farming devices. AVX Design & Integration, Inc. (“AVX”) is an IoT installation and management company, specializes in high performance and easy to use Audio/Video, Home Theater, Lighting Control, Automation and Integration. The table below discloses income statement information by segment.

	Year ended December 31, 2020
	Focus	AVX	Total

Revenue	$946,641	$705,877	$1,652,518
Revenue - related party	26,449	–	26,449
Total revenue	973,090	705,877	1,678,967

Cost of Revenue	728,597	666,590	1,395,187

Gross Profit	244,493	39,287	283,780

Operating Expenses:
Selling	13,650	8,940	22,590
Compensation - officers	142,100	–	142,100
Research and development	256,636	–	256,636
Professional fees	1,291,729	5,431	1,297,160
General and administrative	959,426	309,781	1,269,207
Total Operating Expenses	2,663,541	324,152	2,987,693

Loss from Operations	(2,419,048)	(284,865)	(2,703,913)

Other Income (Expense):
Interest income (expense), net	(2,073)	(1,999)	(4,072)
Interest (expense) – related party	(81)	–	(81)
Other income	154,194	16,759	170,953
Total other income (expense)	152,040	14,760	166,800

Loss before income taxes	(2,267,008)	(270,105)	(2,537,113)

Tax expense	–	–	–

Net Loss	$(2,267,008)	$(270,105)	$(2,537,113)

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Note 17 – Subsequent Events

On January 4, 2021, each member of the Board was granted 15,000 options to purchase shares at $3.00 per share.

On January 8, 2021, Focus Universal Inc. entered into a secured promissory note agreement with East West Bank in the amount of $1,500,000. The note has a variable interest rate of 0.25% above Wall Street Journal Prime Rate. The note requires monthly payments with the final payment due on January 22, 2026.

On March 2, 2021, Perfecular Inc. entered into an agreement to receive a U.S. Small Business Administration Loan (“SBA Loan”) from Wells Fargo related to the COVID-19 pandemic in the amount of $158,547, which we received on March 3, 2021. The SBA Loan has a fixed interest rate of 1 percent per annum and a maturity date two years from the date loan was issued.

On March 10, 2021, AVX Design & Integration, Inc. entered into an agreement to receive an SBA Loan from Chase Bank related to the COVID-19 pandemic in the amount of $108,750. The SBA Loan has a fixed interest rate of 0.98 percent per annum and a maturity date five years from the date loan was issued.

On March 15, 2021, Focus Universal Inc. entered into a secured promissory note agreement with Golden Sunrise Investment LLC, a company owned by Focus’ directors and shareholder, in the amount of $1,500,000. The note will accrue interest at 10% per year until March 15, 2022, or six months from the date of the loan is funded, whichever is later (the “Initial Interest Accrual Date”). Interest on any unpaid principal after the Initial Interest Accrual Rate shall accrue at a fixed rate of 12% per annum until paid. The Company reserves the right to prepay this loan agreement (in whole or in part) after 6 months on the first day with no prepayment penalty. The Company may make, in its sole discretion, payments of interest only, or interest and principal, provided that the principal is not paid in full prior to six months from the date the loan is funded. The note is subordinate in priority to the East West Bank loan entered into on January 8, 2021.

On March 26, 2021, the management of CWS decided to terminate the LOI. The LOI was terminated effective as of March 29, 2021. As of the date of the termination agreement, no equity interest of CWS had been transferred to FCUV.

F-45

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration	$–
Legal Fees and Expenses	15,000.00
Accounting Fees	–
Miscellaneous	–
Total	$–

Item 14. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporations also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our amended and restated articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article 9 of our amended and restated bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent sales of unregistered securities.

None.

Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during the year ended December 31, 2020, or 2019.

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Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION

1.1	[Form of Underwriting Agreement]
2.1	Binding Letter of Intent by and among Focus Universal Inc. and Communication Wiring Specialists, Inc. dated August 28, 2020, as filed with the SEC on September 2, 2020.
2.2	Agreement and Plan of Merger by and among Focus Universal Inc., FCUV Acquisition Corp. and Perfecular Inc., dated December 30, 2015, as filed with the SEC on January 5, 2016.
3.1	Articles of Incorporation as filed with the SEC on December 26, 2013.
3.2	Amended and Restated Bylaws, as filed with the SEC on October 22, 2019.
5.1	[Opinion of Wilson Bradshaw LLP.*]
10.1	Warehouse Lease by and between the Company and A&D Electronics LLC, dated October 19, 2020, as filed with the SEC on November 12, 2020.
10.2	Advisory Agreement with Veyo Partners LLC, dated November 6, 2017, as filed with the SEC on November 17, 2017.
10.3	Form of Consulting Agreement with Patrick Calderone, as filed with the SEC on March 18, 2019.
10.4	2018 Equity Incentive Plan, as filed with the SEC on December 28, 2018.
10.5	Promissory Note between Perfecular and Chase Bank, dated June 4, 2020 for $81,100 EIDL SBA Loan, as filed with the SEC on August 19, 2021.
10.6	Promissory Note by and between AVX and Chase Bank, dated June 5, 2020 for $56,800 EIDL SBA Loan, as filed with the SEC on August 19, 2021.
10.7	Secured Promissory Note with East West Bank, dated January 8, 2021 for $1,500,000, as filed with the SEC on March 23, 2021.
10.8	Loan Agreement with Golden Sunrise Investment LLC, dated March 15, 2021 for $1,500,000, as filed with the SEC on March 23, 2021.
10.9	Company Guarantee Agreement with Golden Sunrise Investment LLC dated March 15, 2021, as filed with the SEC on March 23, 2021.
23.1	[Consent of BF Borgers CPA PC *]
23.2	Consent of Wilson Bradshaw LLP (included in Exhibit 5.1).
24.1	[Power of Attorney (included on signature page)*]

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)**
101.SCH	Inline XBRL Taxonomy Extension Schema Document**
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document **
104	Cover Page Interactive Data File (formatted in IXBRL, and included in exhibit 101).

_____________________

* Filed herewith.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections - Previously filed.

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Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ontario, State of California, on September 3, 2021.

FOCUS UNIVERSAL INC.

By:	/s/ Duncan Lee
Duncan Lee
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned, a majority of the officers and directors of the company hereby constitute and appoint Desheng Wang and Duncan Lee, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents will full power of substitution, to sign any and all amendments to this Registration Statement on Form S-1 (including pre- and post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxy and agent, or their substitute, may lawfully do or cause to be done by virtue hereof, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this Registration Statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Desheng Wang	Chief Executive Officer, Secretary, Director	September 3, 2021
Desheng Wang	(Principal Executive Officer)

/s/ Duncan Lee	Chief Financial Officer	September 3, 2021
Duncan Lee	(Principal Accounting and Financial Officer)

/s/ Edward Lee	Director and Chairman	September 3, 2021
Edward Lee

/s/ Jennifer Gu	Director	September 3, 2021
Jennifer Gu

/s/ Michael Pope	Director	September 3, 2021
Michael Pope

/s/ Sheri Lofgren	Director	September 3, 2021
Sheri Lofgren

/s/ Greg Butterfield	Director	September 3, 2021
Greg Butterfield

/s/ Carine Clark	Director	September 3, 2021
Carine Clark

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